                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or 240.14a-12


                                GTI CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        Common Stock, par value $.04 per share; $35.00 Cumulative Convertible
          Preferred Stock, par value $1.00 per share
--------------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        8,973,475 shares of Common Stock; 8,110 shares of Preferred Stock

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        $3.10 per share of Common Stock; $726.37 per share of Preferred Stock;
          all in cash. This is the agreed merger consideration per the merger agreement.

--------------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        $33,708,632

--------------------------------------------------------------------------------

     (5)  Total fee paid:

        $6,742

--------------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

--------------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3)  Filing Party:

--------------------------------------------------------------------------------

     (4)  Date Filed:

--------------------------------------------------------------------------------

                                GTI CORPORATION
                           9715 BUSINESS PARK AVENUE
                              SAN DIEGO, CA 92131
                                 (619) 537-2500
                            ------------------------


                                 AUGUST 6, 1998


Dear Stockholders:


     You are cordially invited to attend a Special Meeting of Stockholders of GTI Corporation to be held at the Hyatt Regency La Jolla, 3777 La Jolla Village Drive, San Diego, CA on August 27, 1998 at 10:00 a.m., local time.


     At this meeting, you will be asked to vote on the acquisition, by means of a merger, of GTI by a subsidiary of Technitrol, Inc. (the "Merger"). In the Merger, you will be entitled to receive $3.10 in cash for each share of GTI Common Stock that you own and $726.37 in cash for each share of GTI preferred stock that you own.

     A merger agreement with Technitrol entities has been approved by your Board of Directors. In deciding to approve the merger agreement, your Board of Directors received the opinion of Cowen & Company, an investment banker, dated May 26, 1998, to the effect that, based upon the assumptions made, matters considered and the limitations on the review undertaken in connection therewith, the consideration to be received by GTI Common Stockholders in the Merger, as of such date, was fair to such stockholders (other than Technitrol and its subsidiaries and affiliates) from a financial point of view. YOUR BOARD OF DIRECTORS HAS CONCLUDED THAT THE PROPOSED MERGER IS IN THE BEST INTERESTS OF GTI AND GTI'S STOCKHOLDERS AND, THEREFORE, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

     Telemetrix PLC, a United Kingdom corporation, which directly or indirectly owns approximately 47.9% of the outstanding shares of GTI common stock and 100% of the outstanding shares of GTI preferred stock, has entered into an agreement with Technitrol pursuant to which Telemetrix called a meeting of its stockholders for July 17, 1998 to vote upon the disposition of Telemetrix's shares of GTI capital stock, by means of the Merger. Telemetrix's board of directors recommended that Telemetrix stockholders vote in favor of such disposition. At the July 17, 1998 Telemetrix stockholders meeting, Telemetrix stockholders voted in favor of the disposal of the Telemetrix group's holdings of GTI common stock and preferred stock pursuant to the terms of the Merger Agreement. Accordingly, Telemetrix will vote its shares of GTI common stock and preferred stock for adoption of the Merger Agreement. Trustees of certain trusts beneficially owning in excess of 47% of the outstanding shares of Telemetrix voting capital stock had agreed with Technitrol to cause such shares to be voted in favor of such disposition. All of the shares of GTI preferred stock owned by Telemetrix are immediately convertible into shares of GTI common stock. If Telemetrix were to so convert its shares of GTI preferred stock, it would control approximately 57% of the outstanding shares of GTI common stock, which would be sufficient to approve and adopt the Merger Agreement. Telemetrix has informed GTI that Telemetrix does not intend, at the present time, to so convert its shares of GTI preferred stock. GTI directors and executive officers collectively own less than 1% of the issued and outstanding shares of GTI common stock. The Company has been informed that all such shares will be voted for the adoption of the Merger Agreement.

     The attached notice of meeting and proxy statement explain the proposed Merger and provide specific information concerning the Special Meeting. Please read these materials carefully.

     Whether or not you plan to attend the Special Meeting, we urge you to complete, sign and promptly return the enclosed proxy card to assure that your shares will be voted at the meeting. The merger is an important step for GTI and its stockholders. THE MERGER CANNOT BE COMPLETED UNLESS GTI CORPORATION STOCKHOLDERS ADOPT THE MERGER AGREEMENT.

                                          Sincerely,

                                          /s/ ALBERT J. HUGO-MARTINEZ

                                          --------------------------------------
                                          Albert J. Hugo-Martinez
                                          President and Chief Executive Officer

                                GTI CORPORATION
                           9715 BUSINESS PARK AVENUE
                              SAN DIEGO, CA 92131
                                 (619) 537-2500
                            ------------------------

                           NOTICE AND PROXY STATEMENT
                            ------------------------

                        SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON AUGUST 27, 1998


To the stockholders of GTI Corporation:


     This notice is provided to inform you that a Special Meeting of Stockholders of GTI Corporation ("GTI") will be held at the Hyatt Regency La Jolla, 3777 La Jolla Village Drive, San Diego, CA on August 27, 1998 at 10:00 a.m., local time (the "Meeting"), for consideration of and action upon the following matters:


          1. To consider and vote on a proposal (the "Proposal") to approve and adopt an Agreement and Plan of Merger, dated as of May 26, 1998 (the "Merger Agreement"), by and between GTI, Technitrol International, Inc. ("Parent") and Technitrol Acquisition, Inc. ("Acquisition," a wholly-owned subsidiary of Parent). Parent is a wholly-owned subsidiary of Technitrol, Inc., NYSE: TNL. Pursuant to the Merger Agreement, Acquisition will be merged into GTI (the "Merger"), with GTI continuing as the surviving corporation. If the Merger Agreement is adopted by the GTI stockholders, the other conditions to the Merger are satisfied or waived, and the Merger becomes effective, then each share of common stock of GTI issued and outstanding immediately prior to the effective time of the Merger (other than shares as to which statutory appraisal rights have been perfected) will be converted into the right to receive $3.10 in cash, without interest, and each share of preferred stock of GTI issued and outstanding immediately prior to the effective time of the Merger (other than shares as to which statutory appraisal rights have been perfected) will be converted into the right to receive $726.37 in cash, without interest. The complete terms of the Merger are contained in the Merger Agreement, which is included in the Proxy Statement as Appendix A.

          2. To transact such other business as may properly come before the Meeting and any postponement or adjournment thereof, and matters incident to the conduct of the Meeting.


     The Board of Directors has fixed the close of business on July 27, 1998 as the record date for the determination of stockholders of GTI entitled to notice of, and to vote at, the Meeting and any postponement or adjournment thereof. Stockholders may vote in person or by proxy. In the event that there are not sufficient votes to approve the Proposal, GTI expects that the Meeting will be postponed or adjourned in order to permit further solicitation of proxies by GTI. The Proxy Statement and the accompanying proxy card was first sent to stockholders on or about August 6, 1998.


     Whether or not you plan to attend the Meeting in person, please mark, date and sign your proxy, and mail it in the stamped envelope enclosed for your convenience. In order to avoid the additional expense to GTI of further solicitation, we ask your cooperation in mailing your proxy promptly. Returning the proxy does not affect your right to vote in person on all matters brought before the Meeting, but will help assure a quorum if you do not attend.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /s/ BRUCE C. MYERS

                                          --------------------------------------
                                          Bruce C. Myers
                                          Secretary and Chief Financial Officer

San Diego, CA

August 6, 1998

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY.....................................................    1
THE MERGER..................................................   14
  Purpose, Structure and Effect of the Merger...............   14
  Background of the Merger..................................   14
  GTI's Reasons for the Merger; Recommendation of the
     Special Committee and the Board of Directors...........   23
  Considerations of the Special Committee...................   24
  Considerations of the Board...............................   26
  Opinion of Cowen & Company................................   26
  Interests of Certain Persons in the Merger................   32
  Merger Agreement..........................................   33
     Terms of the Merger....................................   33
     Conversion of Shares in the Merger.....................   34
     Appraisal Rights.......................................   34
     Options and Warrants...................................   34
     Payment of Shares......................................   34
     Representations and Warranties.........................   35
     Conduct of Business Pending the Merger.................   35
     Solicitations and Superior Proposals...................   36
     Additional Covenants...................................   37
     Conditions to the Merger...............................   37
     Termination of Merger Agreement and Termination Fees...   38
     Expenses...............................................   39
     Amendment..............................................   39
  Accounting Treatment......................................   39
  Certain Effects of the Merger.............................   39
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.......   40
REGULATORY COMPLIANCE.......................................   41
APPRAISAL RIGHTS............................................   41
INFORMATION REGARDING GTI CORPORATION.......................   42
SELECTED CONSOLIDATED FINANCIAL DATA........................   48
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................   49
LIQUIDITY AND CAPITAL RESOURCES.............................   53
INFORMATION REGARDING TECHNITROL, PARENT AND ACQUISITION....   54
MARKET PRICE FOR GTI COMMON STOCK...........................   54
PRINCIPAL STOCKHOLDERS AND HOLDINGS OF OFFICERS AND
  DIRECTORS.................................................   55
  Principal Stockholders....................................   55
  Aggregate Stock Ownership of Directors and Officers.......   56
INDEPENDENT ACCOUNTANTS.....................................   57

                                                              PAGE
                                                              ----
WHERE YOU CAN FIND ADDITIONAL INFORMATION...................   57
OTHER BUSINESS..............................................   57
CONSOLIDATED FINANCIAL STATEMENTS...........................  F-1
Appendix A -- Agreement and Plan of Merger..................  A-1
Appendix B -- Opinion of Cowen & Company....................  B-1
Appendix C -- Appraisal Rights Statute......................  C-1

                                GTI CORPORATION
                           9715 BUSINESS PARK AVENUE
                              SAN DIEGO, CA 92131
                                 (619) 537-2500
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                        SPECIAL MEETING OF STOCKHOLDERS
                               OF GTI CORPORATION

                                AUGUST 27, 1998

                            ------------------------

                                    SUMMARY

     This summary highlights selected information from this document. You are being asked to consider and vote on a proposal (the "Proposal") to approve and adopt an Agreement and Plan of Merger, dated as of May 26, 1998 (the "Merger Agreement"), by and between GTI Corporation, Technitrol International, Inc. ("Parent") and Technitrol Acquisition, Inc. ("Acquisition," a wholly-owned subsidiary of Parent). Parent is a wholly-owned subsidiary of Technitrol, Inc.,
NYSE: TNL. As used herein, the term "Company" or "GTI" refers to GTI and, unless specifically identified otherwise, all of its subsidiaries.

     Technitrol, Inc. has unconditionally guaranteed to GTI (the "Guaranty") the prompt and complete payment and performance, when due, of all liabilities and obligations of Parent to GTI under the Merger Agreement. Technitrol, Inc., Parent and Acquisition are herein collectively referred to as "Technitrol." Pursuant to the Merger Agreement, Acquisition will be merged into GTI (the "Merger"), with GTI continuing as the surviving corporation. Immediately after the Merger, GTI will become a wholly-owned subsidiary of Technitrol.


     This summary may not contain all of the information that is important to you. To understand the Merger fully and for a more complete description of the complete terms of the Merger, you should read carefully this entire document and the other documents referred to herein. See "Where You Can Find Additional Information" at page 57 of this Proxy Statement. The material terms of the Merger Agreement are contained in this document. The complete terms of the Merger are contained in the Merger Agreement, which is included in this Proxy Statement as Appendix A.


THE MERGER CONSIDERATION

     If the Merger is completed, GTI stockholders who do not perfect their statutory appraisal rights will receive $3.10 per share in cash for their GTI Common Stock (the "Common Stock") and $726.37 per share in cash for their GTI $35.00 Cumulative Convertible Preferred Stock (the "Preferred Stock") (which amount equals the Preferred Stock to Common Stock conversion ratio of 234.314 multiplied by $3.10). The consideration to be received by holders of Common and Preferred Stock is hereinafter referred to as the "Merger Consideration." The total amount to be paid to all holders of Common and Preferred Stock (assuming no stockholders perfect their statutory appraisal rights) will be approximately $33.7 million. All outstanding options and warrants to purchase shares of Common Stock will be cancelled at the effective time of the Merger (the "Effective Time"). No holder of any such option or warrant will be entitled to receive any amount on account of such cancellation, because the exercise price of each such option and warrant is greater than $3.10 per share of Common Stock.

VOTING

     At the Meeting, the holders of Common and Preferred Stock will vote on the Proposal to adopt the Merger Agreement. In order to be approved, a majority of all the outstanding shares of Common Stock, and at least two-thirds of the outstanding shares of Preferred Stock, voting as separate classes, must be voted in favor of adopting the Merger Agreement. On the record date, there were 8,973,475 shares of Common Stock outstanding and entitled to vote which were held by approximately 1,609 stockholders of record, and there were 8,110 shares of Preferred Stock outstanding and entitled to vote, all of which were held by a wholly-owned subsidiary of Telemetrix, PLC, a United Kingdom corporation ("Telemetrix").


     Telemetrix, which directly or indirectly owns approximately 47.9% of the outstanding shares of Common Stock and 100% of the outstanding shares of Preferred Stock, has entered into an agreement with Technitrol pursuant to which Telemetrix called a meeting of its stockholders for July 17, 1998 to vote upon the disposition of Telemetrix's shares of GTI capital stock, by means of the Merger. Telemetrix's board of directors recommended that Telemetrix stockholders vote in favor of such disposition. At the July 17, 1998 Telemetrix stockholders meeting, Telemetrix stockholders voted in favor of the disposal of the Telemetrix group's holdings of Common Stock and Preferred Stock pursuant to the terms of the Merger Agreement. Accordingly, Telemetrix will vote its shares of Common Stock and Preferred Stock for adoption of the Merger Agreement. Trustees of certain trusts beneficially owning in excess of 47% of the outstanding shares of Telemetrix voting capital stock had agreed with Technitrol to cause such shares to be voted in favor of such disposition. All of the shares of Preferred Stock owned by Telemetrix are immediately convertible into shares of Common Stock. If Telemetrix were to so convert its shares of Preferred Stock, it would control approximately 57% of the outstanding shares of Common Stock, which would be sufficient to approve and adopt the Merger Agreement. Telemetrix has informed GTI that Telemetrix does not intend, at the present time, to so convert its shares of Preferred Stock. GTI directors and executive officers collectively own less than 1% of the issued and outstanding shares of Common Stock. The Company has been informed that all such shares will be voted for the adoption of the Merger Agreement.

RECORD DATE

     The close of business on July 27, 1998, is the record date for determining those stockholders entitled to vote at the Meeting.

RECOMMENDATION OF GTI'S BOARD OF DIRECTORS (PAGE 23)

     GTI'S BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO ADOPT THE MERGER AGREEMENT. GTI'S BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, GTI AND ITS STOCKHOLDERS.

FACTORS CONSIDERED BY THE GTI BOARD OF DIRECTORS (PAGE 23)

     The Company's business is heavily dependent on the maturing market for LAN products, which recently has experienced a downturn in the quantities of products that the Company manufactures and sells. As a result of this downturn and quality-control problems experienced by the Company in 1996, the market for the Company's products contracted and has experienced significant competition and price declines. As a result of these adverse trends, the Company experienced significant operating losses in 1996 and 1997 and in the first quarter of 1998.

     On November 20, 1997, the GTI Board of Directors (the "Board") appointed a Special Committee of two independent non-employee directors of GTI (the "Special Committee") to examine strategic alternatives available to GTI, including a possible sale of GTI. On January 15, 1998, the Board directed the Special Committee to manage the process of considering strategic alternatives. On May 26, 1998, the Special Committee unanimously recommended the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger.

     On May 26, 1998, the Company Board (with Mr. Venter not participating because he was then in transit from Johannesburg, South Africa to London, England to attend a meeting of the board of directors of Telemetrix) based upon, among other things, the unanimous recommendation and approval of the Special Committee, the fairness opinion received from the Special Committee's financial advisor, Cowen & Company ("Cowen" or the "Financial Advisor"), and the Board's independent review of the Merger Agreement and the other factors described below, approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and it determined that the Merger is fair to, in the best interests of, and produces the highest value reasonably obtainable by, the stockholders of the Company and that it should recommend that the stockholders of the Company adopt the Merger Agreement.

     Considerations of the Special Committee. In reaching its determination referred to above, the Special Committee considered the following factors (which list includes all material factors considered by the Special Committee), each of which, in the view of the Special Committee, supported such determination:

          1. The assessment of the Company's management, the Board and the Special Committee that the Company could not long sustain its continuing operating losses. It was the determination of the Special Committee that, in order for GTI to compete more effectively in its market and increase stockholder value, it would be necessary to become or combine with a larger, diversified and better capitalized enterprise. Further, it was the Special Committee's assessment that it would be difficult for the Company to achieve this substantial increase in size either by acquisition or through internal growth. Based in part on the advice of the Financial Advisor, the Special Committee concluded that GTI likely would encounter difficulties raising the additional capital necessary to produce value to the Company's stockholders at levels similar to $3.10 per share of Common Stock in the reasonably foreseeable future. This determination was also due in part to the fact that many of the Company's competitors are substantially larger, more diversified and better capitalized than the Company and, as a result, possess greater ability to effect acquisitions, to maintain necessary technology programs and to hire and retain employees. Accordingly, the Special Committee concluded that a sale of GTI at the current time is in the best interests of GTI and its stockholders and that the Company, acting independently, would be unlikely to produce value to its stockholders at a level similar to or greater than $3.10 per share of Common Stock in the reasonably foreseeable future.

          2. The fact that the Special Committee and, at its direction, the Financial Advisor, had conducted a wide-ranging process to identify and contact potential acquirers or others interested in a strategic relationship or transaction with GTI. The Special Committee, working with management and the Financial Advisor, developed a detailed strategy of approach, first to potential strategic acquirers who were not competitors, then to other potential strategic partners, next to potential financial acquirers and last to competitors. In all, 15 such parties were contacted. The Special Committee held numerous meetings and carefully monitored the progress of such discussions and directed management and the Financial Advisor with respect to such discussions. In addition, in February 1998, GTI publicly announced that it had retained the Financial Advisor to explore strategic alternatives, including the possible sale of GTI. Any potential acquirer or strategic partner who had not yet been contacted was thereby given notice that GTI was potentially for sale. Accordingly, the Special Committee believed that a full and fair market test had been done to establish the arm's-length market value of GTI. Since the May 27, 1998 announcement of the Merger Agreement, neither GTI nor the Financial Advisor has received any bid or indication of interest of any kind from any party.

          3. The history of the negotiations between the Special Committee and Technitrol, including (i) the Special Committee's belief (and Technitrol's clearly stated position) that Technitrol would not further increase the Merger Consideration, and, accordingly, $3.10 per share of Common Stock and $726.37 per share of Preferred Stock was, in the opinion of the Special Committee, the highest price that could be obtained from Technitrol and
     (ii) the Special Committee's belief that further negotiations concerning price with Technitrol could cause Technitrol to terminate negotiations with respect to the Merger.

          4. That the Merger Consideration of $3.10 per share of Common Stock represents: (i) a premium of approximately 34% over the $2.3125 per share closing price on May 12, 1998, which was seven days prior to the May 19, 1998 public announcement of the fact that the Company had signed a letter of intent with Technitrol for the merger of the Company at $3.10 per share of Common Stock in cash; (ii) a premium of approximately 15.3% over the $2.6875 per share closing price on May 20, 1998, which was seven days prior to the May 27, 1998 public announcement (the "Announcement") of the fact that the

     Company had entered into a definitive agreement for the merger of the Company at $3.10 per share of Common Stock in cash; (iii) a premium of approximately 3.3% over the $3.00 per share closing price on April 27, 1998, which was 30 days prior to the Announcement; and (iv) a premium of approximately 19.4% over the average closing price for the one-month period preceding the Announcement. In addition, the shares of Common Stock have not traded in Nasdaq's National Market higher than $3.10 per share of Common Stock since April 21, 1998. April 22, 1998 was the first date on which the price of the Common Stock fell below $3.10 per share. The fact was carefully considered, in light of the other factors described herein, that $3.10 per share was low, relative to the market price of the Common Stock on a historical basis. The decline in the market price of the Common Stock over much of the period of calendar 1998 prior to the Announcement, was seen as reflecting a trend in the Company's operating results and the prospects for the Company. The Board then believed that operating results and prospects for the Company were (as noted elsewhere herein) likely to continue to decline if the Company were not sold. Accordingly, the historical market prices for the Common Stock were regarded as not being a reliable indicator of future prices for the Common Stock, and therefore as not being of determinative significance in deciding whether to sell the Company or whether $3.10 per share was a fair price. The $3.10 price per share of Common Stock and the $726.37 price per share of Preferred Stock are payable in cash, thus eliminating any uncertainties in valuing the consideration to be received by the holders of Common Stock and Preferred Stock.

          5. The terms and conditions of the Merger Agreement, including two key provisions negotiated by the Special Committee. First, Technitrol cannot refuse to complete the Merger because of a decline in the financial performance of GTI after May 26, 1998, even if such decline has a Material Adverse Effect (as defined in the Merger Agreement) on GTI. Second, GTI's Board of Directors retains the right to consider unsolicited superior proposals received from third parties, supply non-public information to such third parties, and terminate the Merger Agreement under certain circumstances if an unsolicited superior offer is received, subject to fulfillment of certain financial obligations to Technitrol. See "Merger Agreement."

          6. The opinion of the Financial Advisor, addressed to the Special Committee and the Board, to the effect that, based upon the assumptions made, matters considered and the limitations on the review undertaken in connection therewith, the Merger Consideration of $3.10 per share of Common Stock, was, as of May 26, 1998, fair to holders of Common Stock (other than Technitrol and its subsidiaries and affiliates) from a financial point of view. See "Opinion of Cowen & Company" and the written opinion of the Financial Advisor attached as Appendix B.

          7. The possibility that the consideration the Company's stockholders might obtain in a future transaction was likely to be less advantageous than the Merger Consideration because of: the lower than expected Company earnings for the first fiscal quarter ended March 31, 1998, and the fiscal year ended December 31, 1997; the substantial uncertainty concerning whether the Company would be able to improve its performance in the nine-months ended September 30, 1998 or thereafter; the frequency with which the Company had, in the past, not met its internally projected results; and the uncertainty regarding the market for Local Area Network ("LAN") products, which account for in excess of 90% of the Company's revenues, and its effect on future Company earnings.

          8. The fact that Technitrol, Inc. was executing and delivering a guaranty of payment of the Merger Consideration by its subsidiary pursuant to the Merger Agreement, which increased the likelihood that the proposed acquisition would be consummated.

          9. While consummation of the Merger would result in the stockholders of the Company receiving a premium for their shares of Common Stock over the trading prices of such shares prior to the public announcement that the Company had signed a letter of intent for the sale of the Company at a price of $3.10 per share of Common Stock, consummation of the Merger would eliminate any opportunity for stockholders of the Company to participate in the potential future growth prospects, if any, of the Company. The Special Committee determined, however, that (a) the loss of opportunity is reflected in the price of $3.10 per share of Common Stock, and (b) there are continued substantial business risks associated with independent operation that could materially negatively affect the Company's ability to achieve the future operating results believed by the Special Committee to be necessary to achieve higher trading prices for the Common Stock.

     The foregoing discussion of the factors considered by the Special Committee is not intended to be all-inclusive. In view of the variety of factors considered in connection with its evaluation of the Merger, the Special Committee did not find it practicable to and did not attempt to rank or assign relative weights to the foregoing factors.

     Considerations of the Board. The members of the Board evaluated the factors listed above in light of their knowledge of the business, financial condition and prospects of the Company and based upon the advice of independent financial and legal advisors. In addition, the Board determined that the Merger Agreement was the result of a process that was fair to the stockholders of the Company because, among other things, (a) a Special Committee was formed consisting of members of the Board of Directors who are neither employees of the Company nor affiliated with any substantial stockholder of the Company nor any of the bidders, (b) the Special Committee conducted more than 20 meetings during the period between the formation of the Special Committee and the execution and delivery of the Merger Agreement, during which meetings the Special Committee evaluated and analyzed the bids, determined the negotiating strategy and reached informed conclusions based, in part, on the advice of its independent financial and legal advisors, (c) the Board and the Special Committee deliberated with respect both to the Merger and the alternative strategies of remaining independent or seeking a joint venture to which the Company would contribute substantially all of its assets and personnel, and (d) the price of $3.10 per share of Common Stock and the other terms and conditions of the Merger Agreement resulted from active arm's-length bargaining between the Special Committee and Technitrol. The above factors constitute all of the material factors considered by the Special Committee and the Board.

OPINION OF COWEN & COMPANY (PAGE 26)

     At the meetings of the Special Committee and the Board held on May 26, 1998, the Financial Advisor delivered to the Special Committee and the Board of Directors its oral opinion, which opinion was subsequently confirmed in a written opinion dated as of such date, to the effect that, based upon the assumptions made, matters considered and the limitations on the review undertaken in connection therewith, the Merger Consideration, as of May 26, 1998, was fair to holders of Common Stock (except Technitrol and its subsidiaries and affiliates) from a financial point of view. The opinion of the Financial Advisor is included in this Proxy Statement as Appendix B. Stockholders of GTI are urged to read the opinion of the Financial Advisor in its entirety.

INTERESTS OF GTI MANAGEMENT AND TELEMETRIX IN THE MERGER (PAGE 32)

     All members of the Board and executive officers of GTI own stock options and/or Common Stock of GTI and, to that extent, their interest in the Merger is the same as yours. However, some of the officers and directors of GTI have interests in the Merger that are different from your interests as a stockholder. Some of these interests are set forth below. The Board and the Special Committee were aware of these interests and considered them in recommending and approving the Merger.

     - Pursuant to change of control severance agreements, certain GTI officers, including Mr. Hugo-Martinez, who is also a director, will be entitled to receive change of control stay bonuses in the following amounts upon the effectiveness of the Merger: Mr. Hugo-Martinez -- $481,500 (18 months of base salary); Bruce C. Myers (Chief Financial Officer) -- $202,875 (nine months of base salary plus a target amount of $75,000); Michael Hollabaugh (Vice President-Sales & Marketing) -- $132,600 (nine months of base salary) and William Staunton (Executive Vice President) -- $123,750 (nine months of base salary). Kail Seibert (Vice President and General Counsel) and William Kopenhaver (Vice President-Operations) also were parties to change of control severance agreements with GTI, but were terminated on July 3, 1998, as a cost-cutting measure. Ms. Seibert and Mr. Kopenhaver, upon such termination, received nine months of their respective base salaries. For

       Ms. Seibert, this amount equalled $96,450 and for Mr. Kopenhaver, $105,000. See "The Merger -- Interests of Certain Persons in the Merger."

     - The Merger Agreement provides that all rights to indemnification in favor of any present or former director or officer of GTI as provided in GTI's certificate of incorporation and bylaws or certain applicable indemnification agreements shall survive the Merger with respect to matters occurring at or prior to the Effective Time. Subject to certain limitations, the present GTI director and officer liability insurance policy coverage is to be maintained by the surviving corporation for six years. Technitrol, Inc. has guaranteed payment of the indemnity.

     - Certain of GTI's executive officers may continue to be employed by Technitrol after the Merger. As of the date hereof, neither Mr. Hugo-Martinez nor any of the Company's other executive officers has, to the Company's knowledge, entered into any written or oral employment agreement with Technitrol.

     - The Merger Agreement requires that GTI repay its loan from Telemetrix (which directly or indirectly owns approximately 47.9% of the outstanding shares of Common Stock and 100% of the outstanding shares of Preferred Stock) immediately prior to the Effective Time as part of Technitrol's plan to replace all of the Company's financing facilities. The outstanding principal balance on the Telemetrix loan was $1.25 million as of May 27, 1998. Absent the requirement contained in the Merger Agreement, $625,000 principal amount of the loan is due in August 1998 and $625,000 principal amount of the loan is due in February 1999. Thus repayment will occur earlier than Telemetrix would otherwise have been repaid. The Merger Consideration to be received by Telemetrix upon consummation of the Merger equals $13,312,330 for the shares of Common Stock it owns and $5,890,861 for the shares of Preferred Stock it owns.

     - Consummation of the Merger will provide liquidity to Telemetrix for its substantial block of Common and Preferred Stock, which liquidity might not otherwise be available to Telemetrix.

APPRAISAL RIGHTS (PAGE 41)

     Any stockholder who does not wish to accept the Merger Consideration has the right under the Delaware General Corporation Law (the "DGCL") to receive the "fair value" of his or her shares of Common Stock or Preferred Stock as determined by a Delaware court. This "appraisal right" is subject to a number of restrictions and technical requirements. Generally, in order to perfect appraisal rights:

     - you must not vote in favor of the Merger; and

     - you must make a written demand for appraisal before the vote on the Merger.

     Merely voting against the Merger will not protect your right of appraisal. Appendix C to this Proxy Statement contains the applicable provisions of the DGCL relating to appraisal rights. See "Appraisal Rights."

CONDITIONS TO THE MERGER (PAGE 37)

     The obligations of GTI and Technitrol to complete the Merger are subject to a number of conditions. If these conditions are not satisfied or waived, the Merger will not be completed. The most important of the mutual conditions are:

     - adoption of the Merger Agreement by holders of a majority of the outstanding shares of Common Stock and holders of at least two-thirds of the outstanding shares of Preferred Stock, voting as separate classes;

     - expiration or earlier termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR"); early termination was granted and became effective on June 19, 1998; and

     - no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger.

     Several additional conditions exist that must be met to require Technitrol to complete the Merger. The most important of these conditions are:

     - the representations of the Company contained in the Merger Agreement or in any other document delivered pursuant thereto shall be true and correct at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent the representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), provided that the representations of the Company and its subsidiaries which are not qualified by materiality or Material Adverse Effect (as defined in the Merger Agreement) shall be deemed for all purposes of the Merger Agreement to be true and correct if, in the aggregate the breach of all such representations, if any, do not have a Material Adverse Effect on the Company or the validity of the Merger;

     - each of the covenants and obligations of the Company to be performed at or before the Effective Time pursuant to the terms of the Merger Agreement shall have been duly performed in all material respects at or before the Effective Time;

     - the Company shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated by the Merger Agreement under any loan or credit agreement, license, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Company or the validity of the Merger;

     - receipt of an opinion of legal counsel to the Company as to certain matters set forth in Exhibit B to the Merger Agreement; and

     - GTI stockholders perfecting appraisal rights hold no more than 10% of the outstanding shares of Common Stock of GTI, assuming for purposes of such calculation the conversion to shares of Common Stock of all outstanding shares of Preferred Stock.

     Notwithstanding the above, the first three conditions precedent, above, to Technitrol's obligation to complete the Merger will be deemed satisfied if such conditions would have been satisfied but for the occurrence, between May 26, 1998 and the closing date of the Merger, of a reduction, compared to the first quarter of fiscal year 1998, in the earnings before interest, taxes, depreciation and amortization of the Company and its subsidiaries, on a consolidated basis ("EBITDA") that has a Material Adverse Effect on the Company, and the business and financial events resulting in such reduction in EBITDA were not themselves initiated by one or more independent breaches by the Company of the representations and warranties of the Company contained in the Merger Agreement.

     Additional conditions exist that must be met to require GTI to complete the Merger. The most important of these conditions are:

     - the representations of Parent and Acquisition contained in the Merger Agreement or in any other document delivered pursuant thereto shall be true and correct at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), provided that the representations of Parent and Acquisition which are not qualified by materiality or Material Adverse Effect shall be deemed for all purposes of this Agreement to be true and correct if, in the aggregate the breaches of all such representations, if any, do not have a Material Adverse Effect on Parent or Acquisition or the validity of the Merger;

     - each of the covenants and obligations of Parent and Acquisition to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time;

     - Parent shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated by the Merger Agreement under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Parent or Acquisition or the validity of the Merger; and

     - receipt of an opinion of legal counsel to Parent as to the matters set forth in Exhibit A to the Merger Agreement.

TERMINATION OF THE MERGER AGREEMENT (PAGE 38)

     Either GTI or Technitrol may terminate the Merger Agreement if:

     - they mutually consent in writing to terminate the Merger Agreement;

     - a final order or similar action by a court of competent jurisdiction in the United States or other United States Governmental Entity (as defined in the Merger Agreement) restrains, enjoins or otherwise prohibits the Merger; or

     - the Merger has not been consummated by November 30, 1998, unless the terminating party has caused the failure to meet the closing conditions by failing to fulfill its obligations under the Merger Agreement.

     In addition, Technitrol may terminate the Merger Agreement if:

     - GTI breaches any of its representations or warranties in the Merger Agreement and the first or third condition precedent, above, to Technitrol's obligation to close the Merger is not capable of being satisfied by November 30, 1998.

     - GTI breaches a covenant in the Merger Agreement having a Material Adverse Effect on GTI or materially adversely affecting (or materially delaying) the consummation of the Merger, such that the second or third condition precedent, above, to Technitrol's obligation to close the Merger is not capable of being satisfied by November 30, 1998 and such breach has not been cured within twenty business days after notice thereof by Technitrol;

     - the Board has recommended to GTI's stockholders a Superior Proposal (as defined in the Merger Agreement) and GTI's stockholders have not adopted the Merger Agreement by November 30, 1998;

     - the Board has withheld, withdrawn, modified or changed its approval or recommendation of the Merger Agreement and GTI's stockholders have not adopted the Merger Agreement by November 30, 1998; or

     - GTI stockholders perfecting appraisal rights hold more than 10% of the outstanding shares of Common Stock of GTI, assuming for purposes of such calculation the conversion to shares of Common Stock of all outstanding shares of Preferred Stock.

     - the Board convenes a meeting of GTI stockholders to vote upon the Merger Agreement and the GTI stockholders fail to adopt the Merger Agreement.

     In addition, GTI may terminate the Merger Agreement if:

     - Parent or Acquisition breaches any of its representations or warranties in the Merger Agreement and the first or third condition precedent, above, to GTI's obligation to close the merger is not capable of being satisfied by November 30, 1998;

     - Parent or Acquisition breaches a covenant in the Merger Agreement materially adversely affecting (or materially delaying) the consummation of the Merger, such that the second or third condition precedent, above, to GTI's obligation to close the Merger is not capable of being satisfied by November 30, 1998 and such breach has not been cured within twenty business days after notice thereof by GTI; or

     - Section 4.4 of the Merger Agreement, relating to the receipt and evaluation by GTI of a Superior Proposal (as defined in the Merger Agreement), is satisfied.

TERMINATION FEES (PAGE 39)

     GTI will be required to pay Technitrol a termination fee equal to Technitrol's actual documented out-of-pocket costs incurred, not to exceed $750,000, if the Merger Agreement is terminated due to:

     - the Board's termination of the Merger Agreement pursuant to Section 4.4 thereof, relating to the receipt and evaluation of a Superior Proposal;

     - the Board's recommendation of a Superior Proposal and the failure of the Company's stockholders to adopt the Merger Agreement, instead, by November 30, 1998;

     - the Board's withholding, withdrawal, modification or change of its approval or recommendation to GTI's stockholders of a vote for the adoption of the Merger Agreement, and the failure of the Company's stockholders to adopt the Merger Agreement, in any event, by November 30, 1998; or

     - the Board's convening of a meeting of GTI stockholders to vote upon the Merger Agreement and the failure of the Company's stockholders to adopt the Merger Agreement.

     In addition, if the Merger is terminated as a result of one of the factors enumerated in the preceding sentence and GTI consummates a transaction with respect to a Third Party Acquisition Proposal (as defined in the Merger Agreement) with a party other than Technitrol or enters into an option, agreement or letter of intent with respect to a Third Party Acquisition Proposal or other arrangement intended to transfer control of GTI or the stockholders of GTI tender or grant an option on shares representing 50% or more of the voting interest in GTI, within twelve months after termination (and, in the event the Merger Agreement was terminated due to a failure of the Company's stockholders to adopt the Merger Agreement at a meeting convened by the Board to vote upon the Merger Agreement, a Third Party Acquisition Proposal was outstanding at the time of such stockholders' meeting), then GTI will pay to Technitrol an additional termination fee equal to $2 million less the amount paid pursuant to the immediately preceding sentence. The termination fee is intended to be the only damages that Technitrol is entitled to receive if the Merger Agreement is terminated for the first or second grounds, above, on the basis of which Technitrol can terminate the Merger Agreement.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES (PAGE 40)

     A holder of Common Stock will be taxed for United States federal income tax purposes on the receipt of the Merger Consideration to the extent that the amount received exceeds the holder's tax basis in the Common Stock. Because the tax consequences of the Merger can be complicated, especially in light of recent changes to the United States federal tax laws governing capital gains, and because state tax laws may apply as well, you should consult your tax advisor in order to understand fully how the Merger will affect you. See "The
Merger -- Certain United States Federal Income Tax Consequences."

TIME, PLACE AND PURPOSE OF THE SPECIAL MEETING


     This proxy statement and the accompanying proxy card are solicited by the Board. These proxies will be used at the Special Meeting of Stockholders (the "Meeting") to be held at 10:00 a.m., local time, on August 27, 1998 at the Hyatt Regency La Jolla, 3777 La Jolla Village Drive, San Diego, CA, and at any and all adjournments thereof. The purpose of the Meeting is to consider and vote on a proposal to adopt the Merger Agreement, pursuant to which Acquisition will be merged into GTI with GTI continuing as the Surviving Corporation. THE BOARD OF DIRECTORS OF GTI HAS APPROVED, AND UNANIMOUSLY RECOMMENDS THAT GTI STOCKHOLDERS VOTE FOR ADOPTION OF, THE MERGER AGREEMENT. See "The Merger -- Background of the Merger."


VOTING SECURITIES OF THE COMPANY


     Stockholders of record at the close of business on July 27, 1998 (the "Record Date") will be entitled to vote at the Meeting. On the Record Date, there were outstanding 8,973,475 shares of Common Stock which were held by approximately 1,609 stockholders of record, and 8,110 shares of Preferred Stock, all of which were held by a wholly-owned subsidiary of Telemetrix.

     All shares represented by properly executed and unrevoked proxies will be voted at the Meeting. The proxy accompanying this Proxy Statement may be revoked at any time prior to voting by providing written notice to the Secretary of the Company or by appearance at the Meeting and voting in person.

     At the Meeting, the holders of Common Stock and Preferred Stock will vote on the Proposal to adopt the Merger Agreement. In order to be approved, holders of a majority of the outstanding shares of Common Stock, and holders of at least two-thirds of the outstanding shares of Preferred Stock, voting as separate classes, must vote in favor of adopting the Merger Agreement in order for the Proposal to be adopted. Votes withheld, abstentions and "broker non-votes" will not be counted as votes cast and will not be voted.

     Telemetrix, which directly or indirectly owns approximately 47.9% of the outstanding shares of Common Stock and 100% of the outstanding shares of Preferred Stock, has entered into an agreement with Technitrol pursuant to which Telemetrix called a meeting of its stockholders for July 17, 1998 to vote upon the disposition of Telemetrix's shares of GTI capital stock, by means of the Merger. Telemetrix's board of directors recommended that Telemetrix stockholders vote in favor of such disposition. At the July 17, 1998 Telemetrix stockholders meeting, Telemetrix stockholders voted in favor of the disposal of the Telemetrix group's holdings of Common Stock and Preferred Stock pursuant to the terms of the Merger Agreement. Accordingly, Telemetrix will vote its shares of Common Stock and Preferred Stock for adoption of the Merger Agreement. Trustees of certain trusts beneficially owning in excess of 47% of the outstanding shares of Telemetrix voting capital stock had agreed with Technitrol to cause such shares to be voted in favor of such disposition. All of the shares of Preferred Stock owned by Telemetrix are immediately convertible into shares of Common Stock. If Telemetrix were to so convert its shares of Preferred Stock, it would control approximately 57% of the outstanding shares of Common Stock, which would be sufficient to approve and adopt the Merger Agreement. Telemetrix has informed GTI that Telemetrix does not intend, at the present time, to so convert its shares of Preferred Stock. GTI directors and executive officers collectively own less than 1% of the issued and outstanding shares of Common Stock. The Company has been informed that all such shares will be voted for the adoption of the Merger Agreement.

     If the enclosed proxy is duly executed and received in time for the Meeting, and if no contrary instructions are included on the proxy, it is the intention of the persons named as proxies to vote the shares of Common Stock and Preferred Stock represented thereby in favor of the Proposal to adopt the Merger Agreement, and in the discretion of the persons named as proxies in connection with any other business that may properly come before the Meeting or any adjournment thereof.

     At this time, GTI knows of no other matters that may be presented for stockholder action at the Meeting. However, if any matters, other than approval of the Merger Agreement, should properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.

     In the event that there are not sufficient votes to approve the Proposal raised at the Meeting, it is expected that the Meeting will be postponed or adjourned in order to permit further solicitation of proxies by GTI.


     The delivery of this Proxy Statement shall not, under any circumstances, create any implication that the information contained herein is correct after the date hereof, August 6, 1998.


     GTI'S BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO ADOPT THE MERGER AGREEMENT. GTI'S BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, GTI AND ITS STOCKHOLDERS. THE AFFIRMATIVE VOTE OF HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK AND THE HOLDERS OF AT LEAST TWO-THIRDS OF THE OUTSTANDING SHARES OF PREFERRED STOCK, VOTING AS SEPARATE CLASSES, IS REQUIRED TO ADOPT THE MERGER AGREEMENT.

     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH GTI CORPORATION'S SOLICITATION OF PROXIES AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY GTI CORPORATION OR ANY OTHER PERSON.

SOLICITATION OF PROXIES

     GTI will pay all additional expenses of the solicitation of proxies for the Meeting, including the cost of mailing. Officers and regular employees of GTI may solicit proxies from stockholders by telephone, telegram, facsimile or in person. GTI will not pay these individuals any additional compensation for such services, except for the reimbursement of any reasonable out-of-pocket expenses that they incur.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

     Some statements contained in this Proxy Statement regarding future financial performance and results and other statements that are not historical facts are forward-looking statements. The words "expect," "project," "estimate," "predict," "anticipate," "believes" and similar expressions are also intended to identify forward-looking statements. Such statements and the Company's results are subject to numerous risks, uncertainties and assumptions, including but not limited to: possible deficiencies in future liquidity levels, possible declines in market growth rates, dependence on key customers, possible failure of product development activities, the development of alternative technologies by competitors of GTI or its customers, price pressures and other competitive factors, volatility in the market for GTI's products, and legal proceedings. These risk factors are more fully described in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data of the Company have been derived from the unaudited interim financial statements and the audited annual financial statements of the Company. This data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations, the Interim Unaudited Financial Statements and Notes thereto, and the Annual Audited Financial Statements and Notes thereto, all included elsewhere in this document.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     FIRST QUARTER
                                      (UNAUDITED)                    YEAR ENDED DECEMBER 31,
                                   -----------------    --------------------------------------------------
                                    1998      1997       1997       1996       1995       1994      1993
                                   -------   -------    -------   --------   --------   --------   -------
Income Statement Data
Sales............................  $14,002   $22,393    $82,591   $ 92,533   $114,836   $103,239   $88,575
                                   =======   =======    =======   ========   ========   ========   =======
Income (loss) from:
  Continuing operations..........  $(4,586)  $   188    $(3,133)  $ (7,651)  $  6,124   $  3,299   $10,890
  Discontinued operations, net of
    income taxes.................       --        --         --     (2,998)    (2,178)     1,962     2,310
  Disposal of discontinued
    operations, net of income
    taxes........................       --        --         --    (10,822)    (2,000)        --        --
  Cumulative effect of change in
    accounting principle, net of
    income taxes.................     (899)       --         --         --         --         --        --
                                   -------   -------    -------   --------   --------   --------   -------
Net income (loss)................  $(5,485)  $   188    $(3,133)  $(21,471)  $  1,946   $  5,261   $13,200
                                   =======   =======    =======   ========   ========   ========   =======
Diluted earnings (loss) per
  share:
  Continuing operations..........  $ (0.52)  $  0.01    $ (0.38)  $  (0.88)  $   0.56   $   0.32   $  1.09
  Discontinued operations, net of
    income taxes.................       --        --         --      (0.33)     (0.20)      0.19      0.23
  Disposal of discontinued
    operations, net of income
    taxes........................       --        --         --      (1.21)     (0.18)        --        --
  Cumulative effect of change in
    accounting principle, net of
    income taxes.................    (0.10)       --         --         --         --         --        --
                                   -------   -------    -------   --------   --------   --------   -------
Net income (loss) per share......  $ (0.62)  $  0.01    $ (0.38)  $  (2.42)  $   0.18   $   0.51   $  1.32
                                   =======   =======    =======   ========   ========   ========   =======
Weighted average number of common
  shares and common stock
  equivalents....................    8,973     8,973      8,973      8,973     10,904     10,187    10,023
                                   =======   =======    =======   ========   ========   ========   =======
Balance Sheet Data
Total Assets.....................  $74,936   $95,672    $82,954   $ 91,524   $117,699   $ 99,948   $89,648
                                   =======   =======    =======   ========   ========   ========   =======
Working Capital..................  $31,095   $30,656    $33,813   $ 29,513   $ 53,690   $ 42,108   $38,055
                                   =======   =======    =======   ========   ========   ========   =======
Long-term debt, less current
  portion........................  $    --   $ 1,250    $   625   $     --   $     --   $     --   $    --
                                   =======   =======    =======   ========   ========   ========   =======
Stockholders' equity.............  $58,209   $67,314    $63,765   $ 67,150   $ 88,995   $ 77,563   $71,772
                                   =======   =======    =======   ========   ========   ========   =======

                       MARKET PRICE FOR GTI COMMON STOCK

     The Common Stock is traded on the Nasdaq National Market under the symbol "GGTI." On May 26, 1998, the last trading day preceding the public announcement of the Merger Agreement, the high and low sales prices for the Common Stock as reported by the Nasdaq National Market were $2.75 and $2.6875, respectively. Set forth below is the range of the high and the low sales prices for the Common Stock as reported by the Nasdaq National Market during each indicated fiscal quarter. There is no trading market for the Preferred Stock.

                      QUARTER ENDED                          HIGH       LOW
                      -------------                         -------    ------
June 1998.................................................   4.5625         1.9375
March 1998................................................   5.4375         3.5625
December 1997.............................................   6.625          4.5
September 1997............................................   7.75           5.25
June 1997.................................................   6.75           4.75
March 1997................................................   6.875          4.25
December 1996.............................................   7.25           4.375
September 1996............................................   7.75           5.25
June 1996.................................................   9.5            7.25
March 1996................................................  18.25           8.25

     GTI has not paid dividends on its Common Stock since 1982. GTI currently intends to retain future earnings, if any, for use in its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future.

                                   THE MERGER

PURPOSE, STRUCTURE AND EFFECT OF THE MERGER

     The purpose of the Merger is for Technitrol to acquire all of the outstanding capital stock of GTI and to provide GTI stockholders (other than those who perfect their statutory appraisal rights) with $3.10, in cash, for each share of Common Stock that they hold and $726.37, in cash, for each share of Preferred Stock that they hold. The Merger is structured as a cash merger of Acquisition with and into GTI, with the result that GTI will be the surviving corporation and a wholly-owned subsidiary of Parent. Under the Merger Agreement, the certificate of incorporation, bylaws, officers and directors of Acquisition immediately prior to the Effective Time shall be the certificate of incorporation, bylaws, officers and directors of GTI on and immediately following the Effective Time.

     If the Merger is consummated, the stockholders of GTI will no longer have any equity interest in GTI, and therefore will not share in its future earnings and growth, if any. Instead, each stockholder (other than stockholders who perfect statutory appraisal rights) will receive, upon surrender of the certificate or certificates, $3.10 per share of Common Stock, in cash, and $726.37 per share of Preferred Stock, in cash. At such time, there will cease to be any public market for the Common Stock and, after the Effective Time, the Common Stock will be delisted from the Nasdaq National Market. Upon such event, GTI will apply to the United States Securities and Exchange Commission (the "Commission") for the deregistration of the Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

BACKGROUND OF THE MERGER

     The Company's business is heavily dependent on the maturing market for LAN products, which recently has experienced a downturn in the quantities of products that the Company manufactures and sells. As a result of this downturn and quality-control problems experienced by the Company in 1996, the market for the Company's products contracted and has experienced significant competition and price declines. As a result of these adverse trends, the Company experienced significant operating losses in 1996 and 1997 and in the first quarter of 1998.

     At a meeting of the Board on November 20, 1997, the Board discussed at length the Company's strategic situation and alternatives. It was the view of the Company's management and the Board that the Company could not long sustain its continuing operating losses. The Board also was of the view that the Company would need to become or combine with a larger, diversified and better capitalized enterprise in order to compete more effectively in its market and increase stockholder value. Further, it was the Board's view that it would be difficult for the Company to achieve this substantial increase in size either by acquisition or through internal growth. This view was due in part to the difficulty that GTI likely would encounter in trying to raise additional capital in view of its continuing operating losses. This view was also due to the fact that many of the Company's competitors are substantially larger, more diversified and better capitalized than the Company and, as a result, possess greater ability to effect acquisitions, to maintain necessary technology programs and to hire and retain employees. In particular, the Board was of the view that it might be in the best interests of the Company and its stockholders to consider strategic alternatives, including the possible sale of GTI. GTI's largest stockholder, Telemetrix, had expressed similar views. Accordingly, the Board established a Special Committee made up of Messrs. Kenneth E. Maud and Edmund B. Fitzgerald, who are not otherwise affiliated or associated with the Company or Telemetrix, and authorized the Special Committee to engage an investment banker and legal counsel to explore such strategic alternatives, including the possible sale of GTI. Telemetrix advised the Board that Telemetrix would be willing to consider disposal of its interest in GTI in connection with a sale of GTI upon terms determined by the Special Committee to be fair to all stockholders of the Company.

     The Special Committee elected Mr. Maud as its Chairman, considered several investment banking firms and decided that the Special Committee should retain its own legal counsel. These decisions were made at several meetings of the Special Committee in November and December of 1997 and in the first two weeks of January 1998. The Special Committee decided that the Financial Advisor should be retained as investment banker and Gibson, Dunn & Crutcher LLP ("Legal Counsel") should be retained as legal counsel to the

Special Committee. The Special Committee negotiated with the Financial Advisor and Legal Counsel the terms of their respective engagements, especially with respect to the Financial Advisor's fee structure and the defined circumstances under which the Financial Advisor would be entitled to receive such fees.

     At a meeting of the Special Committee on January 14, 1998, representatives of Legal Counsel made a lengthy presentation to the Special Committee concerning the fiduciary duties of members of the Special Committee and of the Board. In addition, the Financial Advisor discussed at length with the Special Committee the strategic alternatives potentially available to the Company and a proposed strategy for identifying and contacting potential strategic partners on a confidential basis. The Financial Advisor had developed this proposed strategy in consultation with management of the Company. The Special Committee extensively discussed with the Financial Advisor this proposed strategy and the Financial Advisor's view on the strategic alternatives potentially available to the Company, including a possible sale of the Company. Following a thorough discussion, the Special Committee decided to recommend to the Board that the Financial Advisor promptly finalize a list of potential strategic partners, ranking them in three tiers based on the perceived likelihood of each party in a particular tier submitting a favorable proposal to the Company.

     After excluding representatives of the Company's management, the Special Committee was advised that it was not uncommon for key managers of a corporation to be provided with change of control packages when the corporation was considering strategic alternatives. Following extensive discussion, the Special Committee determined that it should recommend that the Board approve such a package, reflecting concepts that the Special Committee had discussed with its advisors, because the Special Committee believed that it would be in the best interests of the Company and its stockholders for the Company to offer a change of control stay bonus and severance package to key managers of the Company in order to retain their services through the period of examining strategic alternatives and to provide appropriate incentives to the management in achieving the Company's strategic goals.

     On January 15, 1998, the Board met. Representatives of Legal Counsel made a lengthy presentation to the Board concerning the fiduciary duties of the members of the Board and discussing the appropriate steps to be taken by members of the Board during the process of considering strategic alternatives. In addition, representatives of the Financial Advisor discussed at length with the Board the strategic alternatives potentially available to the Company and a proposed strategy, developed by the Financial Advisor in consultation with management, for exploring such strategic alternatives. The Board discussed with the Financial Advisor and management the potential strategic partners that had been identified thusfar. After the Company's management was excused, the Board discussed and was advised concerning the advisability of entering into change of control stay bonus and severance agreements with key managers of the Company along the lines discussed by the Special Committee. The Board, Legal Counsel and the Financial Advisor discussed the appropriate process to be followed by the Board and the Special Committee in order to best serve the interests of the Company and its stockholders, with Legal Counsel discussing the issue in the context of the DGCL and applicable securities laws. With the representatives of Legal Counsel and the Financial Advisor excused, the Board discussed with the Special Committee the advisability of retaining Legal Counsel and the Financial Advisor to advise and assist the Special Committee in exploring strategic alternatives available to GTI, including a possible sale of GTI. After management of the Company and the representatives of the Financial Advisor and Legal Counsel had been readmitted to the meeting, the Board adopted resolutions approving the recommendation of the Special Committee to retain Cowen & Company as investment bankers and Gibson, Dunn & Crutcher LLP as legal counsel to the Special Committee. Further, the Board directed the Financial Advisor to refine the proposed strategy for approaching potential strategic partners, based on the discussions with respect to the potential strategic partners. In addition, the Board decided that the Special Committee should manage the process of considering strategic alternatives, in consultation with management, the Financial Advisor and Legal Counsel. The Board approved the adoption of a change of control stay bonus and severance package for key managers, reflecting the concepts discussed by the Special Committee. The Board, with Mr. Hugo-Martinez abstaining from such Board vote, directed the Special Committee, in consultation with Legal Counsel, to negotiate change of control agreements with the key managers. See "The Merger -- Interests of Certain Persons in the Merger."

     A meeting of the Special Committee was held on January 20, 1998. The representatives of the Financial Advisor updated and reviewed the list of potential strategic partners and their placement within the tiered structure proposed. The Special Committee discussed in detail with management and representatives of the Financial Advisor each of the possible strategic partners in the upper tiers of the strategic partner list. The Special Committee discussed with management and the Financial Advisor the prospect that each of these potential strategic partners would make a proposal for a strategic relationship with the Company, including a possible purchase of the Company, and discussed the timing and method of the approaches to be used for each. In addition, the Special Committee discussed the form of confidentiality agreement that each potential strategic partner would be required to sign, the materials to be circulated to potential strategic partners, the proposed engagement letter with the Financial Advisor, a proposed letter agreement with Telemetrix concerning the expressed willingness of Telemetrix to pay certain of the costs incurred by the Company in case Telemetrix decided to sell its Common Stock and Preferred Stock in a transaction that did not involve the sale of GTI as a whole. Further, the Special Committee discussed with key managers of the Company the proposed change of control agreements and the preparation of a data room at the Company for use by potential strategic partners.

     Following the January 20, 1998 meeting of the Special Committee, the Financial Advisor and GTI management began contacting select potential strategic partners on a confidential basis in accordance with the directions of the Special Committee. On January 29, 1998 the Special Committee met to discuss with management and the Financial Advisor the contacts that had occurred with potential strategic partners since the January 20, 1998 meeting of the Special Committee. The Special Committee discussed with management and the Financial Advisor the likelihood that each of the potential strategic partners contacted would submit a proposal. The Special Committee also discussed with management and the Financial Advisor the best approach to be used with each such potential strategic partner. Following the January 29, 1998 meeting of the Special Committee, the Financial Advisor and management continued the process of contacting potential strategic partners and discussing strategic alternatives with them.

     A meeting of the Special Committee was held on February 5, 1998. The Special Committee discussed the appropriateness of making a public disclosure concerning the fact that the Company had retained the Financial Advisor to explore strategic alternatives. The Special Committee sought the advice of Legal Counsel, the Financial Advisor and management concerning the appropriateness and effect of such a disclosure at that time. The Special Committee also discussed the best means of informing employees that strategic alternatives were being considered. The Special Committee directed that a press release be issued after the close of business on Friday, February 6, 1998, stating that the Company had retained the Financial Advisor to explore strategic alternatives, including a possible sale of the Company. In addition, the Special Committee discussed with management and the Financial Advisor the results of discussions that had occurred with potential strategic partners as well as plans for future contacts with potential strategic partners. The Special Committee discussed the process of encouraging potential strategic partners to give an indication of their interest and in expediting their due diligence processes.

     Between February 5, 1998 and March 2, 1998, the Financial Advisor and management conducted discussions with numerous potential strategic partners. Of the parties contacted, six eventually executed confidentiality agreements and received information from the Company.

     The Special Committee met on February 19, 1998 to discuss with management and representatives of the Financial Advisor the progress to date with each of the potential strategic partners. The Special Committee discussed the best means of continuing ongoing discussions with each of the potential strategic partners and the schedule for such potential strategic partners to give an indication of interest. The Special Committee also discussed the need to expedite the process to mitigate disruption to GTI's business. The Special Committee and management also considered the sensitivity around soliciting interest from competitors.

     The Special Committee met on March 2, 1998 to discuss with management and the Financial Advisor the progress to date with each of the potential strategic partners. The Special Committee discussed the best means of continuing ongoing discussions with each of the potential strategic partners and of accelerating the schedule for obtaining indications of interest from such potential strategic partners. The Special Committee determined to set the last day of March as a deadline for receiving indications of interests from potential strategic partners. On March 19, 1998, the Special Committee directed that a letter be dispatched to each potential strategic partner advising it of such deadline.

     The Board also met on March 19, 1998. The Financial Advisor discussed with the Board the nine potential strategic partners with whom it was engaged in discussions, of which six eventually executed confidentiality agreements with the Company. Management discussed with the Board its preliminary view that the revised projections for the first quarter of 1998 that had been presented to the Board on January 14, 1998 appeared to be likely to be missed by a substantial amount. The Board discussed at length with management its new projections, based on current rates of sales. The Board directed the Financial Advisor to notify the potential strategic partners that had executed confidentiality agreements of the expected variance of first quarter results from the projections that had been discussed by the Financial Advisor or GTI with such potential strategic partners. The Board also concurred with the Special Committee's decision to inform all interested parties that non-binding indications of interest were due no later than March 31, 1998.

     The Special Committee met on March 31, 1998. The Financial Advisor reported that it had received two written indications of interest; a third potential bidder was still evaluating a possible strategic partnership with the Company and had sought an extension of the deadline for submitting an indication of interest to April 10, 1998; a fourth potential strategic partner had stated to the Financial Advisor that it would need third-party financing before submitting a written indication of interest and was unable to do so at the present time; and Technitrol had stated to the Financial Advisor that it would be submitting an indication of interest within the next several days. The Financial Advisor and Mr. Hugo-Martinez also reported that one of the parties that had submitted a written indication of interest had apparently withdrawn its indication of interest. The Special Committee directed Mr. Hugo-Martinez to contact such party to determine whether such party was indeed withdrawing from the process. The Financial Advisor next discussed with the Special Committee the specific transaction structures that were being considered by the parties expressing an interest in the Company. Mr. Hugo-Martinez discussed with the Special Committee the current cash status of the Company and described to the Special Committee his contacts with certain of the Company's major customers, who were expressing an unwillingness to issue purchase orders to the Company or to design into their forthcoming products the Company's components until such customers knew who would ultimately be the strategic partner of the Company. Following extensive discussion, the Special Committee directed the Financial Advisor to contact Technitrol to encourage Technitrol speedily to submit an indication of interest. In addition, the Special Committee directed the Financial Advisor to contact the potential strategic partner that had requested an extension through April 10, 1998 to submit a bid and to state that the Special Committee was prepared to give such party the additional ten days to submit a written indication of interest. The Special Committee determined that it was prepared to extend the March 31, 1998 deadline for the submission of written indications of interest because the Special Committee believed that it would be in the best interests of the Company and its stockholders to solicit and obtain additional written indications of interest. The Special Committee discussed in detail with management, and the representatives of the Financial Advisor and Legal Counsel, the one written indication of interest that had not been withdrawn. The Financial Advisor presented information concerning the party that had submitted such written indication of interest and Technitrol. The Special Committee directed the Financial Advisor and Legal Counsel to contact such party to obtain further information concerning the specifics of such party's interest. Because such party had proposed a stock-for-stock merger, the Financial Advisor was directed to prepare additional information for the Special Committee concerning the value and the marketability of the securities to be received in the proposed stock-for-stock merger with such party.

     On March 31, 1998, pursuant to the direction of the Special Committee, representatives of the Financial Advisor and Legal Counsel conducted a lengthy discussion with the party that had submitted a written indication of interest in a stock-for-stock merger with GTI (the "Stock Merger Bidder"). Such party stated that its proposed stock-for-stock merger would provide only non-voting stock to GTI stockholders and would not include any cash component. Such party stated that, although its charter did not presently authorize a class of non-voting common stock, it proposed to seek an amendment of its charter to so provide. Such party also stated its unwillingness to modify its proposal to include voting stock or cash.

     On April 2, 1998 the Special Committee met. The Financial Advisor reported to the Special Committee that, although the Financial Advisor had not yet received a written indication of interest from Technitrol, Technitrol had stated that it expected to provide such a written indication of interest later that day. The Financial Advisor next described to the Special Committee the March 31, 1998 discussions that the Financial Advisor and Legal Counsel had conducted with the Stock Merger Bidder. In addition, the Financial Advisor stated to the Special Committee that the Financial Advisor had received a subsequent call from the Stock Merger Bidder stating that it was re-evaluating its proposed merger consideration value in light of the decline in the Company's anticipated first quarter financial results, as reported in the Company's Form 10-K. Mr. Hugo-Martinez advised the Special Committee that the party that had submitted a written indication of interest but had subsequently indicated that it was withdrawing from the process, had confirmed to him that it was indeed so withdrawing. The Financial Advisor reported to the Special Committee that the party that had requested until April 10, 1998 to submit a written indication of interest was, as of April 2, 1998, not yet prepared to submit a written indication of interest. Mr. Hugo-Martinez stated to the Special Committee that the Company's business was continuing to decline, and that the entire LAN market was showing no signs of recovery. He again stated that certain of the Company's major customers were unwilling to commit to orders and design activity until they know who would be the Company's strategic partner. The Special Committee directed the Financial Advisor to contact Technitrol and the party that had requested until April 10, 1998 to submit an indication of interest, to encourage them to submit their indications of interest as soon as possible.

     The Special Committee met on April 6, 1998. The Financial Advisor reported that it had received an indication of interest from Technitrol, contemplating an acquisition of GTI by Technitrol at a price of $4.00 in cash per share of Common Stock. The Financial Advisor further stated that, although Technitrol had indicated that it would need 45 to 60 days of due diligence before commencing definitive discussions with the Company, the Financial Advisor had told Technitrol that a period that long would be unattractive to the Board and the Special Committee. The Financial Advisor also reported that the Stock Merger Bidder, which had stated to the Financial Advisor that it was in the process of revising downwards its indication of interest, expected to send a revised offer within the next several days. In addition, the Financial Advisor related that the bidder that had requested until April 10, 1998 to submit a bid had reiterated that it did not expect to be able to submit any indication of interest until April 10, 1998, at the earliest. The Special Committee engaged in an extensive discussion of the timing of possible transactions with the potential strategic partners, as well as the best approach to deal with each of them. The Special Committee directed the Financial Advisor to contact Technitrol and the Stock Merger Bidder and to state to such parties that they were being given one week to clarify their bids, diligence periods and the other key terms of their proposals. The Special Committee directed Legal Counsel to dispatch draft definitive merger agreements to Technitrol and the Stock Merger Bidder.

     The Special Committee met on April 8, 1998. The Special Committee discussed with management, the Financial Advisor and Legal Counsel the bids of Technitrol, the Stock Merger Bidder, and the status of the party that requested until April 10, 1998 to submit an indication of interest. Management and the Financial Advisor reported that such bidder had stated that it was unlikely to submit a bid by April 10, 1998. The Special Committee discussed in detail the requirement by Technitrol that its $4.00 per share of Common Stock cash proposal be conditional on Technitrol finding synergies through its due diligence process before confirming such price and that it be granted exclusivity in the bidding process for a period of 60 days. The Special Committee extensively discussed the timing of the several possible transactions and the need to proceed expeditiously, given the continuing deterioration of the Company's operating results.

     On April 9, 1998, the Board met. The Special Committee summarized its activities to date, reviewing in detail the meetings of the Special Committee and the process conducted. In addition, the Special Committee summarized the indications of interest received to date and recommended waiting no later than April 13, 1998 to receive an indication of interest from the party that had requested until April 10, 1998. The Board engaged in an extensive discussion of the indications of interest received to date. In addition, the Board discussed at considerable length the other strategic alternatives available to the Company. The Financial Advisor advised the Board that it believed that the probability of finding a financial buyer for the Company had always been small, and none of the potential financial buyers with whom the Financial Advisor had discussions had submitted an indication of interest to the Financial Advisor. The Board further discussed the current state of the Company's business and the necessity of proceeding expeditiously. The Board adopted the recommendation of the Special Committee that Mr. Fitzgerald and a representative of Legal Counsel meet with representatives of Technitrol and the Stock Merger Bidder to clarify and make more firm their respective proposals.

     On April 16, 1998, Mr. Fitzgerald and a representative of Legal Counsel met with representatives of Technitrol. Mr. Fitzgerald expressed the Special Committee's concern that the $4.00 per share of Common Stock cash proposal received from Technitrol was not firm, that the combined due diligence and definitive negotiation periods of 60 days were too long and that Technitrol's requirement for a 60-day exclusivity period was problematic in light of the fact that its proposal was not firm. Following extensive discussion, Technitrol agreed that if it were granted exclusivity for 45 days, it would perform all of its economic, synergistic and other due diligence tasks during this time while concurrently negotiating the definitive merger agreement. It also committed that, if at any time prior to the expiration of such 45 day period, it became apparent to Technitrol that it would be unable to confirm the $4.00 per share of Common Stock cash price, Technitrol would advise the Company immediately. Technitrol further agreed that the definitive merger agreement would not condition Technitrol's obligation to consummate the Merger on there not having been a material adverse change in the financial condition of the Company between the date of signing of the definitive merger agreement and the consummation of the transaction.

     On April 16, 1998, Mr. Fitzgerald and a representative of Legal Counsel also met with representatives of the Stock Merger Bidder. The representatives of the Stock Merger Bidder stated that its indicated merger consideration value of $4.75 per share of Common Stock in non-voting common stock of the Stock Merger Bidder was not firm, and would not be firm until it, too, had completed its economic, synergistic and other due diligence process, which it expected would take six weeks to complete. The representatives of the Stock Merger Bidder also stated that under no circumstances would it be prepared to pay in the aggregate, in merger consideration and total transaction costs, a price in excess of the Company's 1998 estimated sales. Based on then current estimates of the Company, such a limit would have translated, on April 16, 1998, into approximately $4.00 per share of Common Stock in non-voting stock of the Stock Merger Bidder. In addition, the representative of the Stock Merger Bidder stated that such value of merger consideration would not be guaranteed if the market price of the non-voting stock on the closing date of the merger were less than the market price of the non-voting stock on the date of executing the definitive merger agreement by more than 10% or 15%. Mr. Fitzgerald noted that a substantial amount of risk would be created for GTI stockholders by this sort of "collar" around the price of a security which did not then exist and therefore would have a very limited trading history on the date of the definitive merger agreement. The Stock Merger Bidder stated that it would not negotiate a definitive merger agreement with the Company until after the authorization of the new non-voting stock at a stockholders meeting tentatively scheduled for mid-June, 1998. Representatives of the Stock Merger Bidder further stated that the definitive merger agreement would need to condition its obligation to consummate the merger on there not having been a material adverse change in the financial condition of the Company between the signing of the definitive merger agreement and the consummation of the transaction. In addition, because the transaction would require the separate approval of the stockholders of the Stock Merger Bidder, its representatives acknowledged that, even if a contrary provision were included in the definitive merger agreement, it would not prevent the stockholders of the Stock Merger Bidder from voting against the transaction in the event of a material adverse change in the financial conditions of the Company subsequent to the signing of the definitive merger agreement.

     The Special Committee met on April 16, 1998 to discuss Mr. Fitzgerald's meetings that day with Technitrol and the Stock Merger Bidder. Mr. Fitzgerald described in detail these discussions, with a particular focus on the merger consideration offered by each potential strategic partner and the timing and conditions of closing that had been addressed with the two potential strategic partners. The Special Committee discussed with the Financial Advisor the issues that arose in evaluating and comparing the two proposals.

     The Board met on April 17, 1998. Mr. Fitzgerald reported to the Board at considerable length concerning his discussions the previous day with the representatives of Technitrol and the Stock Merger Bidder. The Board sought the advice of the Financial Advisor and Legal Counsel concerning these two proposals. Following lengthy discussions with the Financial Advisor and Legal Counsel, the Board accepted the recommendation of the Special Committee that the Company agree to grant Technitrol a 45 day exclusivity period during which Technitrol would complete its due diligence and a definitive merger agreement would be negotiated. The Board took special note of the fact that, although the indicated value of the merger consideration proposed by the Stock Merger Bidder was nominally in excess of the merger consideration proposed by Technitrol, the Stock Merger Bidder had stated that the value of its merger consideration, together with all of its transaction costs, would in no event exceed the estimated 1998 revenues of the Company, which, in light of the Company's then current estimates, would translate into an aggregate merger consideration of approximately the same level as that of Technitrol's proposal. If there were further deterioration in sales (which has, in fact, occurred), the Stock Merger Bidder's proposed merger consideration would fall commensurately. In addition, the Board took note of the fact that the Stock Merger Bidder's proposal contemplated that merger consideration be paid in a class of securities that did not presently exist and was of uncertain value and liquidity. In light of this uncertainty, the Board was troubled that the Stock Merger Bidder had proposed that a rather tight "collar" would be placed around the target market price of the Stock Merger Bidder's proposed non-voting common stock, the effect of which would be to permit the Stock Merger Bidder to condition its obligation to consummate the merger on there not being a decline, below the collar, in the traded market price of its then-recently-created non-voting common stock. The trading volume of the existing voting capital stock of the Stock Merger Bidder was, the Financial Advisor reported, relatively low compared to the amount of stock contemplated to be issued in the Stock Merger Bidder's transaction. The Board noted Technitrol's strong cash position and substantial unused lines of credit as well as its history of completing acquisitions. The Board further took note that the Technitrol bid proposed a schedule that would lead to the signing of a definitive merger agreement substantially sooner than that proposed by the Stock Merger Bidder; that Technitrol did not require approval of its stockholders in order to consummate the Merger; and that Technitrol had agreed that the definitive merger agreement would not permit Technitrol to condition its obligation to consummate the Merger on there not having been a material adverse change in the financial condition of the Company after the signing of a definitive agreement and prior to the consummation of the transaction. By contrast, the Stock Merger Bidder was unwilling to agree to such a provision. In any case, the Stock Merger Bidder required a stockholders meeting to approve the merger prior to the closing date and therefore could not guarantee that a material adverse change in the financial condition of the Company would not prevent consummation of the merger. These factors were particularly important to the Board in light of the continuing decline in the Company's operating results. The Board concluded that the Technitrol proposal was superior and directed management to make available on a highly expedited basis all appropriate information concerning the Company requested by Technitrol. The Board further directed the Special Committee to oversee Technitrol's due diligence process and to negotiate the Merger Agreement on behalf of the Company, in consultation with management, Legal Counsel and the Financial Advisor.

     Beginning on April 20, 1998, extensive information was made available to Technitrol to permit it to conduct its due diligence on an expedited basis. On April 27, 1998, representatives of Technitrol met, at Technitrol's request, with Mr. Fitzgerald and a representative of Legal Counsel. At this meeting, the representatives of Technitrol stated that the business of the Company was in worse condition than they previously had understood and that, accordingly, Technitrol was informing the Company, pursuant to Technitrol's statement of April 16, 1998, that it would be unable to confirm a price of $4.00 per share of Common Stock in cash. The representatives of Technitrol further stated that they expected to be able to complete their due diligence within two weeks from April 27, 1998, and to confirm an offer price at that time, which was earlier than Technitrol originally had thought feasible. From April 27, 1998 through May 10, 1998, Technitrol continued its due diligence process. Management promptly responded to numerous oral and written requests for information from Technitrol.

     On May 11, 1998, representatives of Technitrol met with management, Mr. Maud and a representative of Legal Counsel to discuss Technitrol's analysis of possible merger consideration and the basis of such analysis in terms of synergies and revenue effects anticipated to occur during the three years following the effectiveness of the Merger. Management and Mr. Maud engaged in lengthy discussions with the representatives of Technitrol concerning their assumptions and analysis. Following this meeting, the Special Committee convened to discuss the meeting with the representatives of Technitrol and to determine the appropriate strategy for the Company in its negotiations with Technitrol.

     On May 13, 1998, the Special Committee met. Mr. Fitzgerald reported that a senior representative of Technitrol had called and stated that, based on its due diligence and financial analysis, Technitrol was obliged to reduce its offer to $3.00 per share of Common Stock in cash. The Special Committee discussed with the Financial Advisor the price now offered by Technitrol, in light of the proposed terms of the Merger. The Special Committee discussed with the Financial Advisor and Legal Counsel the alternative of commencing discussions with the Stock Merger Bidder. The Special Committee decided to continue instead with negotiations with Technitrol for the following reasons. First, each of the problems and uncertainties with the Stock Merger Bidder's proposal that the Board had discussed on April 17, 1998, continued to be true and had been exacerbated by continuing declines in the Company's sales, which would, as stated by the Stock Merger Bidder on April 16, 1998, reduce its offer commensurately. Second, the Special Committee considered that Technitrol had invested considerable expense and time in its strategic, synergistic and other due diligence with respect to GTI and would be likely to cease to continue its interest in GTI if GTI were to attempt to delay further discussions with Technitrol for the six-week period that the Stock Merger Bidder had stated it required before providing a firm offer. Third, in light of the decline in the operating results of the Company, the Special Committee believed it to be imperative to enter into a definitive merger agreement as soon as practicable, with as few obstacles to closing as practicable. The Special Committee determined that Mr. Fitzgerald should commence negotiations with representatives of Technitrol in order to attempt to increase the merger price offered by Technitrol and to reach agreement on certain outstanding issues that would need to be included in the Merger Agreement, including the ability of the Board to consider and accept an unsolicited superior offer, if one should be forthcoming from another party.

     On May 15, 1998, the Special Committee met. Mr. Fitzgerald reported to the Special Committee that, as a result of his negotiations with representatives of Technitrol, Technitrol had agreed to increase the merger price to $3.10 per share of Common Stock in cash, subject to negotiation of the Merger Agreement. The Special Committee discussed with the Financial Advisor its views (and, in particular, the assumptions underlying such views) concerning the $3.10 per share of Common Stock cash offer, in light of the proposed terms of the Merger Agreement. The Special Committee also discussed with the Financial Advisor Technitrol's offer in light of the extensive process that the Special Committee had conducted, including the contacting of numerous potential strategic buyers. The Special Committee directed management and Legal Counsel to work with the Special Committee to negotiate the Merger Agreement on an expedited basis.

     Between May 15, 1998 and May 18, 1998, at the request of Technitrol, the Special Committee negotiated with Technitrol the terms of a non-binding letter of intent providing for the merger of GTI with a subsidiary of Technitrol at a price of $3.10 in cash per share of Common Stock and $726.37 in cash per share of Preferred Stock. At the request of Technitrol, Telemetrix's board of directors and a committee thereof adopted resolutions providing that, if the consideration and the terms of the Merger Agreement to be negotiated substantially reflected the consideration and terms of the proposed bid of Technitrol set out in the letter of intent (and such other terms as were acceptable to the Telemetrix board of directors or such committee), then Telemetrix's board of directors would: duly call, give notice of and convene a meeting of its stockholders to approve of the disposition, by the Merger, of all of Telemetrix's shares of Common Stock and Preferred Stock; recommend a vote for such approval, subject to the directors' fiduciary duties; and cause such shares of Common Stock and Preferred Stock to be voted to adopt the Merger Agreement, if the Telemetrix stockholders approved such disposition at such stockholders meeting. At the request of Technitrol, trustees of certain trusts beneficially owning in excess of 47% of the outstanding shares of Telemetrix voting capital stock agreed with Technitrol to cause such shares to be voted in favor of the disposition of Telemetrix's shares of the Common Stock or Preferred Stock, by means of the Merger.

     On May 18, 1998, the Board met to consider the proposed letter of intent. Following discussions with Legal Counsel, the Board determined that the draft letter of intent fairly summarized the views of the parties. The Board further noted that the letter of intent was, by its own terms, non-binding. The Board directed that the Special Committee, in consultation with Legal Counsel, complete the final negotiation of the specific language of the letter of intent and work with management of the Company and representatives of Technitrol to produce an appropriate press release concerning the signing of the letter of intent. In addition, the Board expressed its view that it was in the best interests of the Company and its stockholders to proceed to the signing of a definitive merger agreement as soon as possible. Accordingly, the Board directed the Special Committee, working in consultation with Legal Counsel, to press Technitrol to complete negotiation and signing of the Merger Agreement on an expedited basis. The letter of intent was executed and a press release announcing such execution was issued prior to the opening of the Nasdaq National Market on May 19, 1998.

     Prior to May 20, 1998, Legal Counsel had provided to the Board the original draft of the Merger Agreement and a second draft, prepared by counsel to Technitrol, that incorporated all of Technitrol's proposed changes to the Merger Agreement. Between May 20, 1998 and May 26, 1998, the Special Committee, management and Legal Counsel engaged in extensive negotiations with Technitrol and its counsel concerning the Merger Agreement, the exhibits and disclosure schedules thereto and the guaranty (the "Guaranty") of payment by Technitrol, Inc. of the obligation of its subsidiary under the Merger Agreement to pay $3.10 in cash per share of Common Stock and $726.37 in cash per share of Preferred Stock. Several drafts of the Merger Agreement were provided to the Special Committee, which were discussed at length with Legal Counsel. Intensive negotiation of the Merger Agreement ensued from May 20, 1998 through May 26, 1998. In connection with such negotiations, the parties also negotiated the size of the break-up fee and the circumstances under which it would be paid by the Company to Technitrol. On May 25, 1998, a draft of the Merger Agreement in form and substance not materially different from the Merger Agreement ultimately executed by the parties was sent to each member of the Board.

     On May 26, 1998 the Special Committee met to consider the Merger Agreement. A representative of Legal Counsel presented a summary of the Merger Agreement and many of the specific terms and conditions contained therein. The Special Committee discussed with representatives of Legal Counsel the effect of a number of the specific provisions of the Merger Agreement. The Special Committee engaged in a discussion with representatives of the Financial Advisor concerning the Financial Advisor's fairness opinion that would be delivered to the Board. See Appendix B for the text of the opinion of the Financial Advisor. In the context of discussing the fairness of the Merger Consideration to the holders of Common Stock (other than Technitrol and its subsidiaries and affiliates) from a financial point of view, the representatives of the Financial Advisor discussed at length the extensive process of search, review and analysis that had been undertaken by the Financial Advisor and the Special Committee. The Special Committee discussed at length with the representatives of the Financial Advisor their financial analysis of the Merger Consideration in light of the terms and conditions of the Merger Agreement, with particular emphasis on the assumptions that the Financial Advisor had made concerning growth rates, rates of return, multiples of earnings and other measures of performance and premiums to market prices that had been paid in other transactions. The representatives of the Financial Advisor also expressed their view of other strategic alternatives, including the continued independence of the Company. The Special Committee also discussed with the representatives of the Financial Advisor their analysis, based on a market survey and the Financial Advisor's experience, of the size of the break-up fee and the circumstances in which it would be paid to Technitrol. After management and the representatives of the Financial Advisor were excluded, the Special Committee and representative of Legal Counsel reviewed the process that had been undertaken by the Special Committee since its inception and the terms and conditions of the Merger Agreement, in the context of the DGCL and applicable securities laws. Following further discussion, the Special Committee concluded that it was in the best interests of the Company and its stockholders for the Company to be sold before any further deterioration had occurred in its operating results. The Special Committee further concluded that having conducted an exhaustive process, the proposal from Technitrol represented the best value reasonably available for the Company and its stockholders. The Special Committee unanimously passed a resolution to recommend that the Board adopt resolutions approving the Merger Agreement, the exhibits and disclosure schedules thereto and the Guaranty.

     Immediately following the adjournment of the meeting of the Special Committee, a Board meeting convened, joined by the Company's Chief Financial Officer and representatives of the Financial Advisor and Legal Counsel. A representative of Legal Counsel discussed at length the terms and conditions in the Merger Agreement, the exhibits and disclosure schedules thereto and the Guaranty. The Board sought the advice of the Financial Advisor concerning the terms of the Merger Agreement, in the context of similar transactions of which the Financial Advisor had knowledge. The Financial Advisor presented its fairness analysis and its opinion that, based upon the assumptions made, matters considered and the limitations on the review undertaken in connection therewith, the Merger Consideration, as of such date, was fair to holders of Common Stock (other than Technitrol and its subsidiaries and affiliates) from a financial point of view. A copy of the Financial Advisor's opinion is attached as Appendix B to this Proxy Statement, and stockholders should read this opinion in its entirety. The Board discussed with the Financial Advisor the Financial Advisor's assumptions and analytical methodologies. The Special Committee further reported to the Board that it had adopted a resolution recommending that the Board adopt resolutions approving the Merger Agreement, the exhibits and disclosure schedules thereto and the Guaranty. Following further discussion, the Board adopted resolutions approving the Merger Agreement, the exhibits and disclosure schedules thereto and the Guaranty and directing the Company's management to execute and deliver the Merger Agreement and to take other appropriate actions leading to the consummation of the Merger. Such resolutions were adopted unanimously by the four directors participating in the Board meeting. The fifth director, Mr. Venter, was in transit between Johannesburg, South Africa and London, England at the time of the Board meeting, and was unable to participate in the meeting, but he subsequently expressed his approval of the Merger Agreement and the transactions contemplated thereby.

     The Merger Agreement and the Guaranty were executed and delivered on May 26, 1998. A joint press release concerning such execution and delivery was issued by GTI and Technitrol prior to the opening of the Nasdaq National Market on May 27, 1998.

     Telemetrix, which directly or indirectly owns approximately 47.9% of the outstanding shares of Common Stock and 100% of the outstanding shares of Preferred Stock, has entered into an agreement with Technitrol pursuant to which Telemetrix called a meeting of its stockholders for July 17, 1998 to vote upon the disposition of Telemetrix's shares of GTI capital stock, by means of the Merger. Telemetrix's board of directors recommended that Telemetrix stockholders vote in favor of such disposition. At the July 17, 1998 Telemetrix stockholders meeting, Telemetrix stockholders voted in favor of the disposal of the Telemetrix group's holdings of Common Stock and Preferred Stock pursuant to the terms of the Merger Agreement. Accordingly, Telemetrix will vote its shares of Common Stock and Preferred Stock for adoption of the Merger Agreement. Trustees of certain trusts beneficially owning in excess of 47% of the outstanding shares of Telemetrix voting capital stock had agreed with Technitrol to cause such shares to be voted in favor of such disposition. All of the shares of Preferred Stock owned by Telemetrix are immediately convertible into shares of Common Stock. If Telemetrix were to so convert its shares of Preferred Stock, it would control approximately 57% of the outstanding shares of Common Stock, which would be sufficient to approve and adopt the Merger Agreement. Telemetrix has informed GTI that Telemetrix does not intend, at the present time, to so convert its shares of Preferred Stock. GTI directors and executive officers collectively own less than 1% of the issued and outstanding shares of Common Stock. The Company has been informed that all such shares will be voted for the adoption of the Merger Agreement.

     Since May 27, 1998, neither the Company nor the Financial Advisor has received any offers or proposals from any third parties.

GTI'S REASONS FOR THE MERGER; RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS

     On May 26, 1998, the Special Committee unanimously recommended the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger.

     On May 26, 1998, the Company Board (with Mr. Venter not participating because he was then in transit from Johannesburg, South Africa to London, England to attend a meeting of the board of directors of Telemetrix), based upon, among other things, the unanimous recommendation and approval of the Special Committee, the fairness opinion received from the Financial Advisor, and the Board's independent review of the Merger Agreement and the other factors described below, approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and it determined that the Merger is fair to, in the best interests of, and produces the highest value reasonably obtainable to, the stockholders of the Company and that it should recommend that the stockholders of the Company adopt the Merger Agreement.

     Considerations of the Special Committee. In reaching its determination referred to above, the Special Committee considered the following factors (which list includes all material factors considered by the Special Committee), each of which, in the view of the Special Committee, supported such determinations:

          1. The assessment of the Company's management, the Board and the Special Committee that the Company could not long sustain its continuing operating losses. It was the determination of the Special Committee that, in order for GTI to compete more effectively in its market and increase stockholder value, it would be necessary to become or combine with a larger, diversified and better capitalized enterprise. Further, it was the Special Committee's assessment that it would be difficult for the Company to achieve this substantial increase in size either by acquisition or through internal growth. Based in part on the advice of the Financial Advisor, the Special Committee concluded that GTI likely would encounter difficulties raising the additional capital necessary to produce value to the Company's stockholders at levels similar to $3.10 per share of Common Stock in the reasonably foreseeable future. This determination was also due in part to the fact that many of the Company's competitors are substantially larger, more diversified and better capitalized than the Company and, as a result, possess greater ability to effect acquisitions, to maintain necessary technology programs and to hire and retain employees. Accordingly, the Special Committee concluded that a sale of GTI at the current time is in the best interests of GTI and its stockholders and that the Company, acting independently, would be unlikely to produce value to its stockholders at a level similar to or greater than $3.10 per share of Common Stock in the reasonably foreseeable future.

          2. The fact that the Special Committee and, at its direction, the Financial Advisor, had conducted a wide-ranging process to identify and contact potential acquirers or others interested in a strategic relationship or transaction with GTI. The Special Committee, working with management and the Financial Advisor, developed a detailed strategy of approach, first to potential strategic acquirers who were not competitors, then to other potential strategic partners, next to potential financial acquirers and last to competitors. In all, 15 such parties were contacted. The Special Committee held numerous meetings and carefully monitored the progress of such discussions and directed management and the Financial Advisor with respect to such discussions. In addition, in February 1998, GTI publicly announced that it had retained the Financial Advisor to explore strategic alternatives, including the possible sale of GTI. Any potential acquirer or strategic partner who had not yet been contacted was thereby given notice that GTI was potentially for sale. Accordingly, the Special Committee believed that a full and fair market test had been done to establish the arm's-length market value of GTI. Since the May 27, 1998 announcement of the Merger Agreement, neither GTI nor the Financial Advisor has received any bid or indication of interest of any kind from any party.

          3. The history of the negotiations between the Special Committee and Technitrol, including (i) the Special Committee's belief (and Technitrol's clearly stated position) that Technitrol would not further increase the Merger Consideration, and, accordingly, $3.10 per share of Common Stock and $726.37 per share of Preferred Stock was, in the opinion of the Special Committee, the highest price that could be obtained from Technitrol and
     (ii) the Special Committee's belief that further negotiations concerning price with Technitrol could cause Technitrol to terminate negotiations with respect to the Merger.

          4. That the Merger Consideration of $3.10 per share of Common Stock represents: (i) a premium of approximately 34% over the $2.3125 per share closing price on May 12, 1998, which was seven days prior to the May 19, 1998 public announcement of the fact that the Company had signed a letter of intent with Technitrol for the merger of the Company at $3.10 per share of Common Stock in cash; (ii) a premium of approximately 15.3% over the $2.6875 per share closing price on May 20, 1998, which was seven days prior to the May 27, 1998 public announcement (the "Announcement") of the fact that the Company had entered into a definitive agreement for the merger of the Company at $3.10 per share of Common Stock in cash; (iii) a premium of approximately 3.3% over the $3.00 per share closing price on April 27, 1998, which was 30 days prior to the Announcement; and (iv) a premium of approximately 19.4% over the average closing price for the one-month period preceding the Announcement. In addition, the shares of Common Stock have not traded in Nasdaq's National Market higher than $3.10 per share of Common Stock since April 21, 1998. April 22, 1998 was the first date on which the price of the Common

     Stock fell below $3.10 per share. The fact was carefully considered, in light of the other factors described herein, that $3.10 per share was low, relative to the market price of the Common Stock on a historical basis. The decline in the market price of the Common Stock over much of the period of calendar 1998 prior to the Announcement, was seen as reflecting a trend in the Company's operating results and the prospects for the Company. The Board then believed that operating results and prospects for the Company were (as noted elsewhere herein) likely to continue to decline if the Company were not sold. Accordingly, the historical market prices for the Common Stock were regarded as not being a reliable indicator of future prices for the Common Stock, and therefore as not being of determinative significance in deciding whether to sell the Company or whether $3.10 per share was a fair price. The $3.10 price per share of Common Stock and the $726.37 price per share of Preferred Stock are payable in cash, thus eliminating any uncertainties in valuing the consideration to be received by the holders of Common Stock and Preferred Stock.

          5. The terms and conditions of the Merger Agreement, including two key provisions negotiated by the Special Committee. First, Technitrol cannot refuse to complete the Merger because of a decline in the financial performance of GTI after May 26, 1998, even if such decline has a Material Adverse Effect (as defined in the Merger Agreement) on GTI. Second, GTI's Board of Directors retains the right to consider unsolicited superior proposals received from third parties, supply non-public information to such third parties, and terminate the Merger Agreement under certain circumstances if an unsolicited superior offer is received, subject to fulfillment of certain financial obligations to Technitrol. See "Merger Agreement."

          6. The opinion of the Financial Advisor, addressed to the Special Committee and the Board, to the effect that, based upon the assumptions made, matters considered and the limitations on the review undertaken in connection therewith, the Merger Consideration of $3.10 per share of Common Stock, was, as of May 26, 1998, fair to holders of Common Stock (other than Technitrol and its subsidiaries and affiliates) from a financial point of view. See "Opinion of Cowen & Company" and the written opinion of the Financial Advisor attached as Appendix B.

          7. The possibility that the consideration the Company's stockholders might obtain in a future transaction was likely to be less advantageous than the Merger Consideration because of: the lower than expected Company earnings for the first fiscal quarter ended March 31, 1998, and the fiscal year ended December 31, 1997; the substantial uncertainty concerning whether the Company would be able to improve its performance in the nine-months ended September 30, 1998 or thereafter; the frequency with which the Company had, in the past, not met its internally projected results; and the uncertainty regarding the market for Local Area Network ("LAN") products, which account for in excess of 90% of the Company's revenues, and its effect on future Company earnings.

          8. The fact that Technitrol, Inc. was executing and delivering a guaranty of payment of the Merger Consideration by its subsidiary pursuant to the Merger Agreement, which increased the likelihood that the proposed acquisition would be consummated.

          9. While consummation of the Merger would result in the stockholders of the Company receiving a premium for their shares of Common Stock over the trading prices of such shares prior to the public announcement that the Company had signed a letter of intent for the sale of the Company at a price of $3.10 per share of Common Stock, consummation of the Merger would eliminate any opportunity for stockholders of the Company to participate in the potential future growth prospects, if any, of the Company. The Special Committee determined, however, that (a) the loss of opportunity is reflected in the price of $3.10 per share of Common Stock, and (b) there are continued substantial business risks associated with independent operation that could materially negatively affect the Company's ability to achieve the future operating results believed by the Special Committee to be necessary to achieve higher trading prices for the Common Stock.

     The foregoing discussion of the factors considered by the Special Committee is not intended to be all-inclusive. In view of the variety of factors considered in connection with its evaluation of the Merger, the Special Committee did not find it practicable to and did not attempt to rank or assign relative weights to the foregoing factors.

     Considerations of the Board. The members of the Board evaluated the factors listed above under "Considerations of the Special Committee," in light of their knowledge of the business, financial condition and prospects of the Company and based upon the advice of management, the Financial Advisor and Legal Counsel. In addition, the Board determined that the Merger Agreement was the result of a process that was fair to the stockholders of the Company because, among other things, (a) a Special Committee was formed consisting of members of the Board of Directors who are neither employees of the Company nor affiliated with any substantial stockholder of the Company nor any of the bidders, (b) the Special Committee conducted more than 20 meetings during the period between the formation of the Special Committee and the execution and delivery of the Merger Agreement, during which meetings the Special Committee evaluated and analyzed the bids, determined the negotiating strategy and reached informed conclusions based, in part, on the advice of its independent financial and legal advisors,
(c) the Board and the Special Committee deliberated with respect both to the Merger and the alternative strategies of remaining independent or seeking a joint venture to which the Company would contribute substantially all of its assets and personnel, and (d) the price of $3.10 per share of Common Stock and the other terms and conditions of the Merger Agreement resulted from active arm's-length bargaining between the Special Committee and Technitrol. The above factors constitute all of the material factors considered by the Board.

     IN LIGHT OF ALL THE FACTORS SET FORTH ABOVE, GTI'S BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO ADOPT THE MERGER AGREEMENT. GTI'S BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, GTI AND ITS STOCKHOLDERS.

OPINION OF COWEN & COMPANY

     Pursuant to an engagement letter dated January 22, 1998 (the "Financial Advisor Engagement Letter"), the Special Committee retained Cowen & Company ("Cowen" or the "Financial Advisor") to serve as its financial advisor with respect to the Merger. As part of this assignment, the Financial Advisor was asked to render an opinion to the Special Committee and the Board as to the fairness, from a financial point of view, of the financial terms of the Merger to the holders of Common Stock other than Technitrol and its subsidiaries and affiliates. The amount of consideration was determined through negotiations between the Company and Technitrol and not pursuant to recommendations of the Financial Advisor.

     On May 26, 1998, the Financial Advisor delivered certain of its written analyses and its oral opinion to the Special Committee and the Board, subsequently confirmed in writing as of the same date, to the effect that, as of May 26, 1998, the financial terms of the Merger were fair, from a financial point of view, to the holders of Common Stock other than Technitrol and its subsidiaries and affiliates. The full text of the written opinion of the Financial Advisor, dated May 26, 1998, is attached hereto as Appendix B and is incorporated by reference. Holders of Common Stock are urged to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by the Financial Advisor. This summary of the written opinion of the Financial Advisor set forth herein is qualified in its entirety by reference to the full text of such opinion. The Financial Advisor's analyses and opinion were prepared for and addressed to the Special Committee and the Board and are directed only to the fairness, from a financial point of view, of the financial terms of the Merger and do not constitute an opinion as to the merits of the Merger or a recommendation to any stockholder as to how to vote on the proposed Merger.

     The Financial Advisor was selected by the Special Committee as its financial advisor, and to render an opinion to the Special Committee, because the Financial Advisor is a nationally recognized investment banking firm and because certain principals of the Financial Advisor have substantial experience in transactions similar to the Merger and are familiar with the Company and its businesses. As part of its investment banking business, the Financial Advisor is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for corporate and other purposes.

     In arriving at its opinion, the Financial Advisor (i) reviewed the Company's combined and consolidated financial statements for the fiscal years ended December 31, 1995 through December 31, 1997, unaudited financial statements for the fiscal quarter ended March 31, 1998, certain publicly available filings with the Securities and Exchange Commission and certain other relevant financial and operating data of the Company; (ii) reviewed the May 25, 1998 draft of the Merger Agreement provided to the Financial Advisor by management of the Company; (iii) held meetings and discussions with management and senior personnel of the Company to discuss the business, operations, historical financial results and future prospects of the Company; (iv) reviewed financial projections furnished to the Financial Advisor by the management of the Company, including, among other things, the capital structure, sales, operating income, net income, cash flow, capital requirements and other data of the Company the Financial Advisor deemed relevant; (v) reviewed the operating and financial results of the Company over the last three fiscal years and compared its results with the operating and financial results of certain other publicly traded companies which the Financial Advisor deemed relevant; (vi) reviewed the public market valuation and trading multiples of the Company, and compared the Company's trading multiples to the trading multiples of certain other publicly traded companies which the Financial Advisor deemed relevant; (vii) reviewed the historical prices and trading activity of the Common Stock from May 22, 1997 to May 22, 1998 and from May 22, 1995 to May 22, 1998 and compared the price performance of the Common Stock to the stock price performance of certain other publicly traded companies which the Financial Advisor deemed relevant over the period from May 22, 1997 to May 22, 1998;
(viii) compared the financial terms of the Merger with the financial terms of the acquisitions of certain other companies which the Financial Advisor deemed relevant, including a comparison of the premiums paid in the Merger with the premiums paid in those other acquisitions; and (ix) conducted such other studies, analysis, inquiries and investigations as the Financial Advisor deemed appropriate. At the request of the Company, the Financial Advisor solicited third-party indications of interest in acquiring all or substantially all of the stock or assets of the Company.

     In rendering its opinion, the Financial Advisor, with the consent of the Special Committee and the Board, relied upon the Company's management with respect to the accuracy and completeness of the financial and other information furnished to it as described above or that was otherwise reviewed by it. With respect to the financial projections furnished to the Financial Advisor by management of the Company, the Financial Advisor assumed, with the consent of the Special Committee and the Board, the attainability of the financial results therein and that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company, and that such projections provided a reasonable basis for the Financial Advisor's opinion. These projections were based on numerous variables and assumptions that are inherently uncertain, and may be beyond the control of the Company, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in the projections. The Financial Advisor did not assume any responsibility for independent verification of such information, including financial information, nor did the Financial Advisor make or receive an independent evaluation or appraisal of any of the properties or assets of the Company. With respect to all legal matters relating to the Company, Technitrol and the Merger, the Financial Advisor relied on the advice of legal counsel of the Company. The Financial Advisor rendered no opinion with respect to such matters.

     The Financial Advisor's opinion is necessarily based on general economic, market, financial and other conditions as they exist on, and can be evaluated as of, May 26, 1998, as well as the information then available to it. It should be understood that, although subsequent developments may affect its opinion, the Financial Advisor does not have any obligation to update, revise or reaffirm its opinion. The Financial Advisor's opinion is limited to the fairness, from a financial point of view, of the financial terms of the Merger to the holders of Common Stock (other than Technitrol and its subsidiaries and affiliates). The Financial Advisor expresses no opinion with respect to any other reasons, legal, business or otherwise, that may support the decision of the Special Committee to recommend to the Board the approval of, the decision of the Board to approve, or the Company's decision to enter into, the Agreement.

     For purposes of rendering its opinion the Financial Advisor assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. The Financial Advisor also assumed that all governmental, regulatory or other consents and approvals contemplated by the Merger Agreement will be obtained and that in the course of obtaining those consents no restrictions will be imposed or waivers made that would have a material adverse effect on the contemplated benefits of the Merger.

     The Financial Advisor also assumed, with the consent of the Special Committee and the Board, that, prior to the effectiveness of the Merger, each issued and outstanding share of Preferred Stock will be converted into 234.314 shares of Common Stock. The Financial Advisor did not express any opinion, and did not conduct any analysis, with respect to a transaction that does not contemplate the aforementioned conversion of all outstanding Preferred Stock shares into shares of Common Stock. The Financial Advisor also expressed no opinion as to the consideration that could have been received by the holders of the Preferred Stock absent the conversion.

     The following is a summary of each of the material financial analyses performed by the Financial Advisor to arrive at its opinion. The Financial Advisor performed certain procedures, including each of the financial analyses described below, and reviewed with the Special Committee and the Board, the assumptions on which such analyses were based and other factors, including the historical and projected financial results of the Company. No limitations were imposed by the Special Committee or the Board with respect to the investigations made or procedures followed by the Financial Advisor in rendering its opinion.

     Stock Trading History. The Financial Advisor reviewed the historical market prices and trading volumes of the Common Stock from May 22, 1997 to May 22, 1998 (the second to last trading day prior to announcement of the Merger) and from May 22, 1995 to May 22, 1998. The Financial Advisor also compared the closing price of the Common Stock with indices made up of the average closing prices of each of the Core Comparable Companies, the Small Cap Companies and the Large Cap Companies, respectively (the "Indices"). The companies included two companies in the magnetic-based electronic component industry (Bel Fuse, Inc. and Technitrol, Inc.) (the "Core Comparable Companies"); five small cap general electronic component companies (ACME Electric Corp., Corcom, Inc., C.P. Clare Corporation, Methode Electronics, Inc. and Spectrum Control, Inc.) (the "Small Cap Companies"); and five large cap general electronic component companies (Artesyn Technologies, Inc., AVX Corporation, Burr-Brown Corporation, Kemet Corporation and Vishay Intertechnology, Inc.) (the "Large Cap Companies" and all of the companies together, the "Selected Companies"). This information was presented solely to provide the Special Committee and the Board with background information regarding the stock price of GTI over the period indicated. The Financial Advisor noted that over the last twelve months the high and low trading prices for shares of Common Stock were $7.75 and $1.94, respectively, and that the average closing price during this period was $5.28; and over the last three years the high and low trading prices were $23.63 and $1.94, respectively. The Financial Advisor also noted that the price of the Common Stock has fallen during the twelve months ended May 22, 1998, while each of the three Indices has increased during the twelve months ended May 22, 1998.

     The Financial Advisor noted that the consideration being offered in the Merger represented premiums of 12.7%, 15.3% and 7.8% over the closing trading prices of the Common Stock on May 22, 1998 ($2.75), May 15, 1998 ($2.69) and April 24, 1998 ($2.88), respectively, and was 20.0% below the closing trading price of the Common Stock on February 6, 1998 ($3.88) (the date immediately prior to the announcement that GTI would explore strategic alternatives). The Financial Advisor also noted that, after reducing the consideration being offered in the Merger and the applicable closing trading price of the Common Stock by the amount per share of cash on the balance sheet of GTI as of March 31, 1998, the corresponding premiums for such dates were 16.5%, 20.0%, 10.0% and -23.9%, respectively.

     Comparable Growth and Margin Analysis. To provide further contextual information regarding the Company, the Financial Advisor analyzed the historical median compound annual growth rates, over the last three fiscal years and for the latest reported twelve months ("LTM") over the prior fiscal year, for revenue, earnings before interest expense, income taxes, depreciation and amortization ("EBITDA"), earnings before interest expense and income taxes ("EBIT") and net income and the projected median growth rates for net income for each of the Core Comparable Companies, the Small Cap Companies and the Large Cap Companies. The Financial Advisor also analyzed the median gross margin, EBIT and net (net income) margins for each of the same groups of Selected Companies. The Financial Advisor did not include Technitrol, Inc. and Vishay Intertechnology, Inc. in this analysis as both companies have not restated their financials for the last three fiscal years to reflect significant purchase acquisitions. This analysis was presented to provide the Special Committee and the Board with further context in which to consider analysis of certain transactions and certain publicly-traded companies (as described below).

     Such analysis indicated that, for the Core Comparable Companies, the median compound annual growth rates for revenue, EBITDA, EBIT and net income over the last three fiscal years were 2.0%, 8.6%, 9.0% and 4.5%, respectively. The median projected growth rate for net income from 1998 calendar year end to 1999 calendar year end (based on projected net income data calculated by First Call) was 16.0%; and the average gross, EBIT and net margins were 29.5%, 11.4% and 11.8%, respectively. For the Small Cap Companies, the median compound annual growth rates for revenue, EBITDA, EBIT and net income over the last three fiscal years were 9.5%, 8.5%, 7.1% and 9.6%, respectively. The median projected growth rate for net income from 1998 calendar year end to 1999 calendar year end was not meaningful as 1999 calendar year end projected earnings were not available for any of the Small Cap Companies; and the average gross, EBIT and net margins were 31.7%, 10.0% and 6.4%, respectively. For the Large Cap Companies, the median compound annual growth rates for revenue, EBITDA, EBIT and net income over the last three fiscal years were 2.5%, 2.6%, -0.4% and 2.3%, respectively. The median projected growth rate for net income from 1998 calendar year end to 1999 calendar year end (based on projected net income data calculated by First
Call) was 18.4%; and the average gross, EBIT and net margins were 28.7%, 15.5% and 10.0%, respectively.

     The corresponding growth rate in revenue for GTI was -15.2%. The corresponding growth rates for EBITDA, EBIT, net income, and projected net income for GTI were each not meaningful given GTI's historical and projected net and operating losses. The corresponding gross, EBIT and net margins for GTI were 23.4%, -2.1% and -2.0%, respectively.

     Such analysis for the LTM over the prior fiscal year indicated that, for the Core Comparable Companies, the median growth rates for revenue, EBITDA, EBIT, and net income were 17.8%, 33.2%, 40.5% and 34.6%, respectively. The corresponding gross, EBIT and net margins were 31.9%, 13.5% and 13.6%, respectively. For the Small Cap Companies, the median growth rates for revenue, EBITDA, EBIT, and net income were 12.1%, 28.9%, 32.3% and 20.1%, respectively. The corresponding gross, EBIT and net margins were 31.0%, 10.7% and 7.5%, respectively. For the Large Cap Companies, the median growth rates for revenue, EBITDA, EBIT, and net income were 20.6%, 30.9%, 31.8% and 26.2%, respectively. The corresponding gross, EBIT and net margins were 28.3%, 14.3% and 9.5%, respectively.

     The corresponding growth rate in revenue for GTI was -19.8%. The corresponding growth rates for EBITDA, EBIT and net income for GTI were each not meaningful given GTI's historical net and operating losses. The corresponding gross, EBIT and net margins for GTI were 18.7%, -9.7% and -10.0%, respectively.

     Discounted Cash Flow Analysis. The Financial Advisor estimated the range of values for the Common Stock based upon the discounted present value of the projected after-tax free cash flows of GTI for the fiscal years ended December 31, 1998 through December 31, 2001, and of the terminal value of the Company at December 31, 2002. After tax free cash flow was calculated by taking projected EBIT and subtracting from such amount projected taxes, capital expenditures, changes in working capital and changes in other assets and liabilities and adding back projected depreciation and amortization (the "Free Cash Flows"). This analysis was based upon operating (EBIT) cash flow projections provided by GTI management. In performing this analysis, the Financial Advisor utilized discount rates ranging from 15.0% to 20.0% based on GTI's weighted average cost of capital of 17.2% as of May 22, 1998. In calculating the terminal value of the Company, the Financial Advisor utilized perpetual growth rates ranging from 3.0% to 5.0% applied to 2001 Free Cash Flow for GTI. Utilizing this methodology, GTI's fully-diluted equity value ranged from $1.60 to $2.60 per share.

     Discounted Prospective Future Earnings Analysis. The Financial Advisor also analyzed potential Common Stock prices one year from May 26, 1998 and two years from May 26, 1998, based on management's projected earnings in 1999 and in 2000 and prospective price to earnings ("P/E") multiples ranging from 12.5x to 22.5x. The Financial Advisor noted that as of May 22, 1998, the 1998 P/E multiples for the Core Comparable Companies ranged from 15.4x to 16.8x with a median and mean of 16.1x. The Financial Advisor observed that, on the basis of the Company's earnings per share projections in 1999, GTI would have to achieve a 1999 P/E multiple of greater than 22.5x in order to achieve, by May 26, 1999, a price greater than $3.00 per share of Common Stock.

     The Financial Advisor also observed that in 2000, on the basis of the Company's earnings projections (which the Financial Advisor noted represents a 161% increase over the 1999 earnings projections), GTI must achieve a P/E multiple greater than 16.0x in order to achieve a price per share of Common Stock that has a present value greater than $3.10 per share. The Financial Advisor assumed a discount rate of approximately 17% in calculating the present value of the Company's prospective share price. The Financial Advisor observed that this discount rate approximated the Company's cost of equity of 17.5% as of May 22, 1998.

     Analysis of Certain Transactions. The Financial Advisor reviewed the financial terms, to the extent publicly available, of nine transactions involving the acquisition of companies in the electronics industry (the "EI Transactions") and 3 transactions involving the acquisition of companies in the magnetic-based components industry (the "MBC Transactions" and, collectively with the EI Transactions, the "Selected Transactions"), in each case which were announced or completed since January 1, 1992. The EI Transactions consisted of (listed as acquiror/target): Computer Products Inc./Zytec Corporation; Cooper Industries, Inc./ Coiltronics, Inc.; Computer Products, Inc./Elba Group; Thomas & Betts Corporation/Augat Inc.; AMP, Inc./ M/A-Com, Inc.; Vishay Intertechnology, Inc./Vitramon, Inc.; Avnet, Inc./Hall-Mark Electronics Corp.; Hicks, Muse & Co./DuPont Co. -- Connector Systems; and Vishay Intertechnology, Inc./Sprague Technologies Inc. -- Component Operations. The MBC Transactions consisted of (listed as acquiror/target): Technitrol, Inc./Northern Telecom Ltd. -- Magnetic Components; Technitrol, Inc./Pulse Engineering Inc.; and Technitrol, Inc./The Fil-Mag Group (the "MBC Transactions").

     The Financial Advisor reviewed the market capitalization of common stock plus total debt less cash and equivalents ("Enterprise Value") paid in the Selected Transactions as a multiple of LTM revenues and also examined the multiples of equity value paid in the Selected Transactions to book value and tangible assets. In addition, the Financial Advisor reviewed the premium of the offer price over the trading prices one trading day, five trading days, twenty trading days and thirty trading days prior to the announcement date of the Selected Transactions.

     Such analysis indicated that the Enterprise Value paid, as a multiple of LTM revenues, ranged, for the Selected Transactions, from 0.43x to 1.68x, with a median of 0.96x and a mean of 0.92x (excluding one of the Selected Transactions for which information was not available); for the MBC transactions, from 0.43x to 0.55x, with a median of 0.46x and a mean of 0.48x; and for the EI Transactions, from 0.55x to 1.68x, with a median of 1.05x and a mean of 1.08x. The Financial Advisor noted that the corresponding multiple of LTM revenues implied by Technitrol's offer is 0.38x.

     Such analysis also indicated that the equity value paid, as a multiple of book value, ranged, for the Selected Transactions, from 0.97x to 8.16x book value, with a median of 2.75x and a mean of 3.37x (excluding five of the Selected Transactions for which information was not available); for the MBC Transactions, was 1.09x (information was available for only one of the MBC Transactions); and for the EI Transactions, from 0.97x to 8.16x, with a median of 3.12x and a mean of 3.75x. Such analysis also indicated that the equity value paid as a multiple of tangible assets, ranged, for the Selected Transactions, from 0.80x to 3.52x, with a median of 1.36x and a mean of 1.61x (excluding five of the Selected Transactions for which information was not available); for the MBC Transactions, was 0.86x (information available for only one of the MBC Transactions); and for the EI Transactions, from 0.80x to 3.52x, with a median of 1.51x and a mean of 1.73x. The corresponding multiples of book value and tangible assets implied by Technitrol's offer are 0.58x and 0.60x, respectively.

     Such analysis also indicated that, for the Selected Transactions, the premium of the offer price, at announcement, one trading day, five trading days, twenty trading days, and thirty trading days prior to the announcement date ranged from 8.9% to 50.0%, 8.0% to 55.6%, 5.4% to 74.2% and 25.9% to 74.7%,
respectively, with medians and means of 33.5% and 31.6%, 43.7% and 35.6%, 36.3% and 39.3%, and 38.4% and 43.4%, respectively. The corresponding premiums implied by Technitrol's offer are 12.7%, 15.3%, 7.8% and -17.3%.

     Cowen noted that the multiples for the proposed transaction were below the mean and median for the other transactions reviewed, and in most cases below the range of multiples for such other transactions. However, Cowen also noted that although the Selected Transactions were used for comparison purposes, none of such transactions is directly comparable to the Merger, and none of the companies in such transactions is directly comparable to GTI or Technitrol (with the exception of the MBC Transactions in which Technitrol was the acquiring company). Accordingly, an analysis of the results of such a comparison is not purely mathematical but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or GTI to which they are being compared. In particular, Cowen noted that GTI's growth rates and margins over the last twelve months and the last three fiscal years were below those of several of the acquired companies examined in such analysis.

     Analysis of Certain Publicly Traded Companies. To provide contextual data and comparative market information, the Financial Advisor compared selected historical operating and financial data and ratios for GTI to the corresponding data and ratios of each of the Selected Companies. Such data and ratios included the Enterprise Value of such companies as a multiple of LTM revenues, and the market capitalization of common stock of such companies as a multiple of the book value of common shareholders' equity. The Financial Advisor also examined the ratios of the current prices of such companies to the estimated 1999 calendar year earnings per share ("EPS") (as estimated by Institutional Brokers Estimating System ("IBES") and First Call).

     Such analysis indicated that, for the Core Comparable Companies, the Enterprise Value as a multiple of LTM revenues ranged from 1.54x to 1.67x with a median of 1.60x and a mean of 1.60x, and that, for all the Selected Companies, the Enterprise Value as a multiple of LTM revenues ranged from 0.50x to 3.43x, with a median of 1.23x and a mean of 1.34x. The Financial Advisor noted that the corresponding multiple of LTM revenues implied by Technitrol's offer is 0.38x.

     Such analysis also indicated that, for the Core Comparable Companies, the equity value as a multiple of book value ranged from 2.13x to 4.37x, with a median of 3.25x and a mean of 3.25x, and the multiple of current prices of the Core Comparable Companies to their estimated 1999 calendar year EPS was 14.5x (estimated 1999 calendar year earnings were available for only one of the Core Comparable Companies). Such analysis also indicated that, for the Selected Companies, the equity value as a multiple of book value ranged from 1.34x to 4.37x, with a median of 2.15x and a mean of 2.49x; the price per share ranged from 10.6x to 18.8x estimated 1999 calendar year EPS, with a median of 13.3x and a mean of 14.0x (excluding eight of the Selected Companies for which there were no estimated 1999 calendar year earnings available). The Financial Advisor noted that the corresponding multiples implied by Technitrol's offer are 0.58x book value and 30.6x estimated 1999 calendar year EPS.

     Cowen noted that the revenue and book value multiples for GTI implied by the proposed transaction were below the mean and median and the ranges of such multiples for the other companies reviewed. However, Cowen also noted that although the Selected Companies were used for comparison purposes, none of such companies are directly comparable to GTI. Accordingly, an analysis of the results of such a comparison is not purely mathematical but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected Companies and other factors that could affect the public trading value of the Selected Companies or GTI to which they are being compared. In particular, Cowen noted that GTI's growth rates and margins over the last twelve months and the last three fiscal years were below the respective medians for the companies examined in such analysis, as described in the Comparable Growth and Margin Analysis described above.

     The summary set forth above does not purport to be a complete description of all the analyses performed by the Financial Advisor. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. The Financial Advisor did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, the Financial Advisor believes, and has advised the Special Committee and the Board, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, the Financial Advisor made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of GTI and Technitrol. These analyses performed by the Financial Advisor are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently uncertain and, they are subject to significant business, economic, competitive, regulatory and other uncertainties and contingencies, all of which are difficult or impossible to predict and are beyond the control of the Financial Advisor and GTI. As mentioned above, the analyses supplied by the Financial Advisor and its opinion were among several factors taken into consideration by the Special Committee and the Board in making their respective decisions to recommend the approval of, and to approve, the Merger Agreement and should not be considered as determinative of such decisions.

     Pursuant to the Financial Advisor Engagement Letter, GTI has agreed to pay certain fees to the Financial Advisor for its financial advisory services provided in connection with the Merger, a significant portion of which is contingent upon the consummation thereof. If the Merger is consummated, the Financial Advisor will be entitled to receive an aggregate transaction fee in an amount equal to approximately $600,000, less a retainer fee of $50,000 paid upon execution of the Financial Advisor Engagement Letter. Additionally, GTI has agreed to reimburse the Financial Advisor for its out-of-pocket expenses (including the reasonable fees and expenses of its counsel) incurred or accrued during the period of, and in connection with, the Financial Advisor's engagement. GTI has also agreed to indemnify the Financial Advisor against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of services performed by the Financial Advisor as financial advisor to the Special Committee in connection with the Merger, unless it is finally judicially determined that such liabilities arose out of the Financial Advisor's gross negligence or willful misconduct. The terms of the fee arrangement with the Financial Advisor, which are customary in transactions of this nature, were negotiated at arm's length between the Special Committee and the Financial Advisor, and the Board was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to the Financial Advisor is contingent upon consummation of the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the Merger, stockholders should be aware that certain current and prior directors and officers of GTI and Telemetrix have interests in the Merger, as described below.

     Change of Control Stay Bonuses. Pursuant to change of control severance agreements, certain GTI officers, including Mr. Hugo-Martinez, who is also a director, will be entitled to receive change of control stay bonuses in the following amounts upon the effectiveness of the Merger: Mr.
Hugo-Martinez -- $481,500 (18 months of base salary); Bruce C. Myers (Chief Financial Officer) -- $202,875 (nine months of base salary plus a target amount of $75,000); Michael Hollabaugh (Vice President -- Sales and
Marketing) -- $132,600 (nine months of base salary) and William Staunton (Executive Vice President) -- $123,750 (nine months of base salary). Kail Seibert (Vice President and General Counsel) and William Kopenhaver (Vice President -- Operations) also were parties to change of control severance agreements with GTI, but were terminated on July 3, 1998, as a cost-cutting measure. Ms. Seibert and Mr. Kopenhaver, upon such termination, received nine months of their respective base salaries. For Ms. Seibert, this amount equalled $96,450 and for Mr. Kopenhaver, $105,000. The change of control severance agreements were negotiated at the time the Board decided to consider strategic alternatives to remaining independent, and thus were entered into in contemplation of a possible change of control, such as the Merger, in order to give management an added incentive to remain and provide continuity through the process of considering strategic alternatives and closing a possible change of control transaction. If these change of control severance agreements had not been entered into, Mr. Hugo-Martinez would have been entitled to receive $321,000 (twelve months of base salary) and Ms. Seibert $64,300 (six months of base salary) as change of control bonuses (under severance agreements that were superseded by the change of control severance agreements) only if they were terminated by the

Company. Messrs. Myers, Hollabaugh, Staunton and Kopenhaver similarly would not have received any amounts upon a change of control unless they were terminated by the Company, in which event the Company's most recent practice for a vice president would have provided three months of base salary as severance, although the Company's written policy for employees generally would have provided one week of base salary as severance for each year of service. Each of Messrs. Myers, Hollabaugh and Staunton has served for less than three years, and Mr. Kopenhaver served less than three years prior to his termination.

     Options. Certain of the GTI officers and directors hold options to acquire Common Stock, all of which options are at an exercise price which is greater than $3.10 per share. As a result, no officer or director will profit from such options.

     Indemnification. The Merger Agreement provides that all rights to indemnification and advancement of expenses existing in favor of any present or former director or officer of GTI, as provided in (i) GTI's certificate of incorporation or bylaws, or (ii) certain indemnification agreements identified in the Merger Agreement as in effect on the date thereof, shall survive the Merger with respect to matters occurring at or prior to the Effective Time. Pursuant to the Merger Agreement, Technitrol has agreed that it will indemnify and hold harmless the present and former officers and directors of GTI in respect of acts or omissions occurring prior to the Effective Time, subject to limitations imposed under applicable law. Technitrol has agreed to maintain the existing GTI policy of directors' and officers' liability insurance for a period of six years after the Effective Time. Technitrol, Inc. has guaranteed payment of the indemnity.

     Repayment of Telemetrix Loan. The Merger Agreement requires that GTI repay its loan from Telemetrix (which directly or indirectly owns approximately 47.9% of the outstanding shares of Common Stock and 100% of the outstanding shares of Preferred Stock) immediately prior to the Effective Time as part of Technitrol's plan to replace all of the Company's financing facilities. The outstanding principal balance on the Telemetrix loan was $1.25 million as of May 27, 1998. Absent the requirement contained in the Merger Agreement, $625,000 principal amount of the loan is due in August 1998 and $625,000 principal amount of the loan is due in February 1999. Thus repayment will occur earlier than Telemetrix would otherwise have been repaid.

     Liquidity for Telemetrix. Consummation of the Merger will provide liquidity to Telemetrix for its substantial block of Common Stock and Preferred Stock, which liquidity might not otherwise be available to Telemetrix.

MERGER AGREEMENT

     The following summary of the Merger Agreement is subject to, and qualified in its entirety by, the complete text of the Merger Agreement, which is attached to this Proxy Statement as Appendix A. The terms of the Merger Agreement are the result of arm's-length negotiations between GTI and Technitrol.

     Terms of the Merger. At the Effective Time, and subject to and upon the terms and conditions of the Merger Agreement and the DGCL, Acquisition will be merged with and into GTI, the separate corporate existence of Acquisition will cease, and GTI will continue as the surviving corporation.

     Subject to and immediately following the receipt of the vote of stockholders of GTI and the satisfaction or waiver of the conditions to the consummation of the Merger set forth in the Merger Agreement, the parties shall cause the Merger to be consummated by filing a certificate of merger as contemplated by the DGCL. The Merger shall be effective at the time the certificate of merger is filed with the Delaware Secretary of State or such other time as specified in the certificate of merger.

     The Merger Agreement provides that the certificate of incorporation of Acquisition, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of GTI immediately after the Effective Time. The Merger Agreement provides that the bylaws of Acquisition, as in effect immediately prior to the Effective Time, shall be the bylaws of GTI immediately after the Effective Time.

     The directors and officers of Acquisition immediately prior to the Effective Time shall be the directors and officers of GTI immediately after the Effective Time.

     Conversion of Shares in the Merger. At the Effective Time, each share of Preferred Stock which is issued and outstanding immediately prior to the Effective Time (other than shares of Preferred Stock as to which appraisal rights are exercised) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive, in cash, $726.37 per share of Preferred Stock. At the Effective Time, each share of Common Stock which is issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock as to which appraisal rights are exercised) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive, in cash, $3.10 per share of Common Stock.

     At the Effective Time, each share of Common Stock held in the treasury of GTI immediately prior to the Effective Time shall be canceled and cease to exist, and no payment shall be made with respect thereto.

     Appraisal Rights. Notwithstanding any provision of the Merger Agreement to the contrary, any shares of Common Stock outstanding immediately prior to the Effective Time held by a holder who has demanded and perfected the right of appraisal of those shares in accordance with the provisions of Section 262 of the DGCL and as of the Effective Time has not withdrawn or lost such right to such appraisal ("Dissenting Shares") shall not be converted into or represent a right to receive a cash payment pursuant to the Merger Agreement, but the holder shall only be entitled to such rights as are granted by the DGCL. See "Appraisal Rights." If a holder of shares of Common Stock who demands appraisal of those shares under the DGCL effectively withdraws or loses (through failure to perfect or otherwise) the right of appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, those shares shall be converted into and represent only the right to receive $3.10 per share, without interest, upon compliance with the provisions, and subject to the limitations, of the Merger Agreement. The Merger Agreement requires that GTI shall give Technitrol
(a) prompt notice of any written demands for appraisal of any shares of Common Stock, attempted withdrawals of such demands, and any other instrument served pursuant to the DGCL and received by GTI relating to stockholders' rights of appraisal, and (b) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. GTI shall not, except with the prior written consent of Technitrol, voluntarily make any payment with respect to any demands for appraisal of Common Stock or offer to settle or settle any such demands.

     Options and Warrants. At or immediately prior to the Effective Time, all options and warrants (the "Stock Rights") to purchase shares of Common Stock that were granted under any employee stock option or compensation plan, or other arrangement shall be canceled. No holder of Stock Rights shall be entitled to receive any amount on account of such cancellation because each Stock Right is exercisable at a price in excess of $3.10 per share of Common Stock.

     Payment of Shares. At the Effective Time, Technitrol shall deposit, in immediately available funds, with Registrar and Transfer Company (the "Payment Agent"), an amount sufficient to allow the Merger Consideration to be paid to the holders of each share of Common and Preferred Stock (such sum being hereinafter referred to as the "Merger Fund"). Out of the Merger Fund, the Payment Agent shall, pursuant to instructions from the holders of Common and Preferred Stock, make the payments of the Merger Consideration referred to in the Merger Agreement. Any amount remaining in the Fund one year after the Effective Time shall be refunded to Parent, upon demand, and Parent shall remain liable for payment of the Merger Consideration.

     In the event any certificate or certificates representing Common or Preferred Stock are lost, stolen or destroyed, then the person claiming such fact must provide (i) an affidavit to that effect and (ii) a suitable indemnity or bond, if required by Parent or the Payment Agent. Upon receipt and processing of such documents, the amount owing to such person shall be paid to such person.

     At and after the Effective Time, all shares of Common and Preferred Stock issued and outstanding immediately prior to the Effective Time shall be canceled and cease to exist, and each holder of a certificate or certificates that represented shares of Common or Preferred Stock issued and outstanding immediately prior to the Effective Time shall cease to have any rights as a stockholder of GTI with respect to the shares of Common or Preferred Stock represented by such certificate or certificates, except for the right to surrender such holder's certificate or certificates in exchange for the payment provided pursuant to the Merger

Agreement or to perfect such holder's right to receive payment for such holder's shares pursuant to the DGCL if such holder has validly exercised and not withdrawn or lost such holder's right to receive payment for such holder's shares pursuant to the DGCL.

     DETAILED INSTRUCTIONS, INCLUDING A TRANSMITTAL LETTER, WILL BE MAILED TO STOCKHOLDERS PROMPTLY FOLLOWING THE EFFECTIVE TIME AS TO THE METHOD OF EXCHANGING CERTIFICATES FORMERLY REPRESENTING SHARES OF COMMON STOCK OR PREFERRED STOCK FOR THE MERGER CONSIDERATION. STOCKHOLDERS SHOULD NOT SEND CERTIFICATES REPRESENTING THEIR SHARES OF COMMON STOCK OR PREFERRED STOCK TO THE PAYMENT AGENT OR GTI PRIOR TO RECEIPT OF THE TRANSMITTAL LETTER.

     Representations and Warranties. The Merger Agreement contains representations and warranties of GTI, in respect of GTI and its subsidiaries, relating to the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (i) corporate organization and qualification; (ii) capitalization; (iii) authority; (iv) Securities and Exchange Commission reports and financial statements; (v) information provided in this Proxy Statement; (vi) consents, approvals and absence of violations;
(vii) absence of defaults; (viii) absence of undisclosed liabilities and certain changes; (ix) litigation; (x) compliance with applicable law; (xi) employee benefit plan and labor matters; (xii) environmental laws and regulations; (xiii) taxes; (xiv) vote required (xv) opinion of the Financial Advisor; (xvi) absence of brokers; (xvii) absence of restrictions on business activities; (xvii) absence of liens and encumbrances; (xix) intellectual property; (xx) agreements, contracts and commitments; and (xxi) non-public information provided to Technitrol.

     The Merger Agreement contains representations and warranties of Parent and Acquisition relating to the following matters (which representations and warranties are subject, in certain cases, to specific exceptions): (i) organization; (ii) authority; (iii) absence of defaults; (iv) litigation; (v) consents, approvals and absence of violations; and (vi) availability of funds.

     None of the representations or warranties of any of GTI, Parent or Acquisition survive the consummation of the Merger.

     Conduct of Business Pending the Merger. The Merger Agreement provides that, from the date of the Merger Agreement through the Effective Time, GTI will conduct its operations only in the ordinary course of business consistent with past practices, and to the extent consistent therewith, with no less diligence and effort than would have been applied in the absence of the Merger Agreement. Without limiting the generality of the foregoing, the Merger Agreement provides that, from the date of the Merger Agreement through the Effective Time, GTI will not do any of the following without the prior written consent of Parent (except as otherwise permitted or required by the Merger Agreement): (i) amend its certificate of incorporation or bylaws; (ii) grant, amend or modify any Stock Rights or issue, sell or otherwise dispose of any of its capital stock (except upon the exercise of Stock Rights or conversion of Preferred Shares outstanding as of the date of the Merger Agreement); (iii) split, combine, reclassify, repurchase, declare or pay any dividends on its capital stock; (iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger); (v) alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure of ownership of any subsidiary; (vi) incur or assume any long-term or short-term debt or issue any debt securities; (vii) except as required by law, enter into, adopt or amend or terminate any employment agreement or any bonus, profit sharing, compensation, severance, termination, stock option or other arrangement for the benefit or welfare of any director, officer or employee; (viii) enter into or amend any agreement or take any action which reasonable would be expected to have a Material Adverse Effect on the Company or enter into any agreement, order, consent or commitment relating to the Company property in Leesburg, Indiana; (ix) transfer or license to any person or entity or otherwise materially extend, amend or modify any rights to the Company's Intellectual Property Rights or enter into grants to future patent rights; (x) grant any severance or termination to any executive officer or other employee except payments made in amounts consistent with the Company's policies and past practices and written agreements outstanding;

(xi) commence any litigation other than for the routine collection of bills, or where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable asset of the Company's business;
(xii) acquire or agree to acquire by any manner, any business organization, or otherwise acquire any assets that are material to the business of the Company;
(xiii) sell, lease or otherwise dispose of properties or assets, other than in the ordinary course of business; (xiv) materially revalue any of the Company's tangible assets other than in the ordinary course of business; (xv) pay, discharge or satisfy any claim, liability or obligation in excess of One Hundred Thousand Dollars ($100,000.00) (in any one case) or Three Hundred and Fifty Thousand Dollars ($350,000.00) (in the aggregate), other than in the ordinary course of business; (xvi) make or change any material election in respect of Taxes; or (xvii) take, or agree to take, any of the actions described above.

     Solicitations and Superior Proposals. The Company has covenanted that neither the Company nor any of its subsidiaries shall, nor shall the Company authorize or permit any of its or their respective officers, directors, employees, representatives, agents, investment bankers, subsidiaries and affiliates to, directly or indirectly, solicit, initiate, engage or participate in discussions or negotiations with, or disclose or afford access to non-public information concerning the Company and its subsidiaries to or otherwise assist, encourage or cooperate with or enter into any agreement or understanding with any person or group (other than Parent and Acquisition or any designees of Parent and Acquisition) concerning any Third Party Acquisition Proposal; provided, however, that such covenant shall not prevent the Board from taking and disclosing to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer. The Board shall not withdraw or amend its recommendation of the Merger Agreement or approve or recommend, or cause the Company to enter into any agreement with respect to, any Third Party Acquisition Proposal, and the Company shall and shall cause its respective officers, directors, employees, representatives, agents, investment bankers, subsidiaries and affiliates not to make or authorize any statement, recommendation or solicitation in support of any Third Party Acquisition Proposal. Notwithstanding anything to the contrary provided in the Merger Agreement, the Board may participate in negotiations with a Third Party, furnish information to a Third Party or amend or withdraw its recommendation of the adoption of the Merger Agreement or approve or recommend a Superior Proposal, but only after a Third Party shall have delivered to the Company in writing an unsolicited, bona fide Third Party Acquisition Proposal that the Board by a majority vote determines in its good faith judgment (after consultation with its principal advisors, including a financial advisor of nationally recognized reputation, which shall be deemed to include the Financial Advisor) to be more favorable to the Company's stockholders than the Merger (a "Superior Proposal") and for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Board (based on the advice of a financial advisor of nationally recognized reputation) is reasonably capable of being financed by such Third Party and which is probable to be consummated in accordance with its terms. In the event the Company receives a Superior Proposal, the Company will (i) immediately give written notice to Parent (a "Notice of Superior Proposal") advising Parent that the Board has received an unsolicited bona fide Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and (ii) give Parent five business days from its receipt of the Notice of Superior Proposal to make an offer which the Board by a majority vote determines in its good faith judgment (after consultation with its principal advisors, including a financial advisor of nationally recognized reputation) to be at least as favorable to the Company's stockholders as such Superior Proposal, in which event the Board shall accept such offer from Parent unless, within five business days of the Company's receipt of such offer from Parent, the Company receives a Third Party Acquisition Proposal that the Board, by a majority vote, determines in its good faith judgment (after consultation with its principal advisors, including a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than such offer from Parent. "Third Party" means any person, entity or group (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act), other than Parent, Acquisition or any affiliate thereof. "Third Party Acquisition Proposal" means a proposal to the Company by a Third Party for a transaction that would include any of the following events: (i) the acquisition of the Company by merger or otherwise by any Third Party; (ii) the acquisition by a Third Party of more than 50% of the total assets of the Company and its subsidiaries taken as a whole; or (iii) the acquisition by a Third Party of 50% or more of the outstanding Common Stock or Preferred Stock.

     Additional Covenants. Pursuant to the Merger Agreement, GTI has covenanted to: (i) prepare and file with the Securities and Exchange Commission this Proxy Statement and all other filings with the Securities and Exchange Commission required to be filed by the Company; (ii) convene a special meeting of GTI stockholders as soon as practicable to vote upon adoption of the Merger Agreement; (iii) permit Technitrol to have access to GTI's officers, employees, agents, independent auditors, representatives, properties, books and records; and (iv) use all reasonable efforts to obtain any third party consents required to effectuate the Merger Agreement.

     Parent has covenanted to cause: (i) at the Effective Time, the payment of funds sufficient to pay the Merger Consideration; and (ii) after the Effective Time, GTI to honor all GTI employment, severance, consulting and other compensation contracts with any current or former GTI director, officer or employee, and all provisions for vested benefits under employee benefit plans, and, for one year after the Effective Time, to extend benefit plans that, in the aggregate, are substantially similar to the GTI benefit plans in effect immediately prior to the Effective Time. The covenant contained in the preceding clause (ii) does not obligate GTI or Parent to continue to employ any person who is not a party to an employment agreement. Technitrol, Inc. has guaranteed Parent's covenant to pay the Merger Consideration.

     GTI, Parent and Acquisition each have covenanted to: (i) make any filings required by the HSR Act; (ii) give any required notices concerning breaches of its own representations and warranties in the Merger Agreement; (iii) make a joint press release concerning the Merger; and (iv) use all commercially reasonable efforts to take all actions and to do all things necessary in order to consummate and make effective the transactions contemplated by the Merger Agreement.

     Conditions to the Merger. The obligations of GTI and Technitrol to complete the Merger are subject to a number of conditions. If these conditions are not satisfied or waived, the Merger will not be completed: (i) approval of the Merger Agreement by holders of a majority of the outstanding shares of Common Stock and holders of at least two-thirds of the outstanding shares of Preferred Stock, voting as separate classes; (ii) expiration or earlier termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR") (early termination was granted and became effective on June 19, 1998); and (iii) no statute, rule, regulation, executive, order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger.

     Several additional conditions exist that must be met to require Technitrol to complete the Merger: (i) the representations of the Company contained in the Merger Agreement or in any other document delivered pursuant thereto shall be true and correct at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent the representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), provided that the representations of the Company and its subsidiaries which are not qualified by materiality or Material Adverse Effect (as defined in the Merger Agreement) shall be deemed for all purposes of the Merger Agreement to be true and correct if, in the aggregate the breach of all such representations, if any, do not have a Material Adverse Effect on the Company or the validity of the Merger; (ii) each of the covenants and obligations of the Company to be performed at or before the Effective Time pursuant to the terms of the Merger Agreement shall have been duly performed in all material respects at or before the Effective Time; (iii) the Company shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated by the Merger Agreement under any loan or credit agreement, license, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Company or the validity of the Merger; (iv) receipt of an opinion of legal counsel to the Company as to certain matters set forth in Exhibit B to the Merger Agreement, and (v) GTI stockholders perfecting appraisal rights hold no more than 10% of the outstanding shares of Common Stock of GTI, assuming for purposes of such calculation the conversion to shares of Common Stock of all outstanding shares of Preferred Stock.

     Notwithstanding the above, the first three conditions, in the immediately preceding paragraph, to Technitrol's obligation to complete the Merger will be deemed satisfied if such conditions would have been satisfied but for the occurrence, between May 26, 1998 and the closing date of the Merger, of a reduction, compared to the first quarter of fiscal year 1998, in the earnings before interest, taxes, depreciation and amortization of the Company and its subsidiaries, on a consolidated basis ("EBITDA") that has a Material Adverse Effect on the Company, and the business and financial events resulting in such reduction in EBITDA were not themselves initiated by one or more independent breaches by the Company of the representations and warranties of the Company contained in the Merger Agreement.

     Additional conditions exist that must be met to obligate GTI to complete the Merger: (i) the representations of Parent and Acquisition contained in the Merger Agreement or in any other document delivered pursuant thereto shall be true and correct at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), provided that the representations of Parent and Acquisition which are not qualified by materiality or Material Adverse Effect shall be deemed for all purposes of this Agreement to be true and correct if, in the aggregate the breaches of all such representations, if any, do not have a Material Adverse Effect on Parent or Acquisition or the validity of the Merger; (ii) each of the covenants and obligations of Parent and Acquisition to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time; (iii) Parent shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated by the Merger Agreement under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Parent or Acquisition or the validity of the Merger; and (iv) receipt of an opinion of legal counsel to Parent as to the matters set forth in Exhibit A to the Merger Agreement.

     Termination of Merger Agreement and Termination Fees. Either GTI or Technitrol may terminate the Merger Agreement if: (i) they mutually consent in writing to terminate the Merger Agreement; (ii) a final order or similar action by a court of competent jurisdiction in the United States or other United States Governmental Entity (as defined in the Merger Agreement) restrains, enjoins or otherwise prohibits the Merger; or (iii) the Merger has not been consummated by November 30, 1998, unless the terminating party has caused the failure to meet the closing conditions by failing to fulfill its obligations under the Merger Agreement.

     In addition, Technitrol may terminate the Merger Agreement if: (i) GTI breaches any of its representations or warranties in the Merger Agreement and the first or third condition precedent, above, to Technitrol's obligation to close the Merger is not capable of being satisfied by November 30, 1998; (ii) GTI breaches a covenant in the Merger Agreement having a Material Adverse Effect or materially adversely affecting (or materially delaying) the consummation of the Merger, such that the second or third condition precedent, above, to Technitrol's obligation to close the Merger is not capable of being satisfied by November 30, 1998 and such breach has not been cured within twenty business days after notice thereof by Technitrol; (iii) the Board has recommended to GTI's stockholders a Superior Proposal (as defined in the Merger Agreement) and GTI's stockholders have not adopted the Merger Agreement by November 30, 1998; (iv) the Board has withheld, withdrawn, modified or changed its approval or recommendation of the Merger Agreement or the Merger and GTI's stockholders have not adopted the Merger Agreement by November 30, 1998; (v) GTI stockholders perfecting appraisal rights hold more than 10% of the outstanding shares of Common Stock of GTI, assuming for purposes of such calculation the conversion to shares of Common Stock of all outstanding shares of Preferred Stock; or (vi) the Board convenes a meeting of GTI stockholders to vote upon the Merger Agreement and the GTI stockholders fail to adopt the Merger Agreement.

     In addition, GTI may terminate the Merger Agreement if: (i) Parent or Acquisition breaches any of its representations or warranties in the Merger Agreement and the first or third condition precedent, above, to GTI's obligation to close the merger is not capable of being satisfied by November 30, 1998; (ii) Parent or Acquisition breaches a covenant in the Merger Agreement materially adversely affecting the consummation of the Merger, such that the second or third condition precedent, above, to GTI's obligation to close the merger is not capable of being satisfied by November 30, 1998 and such breach has not been cured within twenty business days after notice thereof by GTI; or (iii) Section 4.4 of the Merger Agreement, relating to the receipt and evaluation by GTI of a Superior Proposal, is satisfied.

     GTI will be required to pay Technitrol a termination fee equal to Technitrol's actual documented out-of-pocket costs incurred, not to exceed $750,000, if the Merger is terminated due to: (i) the Board's termination of the Merger Agreement pursuant to Section 4.4 thereof, relating to the receipt and evaluation of a Superior Proposal; (ii) the Board's recommendation of a Superior Proposal and the failure of the Company's stockholders to adopt the Merger Agreement, instead, by November 30, 1998; (iii) the Board's withholding, withdrawal, modification or change of its approval or recommendation to GTI's stockholders of a vote for the adoption of the Merger Agreement, and the failure of the Company's stockholders to adopt the Merger Agreement, in any event, by November 30, 1998; or (iv) the Board's convening of a meeting of GTI stockholders to vote upon the Merger Agreement and the failure of the Company's stockholders to adopt the Merger Agreement.

     In addition, if the Merger Agreement is terminated as a result of one of the factors enumerated in the preceding paragraph and GTI consummates a transaction with respect to a Third Party Acquisition Proposal with a party other than Technitrol or enters into an option, agreement or letter of intent with respect to a Third Party Acquisition Proposal or other arrangement intended to transfer control of GTI or the stockholders of GTI tender or grant an option on shares representing 50% or more of the voting interest in GTI, within twelve months after termination (and, in the event the Merger was terminated due to a failure of the Company's stockholders to adopt the Merger Agreement at a meeting convened by the Board to vote upon the Merger Agreement, a Third Party Acquisition Proposal was outstanding at the time of such stockholders' meeting), then GTI will pay to Technitrol an additional termination fee equal to $2 million less the amount paid pursuant to the immediately preceding paragraph. The termination fee is intended to be the only damages that Technitrol is entitled to receive if the Merger Agreement is terminated for the first or second grounds, above, on the basis of which Technitrol can terminate the Merger Agreement.

     Expenses. All expenses incurred in connection with the Merger Agreement and the transactions contemplated in the Merger Agreement will be paid by the party incurring such expenses.

     Amendment. The parties to the Merger Agreement may modify or amend any provision of the Merger Agreement at any time prior to the Effective Time, whether before or after adoption of the Merger Agreement by the GTI stockholders, by written agreement executed and delivered by duly authorized officers of the respective parties, but, after such adoption, no amendment shall be made which requires the approval of GTI stockholders under applicable law without such approval.

ACCOUNTING TREATMENT

     The Merger will be accounted for under the purchase method of accounting. A final determination of required purchase accounting adjustments of the fair value of the assets and liabilities of GTI has not yet been made.

CERTAIN EFFECTS OF THE MERGER

     Upon consummation of the Merger, Acquisition will be merged into GTI, the separate corporate existence of Acquisition will cease, and GTI will continue as the surviving corporation. Thereafter Technitrol will own directly or indirectly all of the outstanding shares of Common Stock and will be entitled to all of the benefits and detriments resulting from that interest, including all income or losses generated by GTI's operations and any future increase or decrease in GTI's value. After the Effective Time, the present holders of Common and Preferred Stock will no longer have any equity interest in GTI, will not share in the future earnings or growth of GTI and will no longer have rights to vote on corporate matters. GTI is currently subject to the information filing requirements of the Exchange Act, and in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial statements and other matters. As a result of the Merger, GTI will become a wholly-owned subsidiary of Parent, there will cease to be any public market for the Common Stock, and, after the Effective Time, the Common Stock will be delisted from the Nasdaq National Market. Upon such event, GTI will apply to the Commission for the deregistration of the Common Stock under the Exchange Act. The termination of the registration of the Common Stock under the Exchange Act would make certain provisions of the Exchange Act (including the proxy solicitation provisions of Section 14(a), and the short-swing trading provisions of Section 16(b)), no longer applicable to GTI.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     Upon consummation of the Merger each outstanding share of the Common Stock (except for those with respect to which statutory appraisal rights are perfected or those owned by Parent or any of its subsidiaries) will be converted into the right to receive the Merger Consideration.

     THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND ARE BASED UPON PRESENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER IS URGED TO CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF UNITED STATES ALTERNATIVE MINIMUM TAX, STATE, LOCAL AND OTHER TAX LAWS.

     THE FOLLOWING DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES TO THE HOLDER OF THE PREFERRED STOCK, AND MAY NOT BE APPLICABLE TO CERTAIN TYPES OF SHAREHOLDERS, SUCH AS FINANCIAL INSTITUTIONS, BROKER-DEALERS, SHAREHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES, FOREIGN ENTITIES AND PERSONS WHO RECEIVED PAYMENTS IN RESPECT OF OPTIONS OR WARRANTS TO ACQUIRE COMMON STOCK.

     The receipt of cash pursuant to the Merger will be a taxable transaction for United States federal income tax purposes. In general, for United States federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the cash received by the stockholder pursuant to the Merger Agreement and the stockholder's adjusted tax basis in the shares of Common Stock converted into the right to receive the Merger Consideration pursuant to the Merger Agreement. Such gain or loss will be a capital gain or loss if the shares of Common Stock constitute capital assets in the hands of the stockholder. Pursuant to recently enacted legislation, in the case of an individual holder of Common Stock, any such capital gain generally will be subject to a maximum United States federal income tax rate of (a) 20% if the holder's holding period in such shares was more than 18 months at the Effective Time and (b) 28% if the holder's holding period was more than one year but not more than 18 months at the Effective Time. Certain limitations apply with respect to the deductibility of capital losses.

     Payments in connection with the Merger may be subject to "backup withholding" at a 31% rate. Backup withholding generally applies if the stockholder fails to furnish such stockholder's social security number or other taxpayer identification number ("TIN"), or furnishes an incorrect TIN. Backup withholding is not an additional tax but merely a creditable advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Stockholders should consult with their own tax advisors as to the qualifications and procedures for exemption from backup withholding.

                             REGULATORY COMPLIANCE

     The Merger is subject to review by the Federal Trade Commission and the Antitrust Division of the Department of Justice under the HSR Act. The Company, Telemetrix and Technitrol were granted early termination of the HSR waiting period, effective on June 19, 1998.

     A certificate of merger must be filed on behalf of GTI and Acquisition with the Secretary of State of Delaware in order to effect the Merger.

     Except as described above, GTI is not aware of any licenses or regulatory permits that are material to its business that might be adversely affected by the Merger, or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required prior to the Effective Time.

                                APPRAISAL RIGHTS

     If the Merger is consummated, a holder of record of shares of Common Stock who objects to the terms of the Merger may seek an appraisal under Section 262 of the DGCL of the "fair value" of such holder's shares. The following is a summary of the principal provisions of Section 262 and does not purport to be a complete description. A copy of Section 262 is attached to this Proxy Statement as Appendix C. Failure to take any action required by Section 262 will result in a termination or waiver of a stockholder's rights under Section 262.

     1. A stockholder electing to exercise Appraisal Rights must (a) deliver to GTI, before GTI stockholders vote on the Merger Agreement, a written demand for appraisal that is made by or on behalf of the person who is the holder of record of GTI stock for which appraisal is demanded and (b) not vote in favor of adopting the Merger Agreement. The demand must be delivered to GTI Corporation at 9715 Business Park Avenue, San Diego, California 92131, Attention: Bruce C. Myers, Chief Financial Officer. A proxy or vote against adopting the Merger Agreement does not constitute a demand. A stockholder electing to take such action must do so by a separate written demand that reasonably informs GTI of the identity of the holder of record and of such stockholder's intention to demand appraisal of such holder's GTI stock. Because a proxy left blank will, unless revoked, be voted FOR adoption of the Merger Agreement, a stockholder electing to exercise Appraisal Rights who votes by proxy must not leave the proxy blank but must vote AGAINST adoption of the Merger Agreement or ABSTAIN from voting for or against adoption of the Merger Agreement.

     2. Only the holder of record of GTI stock is entitled to demand Appraisal Rights for GTI stock registered in that holder's name. The demand must be executed by or for the holder of record, fully and correctly, as the holder's name appears on the holder's stock certificates. If GTI stock is owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, the demand should be executed in that capacity. If GTI stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record; however, the agent must identify the owner or owners of record and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners of record.

     A holder of record, such as a broker, who holds GTI stock as nominee for beneficial owners may exercise a holder's right of appraisal with respect to GTI stock held for all or less than all of such beneficial owners. In such case, the written demand should set forth the number of GTI stock covered by the demand. Where no number of shares of GTI stock is expressly mentioned, the demand will be presumed to cover all GTI stock standing in the name of the holder of record.

     3. Within 10 days after the Effective Time, GTI will send notice of the effectiveness of the Merger to each person who prior to the Effective Time satisfied the foregoing conditions.

     4. Within 120 days after the Effective Time, GTI or any stockholder who has satisfied the foregoing conditions may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the GTI stock. Stockholders seeking to exercise Appraisal Rights should not assume that GTI will file a petition to appraise the value of their GTI stock or that GTI will initiate any negotiations with respect to the "fair value" of such GTI stock. Accordingly, GTI stockholders should initiate all necessary action to perfect their Appraisal Rights within the time periods prescribed in Section 262.

     5. Within 120 days after the Effective Time, any stockholder who has complied with the requirements for exercise of Appraisal Rights, as discussed above, is entitled, upon written request, to receive from GTI a statement setting forth the aggregate number of shares of GTI stock not voted in favor of the Merger and with respect to which demands for appraisal have been made and the aggregate number of holders of such GTI stock. GTI is required to mail such statement within 10 days after it receives a written request to do so.

     6. If a petition for an appraisal is timely filed, after a hearing on the petition, the Delaware Court of Chancery will determine the stockholders entitled to Appraisal Rights and will appraise the GTI stock owned by such stockholders, determining its "fair value" exclusive of any element of value arising from the accomplishment or expectation of the Merger and will determine the amount of interest, if any, to be paid upon the value of the GTI stock of the stockholders entitled to appraisal. Any such judicial determination of the "fair value" of GTI stock could be based upon considerations other than or in addition to the price paid in the Merger and the market value of GTI stock, including asset values, the investment value of the GTI stock and any other valuation considerations generally accepted in the investment community. The value so determined for GTI stock could be more, less than, or the same as the consideration paid pursuant to the Merger Agreement. The Court may also order that all or a portion of any stockholder's expenses incurred in connection with an appraisal proceeding, including, without limitation, reasonable attorneys' fees and fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all GTI stock entitled to appraisal.

     7. Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the Effective Time, be entitled to vote the shares subject to such demand for any purpose or be entitled to dividends or other distributions on that GTI stock (other than those payable or deemed to be payable to stockholders of record as of a date prior to the Effective Time).

     8. Holders of GTI stock lose the right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time, or if a stockholder delivers to GTI a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time requires GTI's written approval. If Appraisal Rights are not perfected or a demand for Appraisal Rights is withdrawn, a stockholder will be entitled to receive the consideration otherwise payable pursuant to the Merger Agreement.

     9. If an appraisal proceeding is timely instituted, such proceeding may not be dismissed as to any stockholder who has perfected a right of appraisal without the approval of the Delaware Court of Chancery.

                     INFORMATION REGARDING GTI CORPORATION

GENERAL

     GTI Corporation, primarily through its wholly owned subsidiary Valor Electronics, Inc. (collectively "the Company"), is an international supplier of magnetics-based, signal management components to original equipment manufacturers ("OEMs") of local area networks ("LAN"), wide area networks ("WANs"), telecommunications and broadband systems (collectively "networks") for data and voice communications. In general, the Company's products isolate and filter the communication signal at the point where two or more network components are connected to assure that the signal is clean and that the network and its components are protected.

PRODUCTS

     The Company designs, manufactures, markets, and supports a broad family of standards-based magnetic components with application-specific interface solutions for signal management in networking products. These signal management products provide signal processing and power transfer functions such as circuit isolation and impedance matching, signal shaping and conditioning, noise reduction and filtering, and voltage conversion. These electrical functions help enable the OEM's hardware and software product architecture to transmit data over the transmission media.

     Magnetics-based components are marketed under the Valor name and consist of two categories, signal processing and power transfer, as more fully described below. The Company's products comply with the industry standards adopted by the Institute of Electrical and Electronic Engineers ("IEEE") for the conversion and transmission of data over copper wire and support the major networking architectures which have evolved based on these standards.

     The Company's magnetic-based components include a broad family of standards-compliant, miniature, wire-wound transformers; integrated modules; and subsystem products. The Company works closely with networking customers and integrated circuit companies to design products that complement the manufacturers' integrated circuit or chip set configuration with magnetics applications required to enable the integrated circuit to perform its desired function. The Company's products are located at most interface points of the system where signal conversion is required. For example, on the desktop in a LAN application, these products are found inside the computer on the network interface adapter card. At the file server, these products are found near the connection port of hubs or concentrators, routers, and switches, as well as inside multiple-access units.

     Magnetics-based components are an integral part of electronic circuitry. In LAN applications, circuits need to be isolated from each other, impedances matched (signal levels stepped up or down), unwanted signals suppressed or noise emissions filtered, and voltage converted. The LAN topologies that these networking products support differ in their requirements for transmission speed, wiring specifications, and signaling-access methods of the LAN; and, as a result, the component mix, quantity, placement, and degree of component integration for these products will vary depending upon the LAN topology used.

     Signal Processing Products. The majority of the Company's revenues are derived from signal-processing products which consist of pulse transformers, chokes, filters, and integrated filter modules. Pulse transformers provide electrical isolation of circuits and match impedances between different parts of circuits, thus allowing for different circuits placed within close proximity on the same board to handle voltage signals without causing data distortion or circuit damage. In a LAN using copper wire as the transmission medium, isolation transformers are used on network adapter cards, generally located inside the computer, close to the connector, to isolate the network wiring from the adapter card itself. This isolation prevents the network wire from transferring voltage spikes into the system which would severely damage the circuits. Chokes are used for filtering and smoothing electrical signals, and are often used in connection with transformers. In a LAN, the required magnetics application for chokes is signal conditioning and shaping at the network interface point to suppress common mode noise (noise present equally on pairs of wires where the signals are supposed to exist at opposite levels to each other) emission on the transmit and receive line. The Company's transformers and chokes support Ethernet over coaxial cable; 10Base-T and Token Ring LAN topologies; 100Base-TX Fast Ethernet, 155 Mbps Asynchronous Transfer Mode ("ATM"), and fibre-channel applications. Transformers and chokes are also used in telecommunication products with ISDN, T1/E1/CEPT and xDSL interface applications. Filter products reduce or eliminate conducted noise frequencies outside of the normal network frequencies from traveling along transmission media as well as minimize large current or voltage spikes that would be deemed excessive on the transmission cable. Filter products are designed to work with the most commonly used integrated circuits and generally support both transmit or receive functions. Filters are located at the transmit and receive connection ports in such hardware as adapter cards, intelligent hubs, routers, and switches and may be placed discretely on printed-circuit boards or into an integrated filter module.

     Integrated filter modules consist of a filter and a transformer and often a choke in one single module and may also include resistors, compactors and opto-isolators. Integrated filter modules perform the combined functions of signal isolation, impedance matching, signal conditioning, filtering, noise suppression and overvoltage protection. The Company's filter products support applications for Ethernet over coaxial cable, 10Base-T, Token Ring, PCMCIA credit card-sized standard, FDDI over copper, 100Base-VG, 100Base-T4, 155 Mbps ATM, ADSL and Cable Modem.

     Beginning in 1998, the Company offers a line of single, one-by-four and two-by-six integrated connectors which integrate the Company's signal processing products with RJ45 connectors in a strategic arrangement with AMP (a connector manufacturer). These integrated connectors offer size and performance benefits as compared to the current approach of a separate signal processing component and a separate RJ45 connector.

     GTI has been conducting research and development on a technology that, if successful, might, in some fashion, permit the automation of the production process of magnetic components of the sort made by the Company and its competitors while producing components of markedly higher quality at lower cost than current methods. First (and thus far the only) prototypes were completed in April 1998, which prototypes do not satisfy the required LAN specifications of the product. The Company continues to evaluate the design and performance of these prototypes as well as alternative designs and methodologies. If this research and development project is ultimately successful and results in a product that can be manufactured at competitive prices and is acceptable to customers, this project could have a material positive effect on the business, financial condition and prospects of the Company. The project is not yet near to completion, however, and there can be no assurance that the several scientific and engineering hurdles in the way of successful completion will be overcome. In addition, there can be no assurance that, even if the technical problems can be solved, the resulting technology could or would be commercially exploited or have a material positive effect on the business, financial condition or prospects of the Company.

     Power-Transfer Products. The Company's principal power-transfer products are DC/DC converters. DC/DC converters take the bus or supply voltage, which generally operates at a different voltage level than the integrated circuit, and converts the voltage to a level to enable the integrated circuit to function optimally. DC/DC converters are also suitable for flash memory and distributed power applications. In a LAN, DC/DC two watt converters are located in combination adapter cards and hubs and support Ethernet (10Base2/5) over coaxial cable applications. 10Base-T topologies do not require a DC/DC converter.

CUSTOMERS

     The Company's products are sold directly or indirectly to more than 1,000 customers, including primarily OEMs and distributors. Two of these customers accounted for 18% and 13% of the Company's total sales in 1997. Two customers accounted for 20% and 10% of the Company's total sales in 1996, and two customers accounted for 16% and 14% of the Company's total sales in 1995. No other customer accounted for 10% or more of total sales in these years, but several other customers contributed more than 5% of the Company's total sales in these years. The sales percentage from the Company's OEM and distribution customers has historically fluctuated and may continue to vary in future periods. Management believes that future sales concentration to these OEM and distribution customers is likely to continue. The importance of these customers to the Company, combined with competitive pressures, could result in the negotiation of lower sales prices for these customers which could adversely affect the Company's results of operations and financial condition. The loss of one of these customers would have a material adverse effect on the Company's results of operations and financial condition.

SALES AND MARKETING

     The Company's products are sold in North America through 16 manufacturers' representative organizations employing over 150 sales engineers trained to sell the Company's products. These products are also offered for sale through two national and one regional electronics distributors with branches throughout the United States and Canada. The efforts of the representative organizations are directed by three regional manager employees, and the efforts of the distribution organizations are directed by a national distribution manager employee, all of whom report to a vice president of sales.

     The international sales structure comprises representative and distributor networks in Europe and the Pacific Rim. There are directors of sales and marketing in London, England, and Hong Kong who oversee sales in Europe and Asia, respectively. The Company employs customer service representatives to process purchase orders and respond to customer inquiries.

COMPETITION

     The market for magnetics-based components for network applications is highly competitive. The Company's LAN products have two principal competitors, Pulse Engineering, Inc., (a subsidiary of Technitrol) and Bel Fuse, Inc. Each of these competitors offers a broad product line, and each competes with levels of manufacturing and engineering capabilities at least similar to the Company's. In addition, numerous foreign-based firms with strong, low cost manufacturing capabilities offer specific products with capabilities similar to the Company's product lines. There is no dominant competitor in the telecommunications market for magnetic components, and competition varies according to location and type of interface. Among at least 30 competitors in the telecommunications market, the Company competes most often with Pulse Engineering, Midcom, Vacuumschmelze and UMEC.

     The number of competitors and the characteristics of competition for the Company's products varies based on the degree of engineering and design related to each product. Currently, competition is primarily based on engineering design, quality, availability, and price. Products with very little engineering requirements or changes in design have more competitors and typically compete on price. Products with a high degree of engineering design and component integration have fewer competitors and typically compete on the ability to provide solutions.

     The market for 10Base-T Ethernet and 10Base-2/5 products is becoming increasingly mature and, as a result, manufacturing companies are entering the marketplace with standard products and have sought to compete on the basis of price. The Company has competed in this environment by focusing on higher degrees of engineering and functionality, product quality, and availability, as well as the ability to cost re-engineer mature products. See "Product Development" for a discussion of new product development and emerging communications markets.

MANUFACTURING AND SUPPLIERS

     The manufacturing operations for the Company's products are labor intensive, and primarily involve the winding of magnetic cores; the assembly and placement of discrete and integrated circuit components onto printed circuit boards; product encapsulation; testing; quality assurance; and marking of the final component. The Company conducts its manufacturing in two operations in the People's Republic of China ("PRC") and one operation in the Philippines. The activities of these manufacturing operations are coordinated and supported by the Company's San Diego-based headquarters and, in times of peak production, may be supplemented by third-party subcontractors in the PRC and in the Philippines. All of the Company's manufacturing operations in the PRC and the Philippines are certified pursuant to ISO 9002. The Company has direct product supervision over the subcontractor operations. The related subcontractor arrangements are negotiated on a price-per-piece basis, renewable annually, and generally provide to the Company flexibility to adapt its production schedule in response to fluctuations in market demand.

     The principal materials and fabricated components used in the Company's products include ferrite cores, coilforms, leadframes, printed circuit boards, epoxies, discrete and integrated circuit electronic components. The Company generally uses standard parts and components for its products and, historically, has been able to obtain adequate supplies from several existing sources. Currently, pin coilforms, which are used in approximately 30% of filter products, are manufactured by a sole-sourced supplier. An interruption in the supply of pin coilforms or the inability of the Company to procure this component from alternative sources at acceptable prices within a reasonable time would materially and adversely affect the Company's business, manufacturing operations, operating results, and financial condition.

PRODUCT DEVELOPMENT

     The market for the Company's products is characterized by rapidly changing technology, frequent new product introduction, and the requirement to conform to evolving standards for networking data communications architectures. The Company's ability to develop and introduce new products to the market in a timely manner or enhancements to existing products is crucial to its future success.

     The Company is developing its magnetics-based products for use in emerging communications markets, such as Fast Ethernet, GigaBit, FDDI/CDDI, ATM, xDSL, ISDN and T1/E1 standards. The Company works closely with networking customers and integrated circuits manufacturers with which the Company's products must interface and participates as a member in the IEEE and ANSI Standards Committees and the ADSL Forum. These efforts give the Company early access to new technologies and new product plans, which the Company believes provide it with timely information regarding the development of its products. Concurrent engineering projects with key customers are also becoming an important factor in developing new products and product enhancements. In 1997, 1996, and 1995, the Company incurred design engineering and product development costs of $3,166,000, $3,245,000 and $4,705,000, respectively.

FOREIGN OPERATIONS

     Substantially all of the Company's manufacturing operations and approximately 52% of its identifiable assets (excluding goodwill) are located in the PRC and the Philippines. See also "Manufacturing and Suppliers" and "Properties." There are risks inherent to these foreign operations, many of which are beyond the control of the Company. These risks include exposure to the effects of political and economic instability and significant changes to existing international treaties, fluctuating currency exchange rates, changes in tariffs, taxes, duties and imposts, market forces, and changes in foreign laws as well as difficulties in staffing and managing foreign subsidiaries and oversight of subcontracting arrangements. Such risks could result in interruptions of manufacturing operations, capability, or substantial increases in operating costs which, if prolonged, would have a material, adverse effect on the Company's profitability and financial condition. For example, if the United States Government were to eliminate current favorable trade legislation with China or increase customs duties, it could have a material adverse effect on a significant portion of the Company's foreign operations.

INTERNATIONAL SALES

     Sales to customers outside of the United States comprised approximately 46% of the Company's total sales in 1997, of which approximately 21%, 22%, and 1% were made to customers in Asia, Europe, and North America (outside the United States), respectively. Sales to customers outside the United States as a percentage of total sales were approximately 48% in 1996, and 42% in 1995. Additional geographic segment financial information is set forth in the Notes to the Consolidated Financial Statements included elsewhere herein.

     The Company has established sales offices in Hong Kong and London, England to administer its international sales activities. The Company believes that LAN, telecommunication and broadband systems, which require magnetics-based components such as those manufactured by the Company, will make further penetration into international markets, as has been the case in the United States. Accordingly, the Company expects that international sales will continue to represent a significant percentage of total future sales. International sales are, however, subject to inherent risks, including changes in regulatory requirements, fluctuating currency exchange rates, increases in tariff and other barriers, difficulties in obtaining export licenses, and potentially adverse tax consequences.

PROPERTIES

     The Company's world-wide headquarters as well as the principal executive, marketing, sales, product development, manufacturing process design, materials procurement, managerial and manufacturing support are located in two leased buildings in San Diego, California. The manufacturing operations for the Company are located in two leased facilities in the PRC and one leased facility in the Philippines.

     The following table sets forth the Company's principal leased facilities by location, square footage, segment and use, lease expiration, and renewal options:

                                APPROXIMATE                                                      RENEWAL
                                  SQUARE                 SEGMENT              YEAR OF LEASE      OPTIONS
           LOCATION               FOOTAGE             PRODUCTS/USES            EXPIRATION        #/PERIOD
           --------             -----------           -------------           -------------      --------
U.S.A.
  San Diego, CA...............    40,000      Corporate Office                    2002        2/2 years each
                                              Valor administration, product
                                              development
  San Diego, CA...............     7,500      Valor warehouse, stockroom          2002        2/2 years each
Hong Kong
  Kowloon.....................     2,000      Valor regional sales office         1999             None
People's Republic of China(1)
  Factory 1...................    50,000      Valor signal processing,            1998             None
                                              power transfer
  Factory 2...................    95,000      Valor signal processing,            2000             None
                                              power transfer
Philippines
  Cabuyao.....................    39,000      Valor signal processing,            1999          1/5 years
                                              power transfer

---------------
(1) The PRC facilities are operated directly by the Company under negotiated contracts between the Company and the provincial government of China. In addition to the manufacturing space indicated, each facility includes space for staff quarters and dormitories. Such living quarters in the aggregate represent 278,500 square feet of space.

     In addition to its manufacturing and distribution facilities, the Company leases small sales offices elsewhere in the United States and the United Kingdom. The Company believes that its facilities are well maintained, in good operating condition and adequate to support anticipated operating needs over the next twelve months.

LEGAL PROCEEDINGS

     In December 1995, a class-action lawsuit was filed in the United States District Court, Southern District of California, against the Company and certain of its officers and directors alleging violations of the Securities Exchange Act of 1934. In November 1996, the court approved a Stipulation of Settlement with prejudice resulting in a release of all claims. The settlement amount, paid by the Company in 1996, was $400,000.

     The Company is subject to various federal, state, and local environmental protection laws and regulations and, from time to time, has incurred costs for environmental compliance, none of which to date has been material. The Company has been studying and undertaking certain remedial actions with respect to groundwater pollution and soil contamination conditions at its closed facility in Leesburg, Indiana. The Company anticipates that additional environmental expenses will be incurred in future years as the Company continues its environmental studies and analysis and, upon mutual agreement with the relevant state agency, as the Company implements a remediation plan. Based on current knowledge, the Company does not believe that any future expenses associated with environmental remediation will have a material impact on the financial position or results of operations of the Company.

     The Company is involved in various legal proceedings and claims arising in the ordinary course of business, none of which, in the opinion of management, is expected to have a material effect on the Company's consolidated financial position or results of operations.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data of the Company have been derived from the unaudited interim financial statements and the audited annual financial statements of the Company. This data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations, the Interim Unaudited Financial Statements and Notes thereto, and the Annual Audited Financial Statements and Notes thereto all included elsewhere in this document.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        FIRST QUARTER
                                                         (UNAUDITED)                   YEAR ENDED DECEMBER 31,
                                                      -----------------   --------------------------------------------------
                                                       1998      1997      1997       1996       1995       1994      1993
                                                      -------   -------   -------   --------   --------   --------   -------
Income Statement Data Sales.........................  $14,002   $22,393   $82,591   $ 92,533   $114,836   $103,239   $88,575
                                                      =======   =======   =======   ========   ========   ========   =======
Income (loss) from:
  Continuing operations.............................  $(4,586)  $   188   $(3,133)  $ (7,651)  $  6,124   $  3,299   $10,890
  Discontinued operations, net of income taxes......       --        --        --     (2,998)    (2,178)     1,962     2,310
  Disposal of discontinued operations, net of income
    taxes...........................................       --        --        --    (10,822)    (2,000)        --        --
  Cumulative effect of change in accounting
    principle, net of income taxes..................     (899)       --        --         --         --         --        --
                                                      -------   -------   -------   --------   --------   --------   -------
        Net income (loss)...........................  $(5,485)  $   188   $(3,133)  $(21,471)  $  1,946   $  5,261   $13,200
                                                      =======   =======   =======   ========   ========   ========   =======
Diluted earnings (loss) per share:
  Continuing operations.............................  $ (0.52)  $  0.01   $ (0.38)  $  (0.88)  $   0.56   $   0.32   $  1.09
  Discontinued operations, net of income taxes......       --        --        --      (0.33)     (0.20)      0.19      0.23
  Disposal of discontinued operations, net of income
    taxes...........................................       --        --        --      (1.21)     (0.18)        --        --
  Cumulative effect of change in accounting
    principle, net of income taxes..................    (0.10)       --        --         --         --         --        --
                                                      -------   -------   -------   --------   --------   --------   -------
        Net income (loss) per share.................  $ (0.62)  $  0.01   $ (0.38)  $  (2.42)  $   0.18   $   0.51   $  1.32
                                                      =======   =======   =======   ========   ========   ========   =======
Weighted average number of common shares and common
  stock equivalents.................................    8,973     8,973     8,973      8,973     10,904     10,187    10,023
                                                      =======   =======   =======   ========   ========   ========   =======
Balance Sheet Data
Total Assets........................................  $74,936   $95,672   $82,954   $ 91,524   $117,699   $ 99,948   $89,648
                                                      =======   =======   =======   ========   ========   ========   =======
Working Capital.....................................  $31,095   $30,656   $33,813   $ 29,513   $ 53,690   $ 42,108   $38,055
                                                      =======   =======   =======   ========   ========   ========   =======
Long-term debt, less current portion................  $    --   $ 1,250   $   625   $     --   $     --   $     --   $    --
                                                      =======   =======   =======   ========   ========   ========   =======
Stockholders' equity................................  $58,209   $67,314   $63,765   $ 67,150   $ 88,995   $ 77,563   $71,772
                                                      =======   =======   =======   ========   ========   ========   =======

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS.

     The following discussion should be read in conjunction with the Interim Unaudited Financial Statements and Notes thereto and the Annual Audited Financial Statements and Notes thereto included elsewhere in this document. Amounts are expressed in thousands (except per share data).

RESULTS OF OPERATIONS

  Three months ended March 28, 1998 compared to the three months ended March 29, 1997

     Revenues declined by $8,391 or 37.5% to $14,002 in the first quarter ended March 28, 1998 from $22,393 in the comparable quarter in 1997. This decrease resulted from an approximate 31.9% decrease in average selling prices (including the effects of changes in mix), coupled with an approximate 8.2% decrease in unit volume. Management attributes the decrease in average selling prices to the competitive pressures caused by downward pressures on prices in the market for networking products for which the Company provides components. The decrease in average selling prices also resulted from a greater current-quarter mix of lower-priced components for telecommunications markets. The 8.2% decrease in unit volume generally resulted from softness in the overall market for local area networking products coupled with the negative effects of customer uncertainty related to the Company's previously announced consideration of strategic alternatives (see also Trends, Uncertainties and Prospective Information included elsewhere herein). The Company expects the declining trend in revenues to continue through at least the second quarter of 1998.

     In the quarter ended March 28, 1998, two of the Company's customers individually accounted for more than 10% of the Company's sales, and collectively these two customers accounted for 41.4% of total 1998 first quarter sales. In the comparable quarter of the prior year, two of the Company's customers, each individually accounting for more than 10% of the Company's sales, collectively accounted for 28.7% of total sales. The sales percentage from the Company's OEM customers has historically fluctuated and will likely continue to fluctuate in future periods. The importance of these customers to the Company, combined with competitive pressures, could result in the negotiation of lower sales prices for these customers which could adversely effect the Company's results of operations and financial condition. The loss of one of these customers would have a material adverse affect on the Company's results of operations and financial condition.

     The Company's backlog at March 28, 1998, was approximately $8,600 compared to approximately $17,500 at March 29, 1997. The Company's backlog at the beginning of each quarterly period is not sufficient to achieve anticipated revenues for the quarter. As a result, the Company's sales for any quarter are dependent upon obtaining "turns business" (i.e., orders received in a quarter for shipment within the same quarter). Further, current trends are towards a greater dependence on turns business as the Company's customers demand shorter lead times and provide fewer long-term orders. Management expects this trend to continue. If turns orders do not materialize, the Company's operating results will be adversely affected. The Company's future performance on a quarter-to-quarter and year-to-year basis will be materially affected by the volume, mix and timing of orders received.

     Cost of sales decreased $2,845 or 17.2% from $16,509 (73.7% of revenue) in the first quarter of 1997 to $13,664 (97.6% of revenue) in the first quarter of 1998. The current quarter cost of sales include a $1,500 charge related to the consolidation of the Company's two PRC factories into one factory. The decrease in cost of sales of $2,845 results from decreased variable costs related to decreased sales, and from a 26.5% reduction in overhead spending, offset somewhat by the factory consolidation costs and by the negative effects of sales price erosion. The increase in cost of sales as a percent of revenue results from the factory consolidation costs, from the sales price erosion, and from the effects of fixed costs spread over the lower volume, offset somewhat by the decreased overhead spending.

     Gross profit decreased $5,546 or 94.3% from $5,884 in the first quarter of 1997 to $338 in the first quarter in 1998. Gross profit as a percent of sales decreased from 26.3% to 2.4%. The decrease in gross profit as a percent of sales results from the factory consolidation costs, from the sales price erosion, and from the effects of fixed costs spread over the lower volume, offset somewhat by the decreased overhead spending.

     Operating expenses for the first quarter of 1998 decreased by $635 or by 11.6% from $5,476 (24.5% of sales) in the first quarter of 1997 to $4,841 (34.6%
of sales) in the first quarter of 1998. The decrease in operating expenses of $635 relates primarily to decreased commissions resulting from the decreased sales. The increase in operating expenses as a percent of revenues is a function of sales, marketing, administration and product development costs that did not decline in proportion to the decline in sales.

     Other expenses for the first quarter of 1998 decreased $37 from $120 in the comparable quarter of the prior year to $83 in the current quarter. This decrease is primarily due to decreased interest expense associated with decreased borrowings.

     The Company's tax provision was zero for the first quarter of 1998 compared to $100 for the comparable quarter of the prior year. The current quarter provision is disproportionate to the related loss from operations because of potential uncertainties related to the realization of the Company's net operating loss and capital-loss carryforwards.

     The significant decrease in gross profit offset slightly by the decreases in operating expenses and other expenses resulted in a loss from operations for the first quarter of 1998 of $4,586 or $0.52 per share. This compares to income from operations of $188 or $0.01 per share in the comparable quarter of the prior year. Including the cumulative effect of change in accounting principle in the first quarter of 1998 of $899, the first quarter of 1998 net loss was $5,485 or $0.62 per share. This compares to net income of $188 or $0.01 per share in the comparable quarter of the prior year.

  1997 compared to 1996

     Revenues declined by 10.7% from $92,533 in 1996 to $82,591 in 1997. This decrease resulted from an approximate 17.0% decrease in average selling prices (including the effects of changes in mix), offset somewhat by an approximate 4.7% increase in unit volume. Management attributes the decrease in average selling prices to the competitive pressures caused by downward pressures on prices in the market for networking products for which the Company provides components. The decrease in average selling prices also resulted from a greater current year mix of lower-priced components for telecommunications markets. The 4.7% increase in unit volume resulted primarily from initial successes in the telecommunications markets as a result of the Company's strategy to build on its LAN magnetics expertise and to penetrate new telecommunications and broadband markets.

     Two of the Company's OEM customers collectively accounted for 31% and 30% of the Company's sales in the current and prior year, respectively. The sales percentage from the Company's OEM customers has historically fluctuated and may continue to vary in future periods. Management believes that future sales concentration to these customers is likely to continue. The importance of these customers to the Company, combined with competitive pressures, could result in the negotiation of lower sales prices for these customers which could adversely effect the Company's results of operations and financial condition. The loss of one of these customers would have a material adverse affect on the Company's results of operations and financial condition.

     Cost of sales decreased $12,186 or 16.2% from $75,350 (81.4% of revenue) in 1996 to $63,164 (76.5% of revenue) in 1997. Gross profit increased $2,244 or 13.1% from $17,183 in 1996 to $19,427 in 1997. Gross profit as a percent of sales increased from 18.6% to 23.5% in 1996 and 1997, respectively. These improved margins resulted primarily from decreased labor and overhead costs resulting from the 1996 replacement of China subcontract labor with direct employees and facilities which more than offset the decreased sales prices. Nevertheless, based on the Company's current overhead structure, if future volumes decline, the actual cost per unit and gross profit could be materially and adversely affected.

     Operating expenses for 1997 decreased by $3,980 or 15.5% from $25,722 (27.8% of sales) in 1996 to $21,742 (26.3% of sales) in 1997. The prior year included a $1,900 charge related to the restructuring of the Company's Asia operations, a $650 charge related to the settlement and legal costs of a class action lawsuit, and an $871 charge related to employee severance. Absent these prior-year costs, operating expenses decreased $559 or 2.5% primarily as a result of decreased professional fees and decreased administrative personnel, offset somewhat by increased sales and marketing expenditures.

     Other expenses increased $656 from $162 in 1996 to $818 in 1997 primarily because of a $499 net loss on the liquidation of the VideoServer shares received in connection with the Promptus divestiture.

     The Company's tax provision (benefit) related to continuing operations was $0 in 1997 compared to a $1,050 benefit in 1996. These tax amounts are disproportionate to the related loss from continuing operations because the Company's net operating loss carryforwards have been used to decrease the amount of the permanently reinvested off-shore earnings that had not been taxed in prior years.

     The increase in gross profit and the decreases in operating expenses, offset somewhat by the increase in other expenses and the decrease in tax benefits, resulted in a loss from continuing operations in 1997 of $3,133 or $0.38 per share. This compares to a loss from continuing operations of $7,651 or $0.88 per share in 1996. Including the effects of discontinued operations in 1996, the net loss decreased $18,338 from $21,471 or $2.42 per share in the prior year to $3,133 or $0.38 per share in 1997.

  1996 compared to 1995

     Revenues declined by 19.4%, from $114,836 in 1995 to $92,533 in 1996. This decrease consisted of an approximate 5.3% decrease in average selling prices and an approximate 14.9% decrease in unit volume. Management attributes the decrease in average selling prices to the competitive pressures caused by downward pressures on prices in the market for networking products for which the Company provides components. The decrease in unit volume is attributed to certain product quality issues that management believes have since been addressed.

     Cost of sales decreased by 8.9%, from $82,729 in 1995 to $75,350 in 1996. This decrease was due primarily to the decline in unit sales volume and the factors discussed below related to gross margin.

     Gross margin decreased by 46.5%, from $32,107 in 1995 to $17,183 in 1996. Gross margin as a percent of revenue decreased by 33.6%, from 28% in 1995 to 18.6% in 1996. The decline in gross margin resulted primarily from the decline in unit volume and from increased excess and obsolete inventory provisions in 1996. The decrease in gross margin as a percent of revenues resulted primarily from the effects of fixed costs spread over lesser volume and from the price decline described above. This decrease was off set slightly by decreased labor and overhead costs resulting from the May 1996 formation of the Company's wholly-owned manufacturing operation in China, from the resultant termination of subcontract processing arrangements in China, and from the resultant restructuring of the Company's Hong Kong management team.

     Operating expenses increased by 1.3%, from $25,382 in 1995 to $25,722 in 1996. The 1996 operating expenses included a $1,900 charge related to the restructuring of the Company's off-shore operations, particularly in Hong Kong, a $650 charge related to the settlement and legal costs of a class action lawsuit, and a $871 charge related to employee severance. The 1995 operating expenses included a $1,376 charge related to severance. Absent these charges in 1996 and 1995, operating expenses decreased by 5.6% resulting primarily from reductions in commissions expense and personnel.

     Other expenses increased from $29 in 1995 to $162 in 1996 primarily as a result of gains on the sale of certain fixed assets in 1995.

     The Company's tax provision (benefit) related to continuing operations changed from an expense of $506 in 1995 to a net benefit of $1,050 in 1996. The net tax benefit in 1996 resulted primarily from the carryback of the U.S. portion of the 1996 consolidated loss. The 1995 expense is significantly less than a provision based on the U.S. Federal tax rate due to off-shore tax holidays and due to the Company's intentions (at that time) to not repatriate off-shore earnings.

     The decreased revenue levels, decreased gross margin and increased operating expenses, off-set somewhat by income tax consequences, resulted in a loss from continuing operations after taxes of $7,651 ($0.88 per share) in 1996. This compares to income from continuing operations after taxes of $6,124 ($0.56 per share on a diluted basis) in 1995.

     The Company discontinued three operations during the years 1995 and 1996. Losses from discontinued operations were $2,998 ($.33 per share) in 1996 compared to $2,178 ($.20 per share on a diluted basis) in 1995. Estimated loss on disposal of discontinued operations was $10,822 ($1.21 per share) in 1996 and $2,000 ($.18 per share on a diluted basis) in 1995. Including the effect of discontinued operations, the net loss was $21,471 ($2.42 per share) in 1996 compared to net income of $1,946 ($.18 per share on a diluted basis) in 1995.

TRENDS, UNCERTAINTIES AND PROSPECTIVE INFORMATION

     The Company expects that revenues in its second quarter of 1998 will again decline significantly, both on a sequential quarter and on a comparable-quarter basis. Management believes that this continuing revenue decline results first from an overall softening in demand for computer and networking products, from adverse economic conditions in Asia, and from intensified competition and resultant price declines in the LAN market. These adverse factors have been further exacerbated by the uncertainty caused by the Company's previously announced consideration of strategic alternatives, which announcement has caused reluctance on the part of certain customers to place orders and to engage in new design activities with the Company, at least until such time as the consideration of strategic alternatives is finalized. Also in response to these adverse trends and for other reasons, the Company continues to initiate ongoing revenue enhancement and cost reduction programs. However, there can be no assurance that revenues will increase, nor can there be any assurance that the Company will be able to reduce costs in an amount sufficient to offset the negative effects of the revenue decline.

     Management believes that its future operating results will be influenced by a number of factors including, but not limited to: general economic conditions; the growth of the LAN and internetworking markets; the growth of broadband, global services and high-speed, digital, network and telecommunications applications; timely new product introductions; dependence on key OEM customers; market acceptance of new networking, telecommunications and broadband technologies; market acceptance of the Company's products; and numerous competitive forces. It is anticipated that the Company's operating results in the foreseeable future will remain dependent on the success of the Company to identify, develop, manufacture, and market new products or to enhance existing product offerings

     The majority of the Company's sales continue to be derived from products that support Ethernet applications. The Company's operating results could be affected if there is an unexpected change in such technologies or if the Company does not respond appropriately to expected changes. The Company supplies OEM's with product compliant with all relevant IEEE, ANSI, and ATM forum standards for 100Base-TX Fast Ethernet, TP/PMD (FDDI over copper), xDSL, and 155 Mbps ATM applications. The success of these advanced products is dependent on many factors, such as the Company's ability to manufacture these products in sufficient quantities to meet anticipated demand and the overall market acceptance of these new technologies. The inability of these advanced networking products to gain market acceptance or potential delays of the widespread installation of such products could subject the Company's existing products to increased competition and pricing pressures, which would adversely affect the Company's operating results.

     The Company's future performance will also be affected by the volume, mix and timing of orders received during a particular period. There can be no assurance that orders from existing customers will continue at the levels of previous years or that the Company will be able to obtain orders from new customers. If anticipated orders do not develop, or changes in delivery schedules or cancellation of orders occur, the Company's per-unit manufacturing costs, expenditures, and inventory levels could be disproportionately high in relation to sales. This could have an adverse effect on the Company's operating results and liquidity for that quarterly period.

     The Company's results and stock price have been, and may continue to be, subject to significant volatility, particularly on a quarterly basis. A further reduction in sales or increase in operating losses could have an immediate and significant adverse affect on the trading price of the Company's Common Stock in any given quarterly period.

     Throughout the world, many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the Year 2000. The Year 2000 issue affects virtually all companies and organizations. During 1997, the Company completed a migration of its information systems (for all functions of the Company) to new Enterprise Resource Planning software (database and applications software) which fully addresses the Year 2000 issue. Also, the Company's management has reviewed and evaluated the potential impact of the Year 2000 issue on other application software, firmware and hardware utilized by the Company and have concluded that the Company has no additional or significant exposure (from an operational or a financial perspective) related to this matter.

LIQUIDITY AND CAPITAL RESOURCES

     For the quarter ended March 28, 1998, the Company satisfied its working capital and capital expenditure requirements primarily through reductions to inventory and accounts receivable levels. The Company's primary uses of these available funds was to fund operating losses, to add equipment, and to reduce current liabilities. For the year ended December 31, 1997, the Company satisfied its working capital and capital expenditure requirements through net borrowings from a related party, the proceeds from the disposal of Promptus, income tax refunds and internally generated cash from operations (net income before depreciation and amortization). The Company's primary uses of these available funds was to add equipment, to increase inventories and to reduce current liabilities. These sources and uses of cash are detailed in the Consolidated Statements of Cash Flows included elsewhere in this document.

     In September 1997, the Company received a $3.5 million Federal tax refund resulting from the carryback of the 1996 U.S. operating loss and 1995 U.S. capital loss to prior profitable periods. The Company is now in a Federal tax loss carryforward position, and no further Federal tax refunds are available. As of March 28, 1998, the Company has foreign tax refunds receivable totaling $2,878 which the Company expects to collect in 1998. The Company's 1994 Federal tax return is currently under audit, and the 1997 and prior years' Federal, state and foreign tax returns are subject to audit. Such audits could result in adjustments to the Company's tax position.

     In February 1997, the Company obtained a $2,500 two-year term note from its majority shareholder as more fully described in the Notes to Consolidated Financial Statements included elsewhere in this document. The first payment on this note of $625 plus interest was paid in August 1997, and the second payment of $625 plus interest was paid in February 1998.

     In April 1997, the Company completed the divestiture of its interest in Promptus Communications, Inc. The Company received approximately $8.2 million in cash, net of transaction costs, and 157,795 shares of VideoServer (Nasdaq: VSVR) common stock. As of December 31, 1997 the Company had sold all of these shares of VideoServer for total proceeds of approximately $1.8 million.

     In the first quarter of 1998, the Company purchased capital equipment totaling $509. These expenditures were primarily for production equipment. In 1997, the Company purchased capital equipment approximating $3.7 million. These expenditures were primarily for production equipment and information systems. The Company anticipates that capital expenditures will total about $3 to $5 million per year for the foreseeable future, depending on revenue growth rates, if any. These capital expenditures are anticipated to be primarily for automation equipment to further improve quality, increase capacity and increase manufacturing labor efficiency. The Company's capital expenditure estimates assume that future additional capacity needs, if any, are realized through expansion in subcontractor relationships, requiring a relatively low level of facility expenditures. The Company anticipates that most of its capital expenditures for the foreseeable future will be funded through cash on hand or cash generated from operations.

     Management believes that funds on hand will be sufficient to finance working capital needs, projected capital-expenditure requirements and debt maturities at least through the next twelve months assuming that revenues and costs achieve anticipated levels. However, if revenue levels are lower than anticipated (see also Trends, Uncertainties and Prospective Information included elsewhere herein), and if the Company's cost reduction efforts are not successful, then the Company may be forced to seek additional financing. There can be no assurance that additional financing will be available in amounts or at terms acceptable to the Company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     There were no changes in or disagreements with accountants on accounting and financial disclosure in the periods for which financial statements are presented in this document.

            INFORMATION REGARDING TECHNITROL, PARENT AND ACQUISITION

     Technitrol, Inc. (NYSE:TNL) is a worldwide producer of electronic components, electrical contacts and assemblies and other precision-engineered parts and materials for manufacturers of networking, telecommunications and computer equipment, electrical switching devices, and other products. Acquisition is a corporation recently organized by Technitrol for the purpose of effecting the Merger. It has no material assets and is not engaged in any material activities, except in connection with the Merger and the transactions contemplated thereby. Parent is a corporation organized by Technitrol for the purpose of owning a number of legal entities through which Technitrol conducts business, primarily in foreign countries. It has no material assets and is not engaged in any material activities, except in connection with the Merger and the transactions contemplated thereby.

     The executive offices of Technitrol and Acquisition are located at 1210 Northbrook Drive, Suite 385, Trevose, PA 19053, and their telephone number is
(215) 355-2900. The executive offices of Parent are 3411 Silverside Road, Wilmington, Delaware 19810 and its telephone number is (302) 478-8271.

     Technitrol will finance the payment of the Merger Consideration from its existing cash reserves and the proceeds of bank borrowings.

     GTI had no material transactions, arrangements or contracts with Technitrol prior to the execution of the Merger Agreement.

                       MARKET PRICE FOR GTI COMMON STOCK

     The Common Stock is traded on the Nasdaq National Market under the symbol "GGTI." On May 26, 1998, the last trading day preceding the public announcement of the Merger Agreement, the high and low sales prices for the Common Stock as reported by the Nasdaq National Market were $2.75 and $2.6875, respectively. Set forth below is the range of the high and the low sales prices for the Common Stock as reported by the Nasdaq National Market during each indicated fiscal quarter. There is no trading market for the Preferred Stock.

                      QUARTER ENDED                          HIGH       LOW
                      -------------                         -------    ------
June 1998.................................................   4.5625         1.9375
March 1998................................................   5.4375         3.5625
December 1997.............................................   6.625          4.5
September 1997............................................   7.75           5.25
June 1997.................................................   6.75           4.75
March 1997................................................   6.875          4.25
December 1996.............................................   7.25           4.375
September 1996............................................   7.75           5.25
June 1996.................................................   9.5            7.25
March 1996................................................  18.25           8.25

     GTI has not paid dividends on its Common Stock since 1982. GTI currently intends to retain future earnings, if any, for use in its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future.

                     PRINCIPAL STOCKHOLDERS AND HOLDINGS OF
                             OFFICERS AND DIRECTORS

PRINCIPAL STOCKHOLDERS


     To the knowledge of the Company, only the following persons owned of record or beneficially more than five percent of the outstanding shares of Common Stock and Preferred Stock as of August 1, 1998:



                                                                                PERCENT OF
                                                           AMOUNT AND NATURE    CLASS AS OF
    NAME AND ADDRESS OF BENEFICIAL                           OF BENEFICIAL       AUGUST 1,     PERCENT OF
      OWNER OR IDENTITY OF GROUP          TITLE OF CLASS       OWNERSHIP           1998        TOTAL VOTE
    ------------------------------        --------------   -----------------   -------------   -----------
Telemetrix PLC(1)(2)                     Common Stock          4,544,300            49.3%         40.9%
Knaves Beech Estate, Loudwater,          Preferred Stock           8,110           100.0%         17.1%
High Wycombe, Bucks, HP10 9QZ,                                                                    ----
United Kingdom                           Total                                                    57.9%
                                                                                                  ====
Dimensional Fund                         Common Stock            562,400             6.3%          5.2%
Advisors Inc.(3)
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
The TCW Group, Inc.(4)                   Common Stock            547,400             6.1%          5.0%
865 South Figueroa Street
Los Angeles, CA 90017


---------------
(1) The Company has been advised that 47.1% of the capital stock of Telemetrix PLC is owned by Dr. William P. Venter (a citizen of South Africa), related family trusts and corporations and Allied Electronics Corporation Limited ("Allied"), a publicly held South African corporation of which Dr. Venter owns more than a majority of the outstanding shares of capital stock. Dr. Venter is also a director of Telemetrix PLC as are Messrs. Curtis and Robert
    E. Venter. Dr. Venter is the father of Robert E. Venter. Trustees of such trusts agreed to cause the Telemetrix shares they beneficially own to be voted in favor of the disposition by Telemetrix of its GTI capital stock through the Merger, at the meeting of Telemetrix stockholders held to vote on such matter on July 17, 1998. Allied and Dr. Venter disclaim beneficial ownership of any outstanding securities of the Company.

(2) Of the shares of Common Stock owned by Telemetrix, 3,844,300 shares of Common Stock are held by Telemetrix Investments Limited, a wholly owned subsidiary of Telemetrix PLC, and 450,000 shares of Common Stock are held by Telemetrix Overseas Investments BV, another wholly owned subsidiary of Telemetrix PLC. The shares of Common Stock reflected herein also include 250,000 shares of Common Stock issuable upon the exercise of a warrant held by Telemetrix to purchase shares of Common Stock at $6.00 per share. The shares of Common Stock do not include 1,900,287 shares of Common Stock issuable upon conversion of the Preferred Stock, which is presently convertible by Telemetrix into shares of Common Stock. All of the Preferred Stock owned by Telemetrix is held by Telemetrix Investments Limited, a wholly owned subsidiary of Telemetrix PLC. Telemetrix, which directly or indirectly owns approximately 47.9% of the outstanding shares of Common Stock and 100% of the outstanding shares of Preferred Stock, has entered into an agreement with Technitrol pursuant to which Telemetrix called a meeting of its stockholders for July 17, 1998 to vote upon the disposition of Telemetrix's shares of GTI capital stock, by means of the Merger. Telemetrix's board of directors recommended that Telemetrix stockholders vote in favor of such disposition. At the July 17, 1998 Telemetrix stockholders meeting, Telemetrix stockholders voted in favor of the disposal of the Telemetrix group's holdings of Common Stock and Preferred Stock pursuant to the terms of the Merger Agreement. Accordingly, Telemetrix will vote its shares of Common Stock and Preferred Stock for adoption of the Merger Agreement. Trustees of certain trusts beneficially owning in excess of 47% of the outstanding shares of Telemetrix voting capital stock had agreed with Technitrol to cause such shares to be voted in favor of such disposition. All of the shares of Preferred Stock owned by Telemetrix are immediately convertible into shares of Common Stock. If Telemetrix were to so convert its shares of Preferred Stock, it would control approximately 57% of the outstanding shares of Common Stock, which would be sufficient to approve and adopt the Merger

    Agreement. Telemetrix has informed GTI that Telemetrix does not intend, at the present time, to so convert its shares of Preferred Stock.

(3) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of these shares, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open end investment company, or in a series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares. This information is contained in a Schedule 13G filed by Dimensional on February 10, 1998, and is the most recent information possessed by the Company concerning Dimensional's interest in the Common Stock.

(4) The TCW Group, Inc. may be deemed for the purposes of reporting under
    Section 13(d) or 13(g) of the Securities Exchange Act to the beneficial owner of the reported securities. The TCW Group, Inc. expressly disclaims beneficial ownership of the securities, which are held by an investment manager subsidiary of The TCW Group, Inc. for the benefit of such subsidiary's clients. Robert A. Day may be deemed to control The TCW Group, Inc. for the benefit of such subsidiary's clients. Mr. Day expressly disclaims beneficial ownership of the securities. This information is contained in a Schedule 13G filed by The TCW Group, Inc. on February 12, 1998, and is the most recent information possessed by the Company concerning The TCW Group, Inc.'s interest in the Common Stock.

AGGREGATE STOCK OWNERSHIP OF DIRECTORS AND OFFICERS


     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of August 1, 1998, by (i) each Director of the Company and each of the Executive Officers of the Company and its subsidiaries, and (ii) all Directors and Executive Officers of the Company as a group. The table is based upon information supplied by the Directors and Executive Officers. Unless otherwise indicated, each of the listed persons has sole voting and sole investment power with respect to the shares beneficially owned, subject to community property laws where applicable.



                                                                         PERCENT OF
                                                    AMOUNT AND NATURE   CLASS AS OF
           NAME OF BENEFICIAL OWNER OR                OF BENEFICIAL      AUGUST 1,         PERCENT OF
                IDENTITY OF GROUP                     OWNERSHIP(1)          1998       TOTAL VOTING POWER
           ---------------------------              -----------------   ------------   ------------------
Timothy M. Curtis(2)..............................        10,000              *                 *
Edmund B. Fitzgerald..............................        15,000              *                 *
Michael Hollabaugh................................        12,500              *                 *
Albert J. Hugo-Martinez(3)........................        88,500              *                 *
Kenneth E. Maud...................................        60,000              *                 *
Bruce C. Myers(4).................................        15,000              *                 *
William Staunton..................................        10,000              *                 *
Robert E. Venter(2)...............................        12,000              *                 *
All directors and Executive Officers as a group (8
  persons)........................................       223,000            2.6%              2.2%


---------------
 *  Less than one percent


(1) Includes only shares of Common Stock that such person has the right to acquire under option plans which are exercisable within 60 days of August 1, 1998 unless otherwise indicated by footnote.


(2) Messrs. Curtis and Venter are members of the six member Board of Directors of Telemetrix. Telemetrix beneficially owns 4,544,300 shares of Common Stock and 8,110 shares of Preferred Stock. See also Note 1 to Principal Stockholders.

(3) Includes 3,500 shares of Common Stock beneficially owned by Martinez Family Trust.

(4) Includes 5,000 shares of Common Stock beneficially owned.

                            INDEPENDENT ACCOUNTANTS

     Representatives of Arthur Andersen LLP, GTI's independent accountants, are expected to be present at the Meeting, where they will be available to respond to appropriate questions and have the opportunity to make a statement if they so desire.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     As required by law, GTI files reports, proxy statements and other information with the Commission. These reports, proxy statements and other information contain additional information about GTI. You can inspect and copy these materials at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. For further information concerning the Commission's public reference rooms, you may call the Commission at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the Commission's Internet address at "http://www.sec.gov."


     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. GTI HAS NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION DIFFERENT FROM THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED AUGUST 6, 1998. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY LATER DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.


                                 OTHER BUSINESS

     GTI knows of no other matter to be presented at the Meeting. However, if other matters should properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote the proxy with respect to such matters in accordance with their best judgment.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /s/ BRUCE C. MYERS
                                          --------------------------------------
                                          Bruce C. Myers
                                          Secretary and Chief Financial Officer

San Diego, CA

August 6, 1998

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              REFERENCE
                                                                PAGE
                                                              ---------
Condensed Consolidated Statement of Operations (unaudited)
  for the three months ended March 28, 1998 and March 29,
  1997......................................................     F-2
Condensed Consolidated Balance Sheets as of March 28, 1998
  (unaudited) and December 31, 1997.........................     F-3
Condensed Consolidated Statements of Cash Flows (unaudited)
  for the three months ended March 28, 1998 and March 29,
  1997......................................................     F-4
Notes to Condensed Consolidated Financial Statements........     F-5
Consent of Independent Public Accountants...................     F-7
Report of Independent Public Accountants....................     F-8
Consolidated Financial Statements:
  Consolidated Statements of Operations for the Years Ended
     December 31, 1997, 1996
     and 1995...............................................     F-9
  Consolidated Balance Sheets as of December 31, 1997 and
     1996...................................................    F-10
  Consolidated Statements of Stockholders' Equity for the
     Years Ended December 31, 1997, 1996 and 1995...........    F-11
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 1997, 1996
     and 1995...............................................    F-12
  Notes to Consolidated Financial Statements................    F-13
Report of Independent Public Accountants on Schedule........    F-25
Schedule II: Valuation and Qualifying Accounts..............    F-26

                                GTI CORPORATION

          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                FOR THE THREE MONTHS ENDED
                                                              -------------------------------
                                                              MARCH 28, 1998   MARCH 29, 1997
                                                              --------------   --------------
Sales.......................................................     $14,002          $22,393
Cost of sales...............................................      13,664           16,509
                                                                 -------          -------
Gross profit................................................         338            5,884
Operating expenses..........................................       4,841            5,476
                                                                 -------          -------
Operating profit (loss).....................................      (4,503)             408
Other expenses..............................................          83              120
                                                                 -------          -------
Income (loss) before income taxes and cumulative effect of
  change in accounting principle............................      (4,586)             288
Provision (benefit) for income taxes........................          --              100
                                                                 -------          -------
Income (loss) before cumulative effect of change in
  accounting principle......................................      (4,586)             188
Cumulative effect of change in accounting principle, net of
  income taxes..............................................        (899)              --
                                                                 -------          -------
Net income (loss)...........................................     $(5,485)         $   188
                                                                 =======          =======
Net earnings (loss) per share of common stock and common
  stock equivalents:
Basic and diluted earnings (loss) per share before
  cumulative effect of change in accounting principle.......     $ (0.52)         $  0.01
Cumulative effect of change in accounting principle.........       (0.10)              --
                                                                 -------          -------
Basic and diluted earnings (loss) per share.................     $ (0.62)         $  0.01
                                                                 =======          =======
Weighted average number of common shares and common stock
  equivalents -- Basic and diluted EPS......................       8,973            8,973
                                                                 =======          =======

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                                GTI CORPORATION

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                              MARCH 28, 1998   DECEMBER 31, 1997
                                                              --------------   -----------------
                                                               (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................     $ 6,851            $ 6,967
  Accounts receivable, net..................................       9,541             12,061
  Inventories, net..........................................      19,537             21,794
  Prepaid expenses and other................................       6,108              6,002
                                                                 -------            -------
          Total current assets..............................      42,037             46,824
Property, plant and equipment, net..........................      12,802             14,800
Goodwill and other assets...................................      20,097             21,330
                                                                 -------            -------
                                                                 $74,936            $82,954
                                                                 =======            =======
Current liabilities:
  Accounts payable, accrued and other liabilities...........     $ 9,692            $11,761
  Current portion of long-term debt due to affiliate........       1,250              1,250
                                                                 -------            -------
          Total current liabilities.........................      10,942             13,011
Long-term debt due to affiliate, net of current portion.....          --                625
Deferred income taxes and other liabilities.................       5,785              5,553
Stockholders' equity:
  Preferred stock, $35.00 cumulative convertible, 8,110
     shares issued and outstanding..........................       8,110              8,110
  Common stock, 8,973,475 shares issued and outstanding.....         359                359
  Additional paid in capital................................      44,082             44,082
  Retained earnings.........................................       5,671             11,227
  Cumulative translation adjustment.........................         (13)               (13)
                                                                 -------            -------
          Total stockholders' equity........................      58,209             63,765
                                                                 -------            -------
                                                                 $74,936            $82,954
                                                                 =======            =======

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                                GTI CORPORATION

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                 (IN THOUSANDS)

                                                                FOR THE THREE MONTHS ENDED
                                                              -------------------------------
                                                              MARCH 28, 1998   MARCH 29, 1997
                                                              --------------   --------------
Cash flows from operating activities:
  Net income (loss).........................................     $(5,485)         $   188
  Adjustments:
     Depreciation and amortization..........................       1,284            1,311
     Impairment of fixed assets due to plant closure........       1,500               --
     Cumulative change in accounting
      principle -- organization costs.......................         899               --
     Change in assets and liabilities:
          Accounts receivable...............................       2,520             (359)
          Inventories.......................................       2,257           (3,485)
          Prepaid expenses and other........................          51             (270)
          Accounts payable, accrued and other liabilities...      (2,169)             (24)
          Other.............................................         232               --
                                                                 -------          -------
  Net cash flow provided (used) by continuing operations....       1,089           (2,639)
  Net operating cash flow provided by discontinued
     operations.............................................          --               91
                                                                 -------          -------
Net cash provided (used) by operating activities............       1,089           (2,548)
                                                                 -------          -------
Cash flows from investing activities:
  Purchases of property, plant and equipment................        (509)          (1,648)
                                                                 -------          -------
Net cash provided (used) by investing activities............        (509)          (1,648)
                                                                 -------          -------
Cash flows from financing activities:
  Proceeds from line of credit, net.........................          --            2,295
  Proceeds (repayment) from long-term debt due to
     affiliate..............................................        (625)           2,500
  Preferred stock cash dividend.............................         (71)              --
                                                                 -------          -------
Net cash provided (used) by financing activities............        (696)           4,795
                                                                 -------          -------
Net change in cumulative translation adjustment.............          --               47
                                                                 -------          -------
Net increase (decrease) in cash and cash equivalents........        (116)             646
Cash and cash equivalents -- beginning of period............       6,967            3,219
                                                                 -------          -------
Cash and cash equivalents -- end of period..................     $ 6,851          $ 3,865
                                                                 =======          =======

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                        GTI CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 1: BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements reflect the accounts of GTI Corporation (the "Company"), together with its majority-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

     These unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to prevent the information from being misleading. These unaudited condensed consolidated financial statements reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly present the results of operations and financial position as of the dates and for the periods presented. These unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and related notes included in the Company's Form 10-K/A filed with the Securities and Exchange Commission for the year ended December 31, 1997 and attached hereto as pages F-8 through F-26. The results for the interim periods presented are not necessarily indicative of results to be expected for a full year.

     Certain prior-year amounts have been reclassified to conform to current-year presentation.

NOTE 2: SUPPLEMENTAL STATEMENTS OF CASH FLOWS DISCLOSURE

     Supplemental cash flow information (unaudited) for the three months ended March 28, 1998 and March 29, 1997 are summarized as follows:

                                                      FOR THE THREE MONTHS ENDED
                                                    -------------------------------
                                                    MARCH 28, 1998   MARCH 29, 1997
                                                    --------------   --------------
Interest paid.....................................       $92              $ 92
                                                         ===              ====
Income taxes paid.................................       $43              $369
                                                         ===              ====

NOTE 3: INVENTORIES

     Inventories, stated at the lower of cost (first in, first out) or market, are summarized as follows:

                                                MARCH 28, 1998    DECEMBER 31, 1997
                                                --------------    -----------------
                                                 (UNAUDITED)
Raw materials.................................     $ 7,940             $ 9,881
Work in process...............................       2,027               2,871
Finished goods................................       9,570               9,042
                                                   -------             -------
Total inventories.............................     $19,537             $21,794
                                                   =======             =======

NOTE 4: PLANT CLOSURE

     In the quarter ended March 28, 1998, the Company decided to combine its two factories in the People's Republic of China ("PRC") into one factory in the PRC. Costs associated with the plant closure of $1,500 consist primarily of the impairment of fixed assets which are now surplus to the operations of the remaining PRC factory. These costs are included in cost of sales in the current quarter.

NOTE 5: CUMULATIVE EFFECT FROM CHANGE IN ACCOUNTING PRINCIPLE

     In the quarter ended March 28, 1998, the Company implemented Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"), which requires organization costs to be expensed as incurred. Accordingly, in the current quarter, the Company recorded a charge of $899 as a cumulative effect from change in accounting principle for costs originally related to the organization of the Company's operations in the PRC.

NOTE 6: NEW ACCOUNTING STANDARD

     On January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income," which requires companies to report all changes in equity during a period, except those resulting from investment by owners and distribution to owners. The components for comprehensive income are as follows:

                                                     FOR THE THREE MONTHS ENDED
                                                  --------------------------------
                                                  MARCH 28, 1998    MARCH 29, 1997
                                                  --------------    --------------
Net income (loss)...............................     $(5,485)            $188
Translation adjustment..........................          --               47
                                                     -------             ----
Comprehensive income............................     $(5,485)            $235
                                                     =======             ====

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation of our reports included in this Proxy Statement into GTI Corporation's previously filed Registration Statements File No. 2-68202, No. 2-86797, No. 33-13711, No. 33-34667, No. 33-78930 and No. 33-48101.

                                          ARTHUR ANDERSEN LLP

San Diego, California

August 3, 1998

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors
GTI Corporation:

     We have audited the accompanying consolidated balance sheets of GTI Corporation (a Delaware corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GTI Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

San Diego, California
February 25, 1998

                                GTI CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                               1997        1996        1995
                                                              -------    --------    --------
Sales.......................................................  $82,591    $ 92,533    $114,836
Cost of sales...............................................   63,164      75,350      82,729
                                                              -------    --------    --------
Gross profit................................................   19,427      17,183      32,107
Operating expenses..........................................   21,742      25,722      25,382
                                                              -------    --------    --------
Operating profit (loss).....................................   (2,315)     (8,539)      6,725
Other (income) expense, net loss on sale of securities......      499          --          --
  Interest (income).........................................     (308)        (91)        (93)
  Interest expense..........................................      537         319         342
  Other (income) expenses...................................       90         (66)       (220)
                                                              -------    --------    --------
Income (loss) from continuing operations before income taxes
  and minority interest.....................................   (3,133)     (8,701)      6,696
Provision (benefit) for income taxes........................       --      (1,050)        506
Minority interest in earnings of subsidiaries...............       --          --          66
                                                              -------    --------    --------
Income (loss) from continuing operations....................   (3,133)     (7,651)      6,124
Loss from discontinued operations, net of income taxes of $0
  and $515 for 1996 and 1995, respectively..................       --       2,998       2,178
Loss on disposal of discontinued operations, net of income
  taxes.....................................................       --      10,822       2,000
                                                              -------    --------    --------
Net income (loss)...........................................  $(3,133)   $(21,471)   $  1,946
                                                              =======    ========    ========
NET INCOME (LOSS) PER SHARE OF COMMON STOCK AND COMMON STOCK
  EQUIVALENTS:
Basic EPS
  Income (loss) from continuing operations..................  $ (0.38)   $  (0.88)   $   0.65
  Loss from discontinued operations.........................       --       (0.33)      (0.24)
  Loss on disposal of discontinued operations...............       --       (1.21)      (0.22)
                                                              -------    --------    --------
          Net loss..........................................  $ (0.38)   $  (2.42)   $   0.19
                                                              =======    ========    ========
Weighted average number of common shares....................    8,973       8,973       8,973
                                                              =======    ========    ========
Diluted EPS
  Income (loss) from continuing operations..................  $ (0.38)   $  (0.88)   $   0.56
  Loss from discontinued operations.........................       --       (0.33)      (0.20)
  Loss on disposal of discontinued operations...............       --       (1.21)      (0.18)
                                                              -------    --------    --------
          Net loss..........................................  $ (0.38)   $  (2.42)   $   0.18
                                                              =======    ========    ========
Weighted average number of common shares and common stock
  equivalents...............................................    8,973       8,973      10,904
                                                              =======    ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                GTI CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                              AS OF DECEMBER 31,
                                                              ------------------
                                                               1997       1996
                                                              -------    -------
Current assets:
  Cash and cash equivalents.................................  $ 6,967    $ 3,219
  Accounts receivable, net of allowances of $339 and $201,
     respectively...........................................   12,061     11,502
  Inventories...............................................   21,794     18,551
  Income tax receivable.....................................    2,926      3,435
  Prepaid expenses and other................................    2,786      3,367
  Net assets of discontinued operations.....................      290     11,637
                                                              -------    -------
          Total current assets..............................   46,824     51,711
Property, plant and equipment, net..........................   14,800     15,974
Goodwill, less accumulated amortization of $4,907 and
  $4,211, respectively, and other assets....................   21,330     23,839
                                                              -------    -------
TOTAL ASSETS................................................  $82,954    $91,524
                                                              =======    =======
Current liabilities:
  Accounts payable, accrued and other liabilities...........  $11,761    $17,298
  Short-term borrowings.....................................       --      4,900
  Current portion of long-term debt due to affiliate........    1,250         --
                                                              -------    -------
          Total current liabilities.........................   13,011     22,198
Long-term debt due to affiliate, net of current portion.....      625         --
Deferred income taxes and other liabilities.................    5,553      2,176
Stockholders' equity:
  Preferred stock, 1,000,000 shares authorized, first
     series, $35.00 cumulative convertible, 8,110 shares
     issued and outstanding.................................    8,110      8,110
  Common stock, par value $.04 per share, 12,000,000 shares
     authorized, 8,973,475 shares issued and outstanding....      359        359
  Additional paid in capital................................   44,082     44,082
  Retained earnings.........................................   11,227     14,644
  Cumulative translation adjustment.........................      (13)       (45)
                                                              -------    -------
          Total stockholders' equity........................   63,765     67,150
                                                              -------    -------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................  $82,954    $91,524
                                                              =======    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                                GTI CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      THREE YEARS ENDED DECEMBER 31, 1997
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                        FIRST SERIES            ADDITIONAL                         CUMULATIVE        TOTAL
                                         PREFERRED     COMMON    PAID-IN     RETAINED   TREASURY   TRANSLATION   STOCKHOLDERS'
                                           STOCK       STOCK     CAPITAL     EARNINGS    STOCK     ADJUSTMENT       EQUITY
                                        ------------   ------   ----------   --------   --------   -----------   -------------
Balance, December 31, 1994............     $8,110       $339     $34,567     $34,737    $(1,040)     $ 850          $77,563
Net income............................                                         1,946                                  1,946
Sale of 650,000 shares of Common
  Stock, of which 250,000 shares were
  issued from Treasury Stock, in
  connection with the 72% acquisition
  of Promptus Communications, Inc.....                    16       8,655                  1,040                       9,711
Issuance of 114,125 shares of Common
  Stock under stock option plans......                     4         860                                                864
Preferred Stock dividend..............                                          (284)                                  (284)
Cumulative translation gain on sale of
  assets of the E-Group...............                                                                (835)            (835)
Translation adjustment................                                                                  30               30
                                           ------       ----     -------     -------    -------      -----          -------
Balance, December 31, 1995............      8,110        359      44,082      36,399         --         45           88,995
Net loss..............................                                       (21,471)                               (21,471)
Preferred Stock dividend..............                                          (284)                                  (284)
Translation adjustment................                                                                 (90)             (90)
                                           ------       ----     -------     -------    -------      -----          -------
Balance, December 31, 1996............      8,110        359      44,082      14,644         --        (45)          67,150
Net loss..............................                                        (3,133)                                (3,133)
Preferred Stock dividend..............                                          (284)                                  (284)
Translation adjustment................                                                                  32               32
                                           ------       ----     -------     -------    -------      -----          -------
Balance, December 31, 1997............     $8,110       $359     $44,082     $11,227    $     -      $ (13)         $63,765
                                           ======       ====     =======     =======    =======      =====          =======

  The accompanying notes are an integral part of these consolidated financial statements.

                                GTI CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                               1997        1996        1995
                                                              -------    --------    --------
Cash flows from operating activities:
  Net income (loss).........................................  $(3,133)   $(21,471)   $  1,946
  Adjustments to reconcile net income (loss) to net cash
     provided (used) by continuing operations:
     Loss from discontinued operations......................       --       2,998       2,178
     Loss on disposal of discontinued operations............       --      10,822       2,000
     Depreciation and amortization..........................    5,608       5,319       4,757
     Loss on sale of securities.............................      499          --          --
     Minority interest in earnings of subsidiary............       --          --          66
     Loss on disposal of equipment..........................      202          --         201
     Deferred income taxes..................................      719       1,289      (1,945)
     Change in assets and liabilities:
       Accounts receivable..................................     (559)      7,954        (680)
       Inventories..........................................   (3,243)     10,694      (8,958)
       Income taxes receivable..............................      509      (3,435)         --
       Prepaid expenses and other...........................    2,115      (1,231)       (326)
       Accounts payable, accrued and other liabilities......   (5,537)     (5,335)      3,246
       Other non-current liabilities........................    2,658         223         384
                                                              -------    --------    --------
  Net cash provided (used) by continuing operations.........     (162)      7,827       2,869
  Net operating cash used by discontinued operations........     (701)     (2,898)     (3,697)
                                                              -------    --------    --------
Net cash provided (used) by operating activities............     (863)      4,929        (828)
                                                              -------    --------    --------
Cash flows from investing activities:
  Purchases of property, plant and equipment................   (3,661)     (6,060)     (4,509)
  Capital expenditures of discontinued operations...........       --        (978)     (1,897)
  Purchase of Promptus, net of cash acquired................       --          --     (19,089)
  Proceeds from disposal of discontinued operations.........   11,549       2,412      11,750
                                                              -------    --------    --------
Net cash provided (used) by investing activities............    7,888      (4,626)    (13,745)
                                                              -------    --------    --------
Cash flows from financing activities:
  Proceeds from (repayment of) credit facility, net.........   (4,900)        666       2,579
  Proceeds from long-term debt due to affiliate, net of
     repayments.............................................    1,875          --          --
  Issuance of common stock..................................       --          --      10,575
  Preferred stock cash dividend paid........................     (284)       (213)       (284)
                                                              -------    --------    --------
Net cash provided (used) by financing activities............   (3,309)        453      12,870
                                                              -------    --------    --------
Net change in cumulative translation adjustment.............       32         (90)         30
                                                              -------    --------    --------
Net increase (decrease) in cash and cash equivalents........    3,748         666      (1,673)
Cash and cash equivalents -- beginning of period............    3,219       2,553       4,226
                                                              -------    --------    --------
Cash and cash equivalents -- end of period..................  $ 6,967    $  3,219    $  2,553
                                                              =======    ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                GTI CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation -- The consolidated financial statements include the accounts of GTI Corporation and its majority-owned subsidiaries (collectively the Company). All significant intercompany transactions and balances have been eliminated.

     Financial Statement Preparation -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities. Actual results could differ from management's estimates.

     Cash Equivalents -- Cash equivalents consist of short-term, highly liquid investments purchased with a maturity date of three months or less. Cash equivalents are stated at cost, which approximates market value.

     Concentration of Credit Risk and Geographic Operations -- The Company invests a portion of its excess cash in debt instruments of financial institutions with strong credit ratings and has established guidelines relative to diversification and maturities that maintain safety and liquidity. The Company has not experienced any significant losses on its cash equivalents. The Company sells its products to customers in diversified industries worldwide. The Company performs ongoing credit evaluations of its customers' financial condition and maintains allowances for potential credit losses. Actual losses have been within management's expectations. As of December 31, 1997, two large customers represented approximately 46% of the Company's net accounts receivable balance. A significant portion of the Company's manufacturing operations and its inventories are concentrated in the People's Republic of China (the "PRC") and, to a lesser extent, the Philippines.

     Inventories -- Inventories are stated at the lower of cost (first-in, first-out) or market and include direct labor, materials, and manufacturing overhead.

     Property, Plant, and Equipment -- Property, plant, and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over estimated useful lives of 7 to 25 years for buildings and improvements and 3 to 7 years for machinery, equipment, furniture, and fixtures. Expenditures for property additions together with major renewals and improvements are capitalized. Maintenance, repairs, and minor renewals and betterments are charged to expense.

     Excess of Cost over Net Assets of Acquired Companies -- The excess of acquisition cost over the fair value of net assets (goodwill) of Valor Electronics, Inc. ("Valor," the Company's primary operating subsidiary) is being amortized using the straight-line method over 35 years. The Company periodically re-evaluates the original assumptions and rationale utilized in the establishment of the carrying value and estimated life of this asset. Management believes that there has been no impairment of the goodwill as reflected in the Company's consolidated financial statements as of December 31, 1997. The Company is subject to technological changes, which could cause management to reassess its estimate of the realizability of goodwill and/or its amortization period. The determinants used for this evaluation include management's estimate of the asset's continuing ability to generate positive income from operations and positive cash flow in future periods as well as the strategic significance of the intangible asset to the Company's business objectives. Cost in excess of net assets of Valor, net of amortization, was $19,149 and $19,845 as of December 31, 1997 and 1996, respectively.

     Income Taxes -- The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." This statement requires an asset and liability approach to account for income taxes. The Company provides deferred income taxes for temporary differences that will result in taxable or deductible amounts in future years based on the reporting of certain costs in different periods for financial statement and income tax purposes.

                                GTI CORPORATION

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

     Foreign Currency Translation -- Assets and liabilities of the Company's foreign operations are translated into U.S. dollars at the exchange rate in effect at the balance sheet date, and revenue and expenses are translated at the average exchange rate for the period. Translation gains or losses of the Company's foreign subsidiaries are not included in net income but are reported as a separate component of stockholders' equity. The functional currency of those subsidiaries is the primary currency in which the subsidiary operates. Gains and losses on transactions in denominations other than the functional currency of the Company's foreign operations, while not material in amount, are included in the results of operations. Most of the Company's worldwide sales and inventory and equipment purchases are denominated in U.S. dollars, and most of the Company's cash is invested in U.S. dollars. As a result, the Company typically does not enter into foreign exchange transactions to hedge balance sheet and intercompany balances against movements in foreign exchange rates.

     Net Income (Loss) Per Share of Common Stock -- In 1997 the Company adopted Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings Per Share," which sets forth the basis for the computation of "basic" earnings per share and "dilutive" earnings per share. Basic EPS excludes dilution and is computed by dividing income (loss) available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the earnings of the entity. Diluted EPS is computed on the basis of the weighted average shares of Common Stock outstanding plus common equivalent shares arising from the effect of cumulative convertible Preferred Stock, using the if-converted method, and dilutive stock options, using the treasury-stock method. All EPS amounts for prior years and quarters have been restated to conform to these new standards, and the effect of the restatement was not significant.

     Recent Accounting Pronouncements -- In 1997, the Financial Accounting Standards Board issued Statements No. 130 ("SFAS 130"), "Reporting Comprehensive Income" and No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information." SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The statement requires that an enterprise classify items of other comprehensive income by their nature in a financial statement and to display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS 131 establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial statements. Both SFAS 130 and 131 are effective for fiscal years beginning after December 15, 1997.

NOTE 2: BUSINESS COMBINATION AND DISCONTINUED OPERATIONS

     Promptus -- In January 1995, the Company completed the acquisition of approximately 72% of the issued and outstanding capital stock of Promptus for approximately $19.1 million in cash, net of cash acquired. The acquisition was accounted for as a purchase and, accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair-market value. This allocation resulted in approximately $17.2 million of costs in excess of the net assets acquired, which was being amortized over 20 years.

     In March 1997, Promptus entered into an agreement (the "NAC Transaction") to sell the net assets of its Network Access Card business ("NAC") for approximately $20,000, consisting of $14,500 in cash and 223,881 shares of VideoServer, Inc. Immediately after the closing of the NAC transaction, Promptus purchased 100% of the Promptus shares held by the Company and repaid certain indebtedness to the

                                GTI CORPORATION

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

Company for an aggregate of approximately $11,600, net of certain transaction costs. The net proceeds to the Company at closing were $8,200 in cash and approximately 158,000 shares of common stock of VideoServer, Inc. resulting in a loss on disposal of approximately $10,800. As a result of this divestiture, the operations prior to closing and the loss on disposal of Promptus are included within discontinued operations. In 1997, the Company incurred an additional $499 loss resulting from the decline in value of VideoServer from the date of closing to the date the Company was able to liquidate the VideoServer shares. This $499 loss was recorded in 1997 in continuing operations.

     E-Group -- In December 1995, the Company completed the divestiture of certain assets and liabilities of the E-Group for approximately $12,500, resulting in a gain of approximately $3,000, net of income taxes of $2,500. The Company received $11,750 in cash paid at the closing, $250 in escrow funds, and a $500 promissory note due in three years. The escrow funds will remain in escrow until June 1997, at which time, if no purchase price adjustment occurs, all escrow funds will be remitted to the Company.

     Esco -- In February 1996, the Company sold 100% of Esco's common stock in exchange for approximately $4,100, consisting of $2,200 in cash and a $1,900 promissory note due in equal installments over six years, resulting in a loss on disposal of approximately $5,000, net of income tax benefits of approximately $1,300. This loss was accrued in 1995.

     The sales of the E-Group, Esco and Promptus were made pursuant to formal divestiture plans adopted by the Company's Board of Directors which required the plans to be carried out within one year. Accordingly, these businesses have been accounted as discontinued operations in accordance with Accounting Principles Board Opinion No. 30.

     The operating results of the discontinued operations during the period of the Company's ownership are summarized as follows:

                                                               1996       1995
                                                              -------    -------
Sales.......................................................  $17,735    $54,771
                                                              -------    -------
Loss before tax provision and minority interest income......   (3,530)    (2,209)
Income tax provision........................................       --        515
Minority interest income....................................      532        546
                                                              -------    -------
Net loss....................................................  $(2,998)   $(2,178)
                                                              =======    =======
Basic earnings (loss) per share.............................  $ (0.33)   $ (0.24)
                                                              =======    =======

     Interest expense has been allocated to loss on discontinued operations for the year ended December 31, 1995 based upon specifically identified debt incurred in connection with the acquisition of Promptus. The amount of interest expense allocated was approximately $865.

                                GTI CORPORATION

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

NOTE 3: SUPPLEMENTAL STATEMENTS OF CASH FLOW DISCLOSURE

     Supplemental cash flow information are summarized as follows:

                                                           1997      1996      1995
                                                          ------    ------    -------
Interest paid including interest related to discontinued
  operations............................................  $  440    $  376    $ 1,207
                                                          ======    ======    =======
Income taxes paid.......................................  $1,085    $2,636    $ 1,559
                                                          ======    ======    =======
Business acquisition, net of cash acquired:
  Working capital, other than cash acquired.............  $   --    $   --    $   644
  Plant and capital.....................................                        1,314
  Purchase price in excess of the net assets acquired...                       17,230
  Other assets..........................................                        1,183
  Non-current liabilities...............................                       (1,282)
                                                          ------    ------    -------
Net cash used to acquire Promptus.......................  $   --    $   --    $19,089
                                                          ======    ======    =======

     In connection with the disposal of the E-Group in December 1995, the Company used the cash proceeds of approximately $11,750 to repay the outstanding principal and interest on a bank term loan of $4,100 and repaid the remaining $7,650 against the outstanding principal amount on a bank credit facility. The term loan and credit facility were both used in connection with the acquisition of Promptus.

NOTE 4: SUPPLEMENTARY FINANCIAL INFORMATION

     Inventory consisted of the following:

                                                            1997       1996
                                                           -------    -------
Raw materials............................................  $ 9,881    $ 7,441
Work in process..........................................    2,871      3,748
Finished goods...........................................    9,042      7,362
                                                           -------    -------
Total inventories........................................  $21,794    $18,551
                                                           =======    =======

     Property, plant and equipment consisted of the following:

                                                           1997        1996
                                                         --------    --------
Land...................................................  $     12    $     12
Buildings and improvements.............................     5,647       4,683
Machinery and equipment................................    22,177      20,549
Furniture and fixtures.................................     4,055       3,429
                                                         --------    --------
Property, plant and equipment, gross...................    31,891      28,673
Less: accumulated depreciation.........................   (17,091)    (12,699)
                                                         --------    --------
Property, plant and equipment, net.....................  $ 14,800    $ 15,974
                                                         ========    ========

                                GTI CORPORATION

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

     Accounts payable and accrued liabilities consisted of the following:

                                                            1997       1996
                                                           -------    -------
Accounts Payable.........................................  $ 5,032    $ 6,700
Employee compensation....................................    3,045      3,810
Federal, local, foreign and other taxes..................       --      2,759
Other accrued liabilities................................    3,684      3,782
Accrued severance costs..................................       --        247
                                                           -------    -------
                                                           $11,761    $17,298
                                                           =======    =======

NOTE 5: CREDIT AGREEMENTS AND RELATED-PARTY NOTE

     Through December 1997 the Company had a line of credit agreement with a bank. Interest on outstanding borrowings accrued at prime plus one and one quarter percent, and the line was secured by substantially all the Company's domestic assets. The line of credit agreement expired in December 1997, and as of December 31, 1997 and 1996, there were zero and $4.9 million, respectively, outstanding under this arrangement.

     In February 1998, the Company negotiated a new line of credit, subject to activation. However, based on recent financial performance (see Note 13), it is unlikely that this line will be activated.

     In February 1997, the Company entered into a Note Purchase Agreement (the "Note") with Telemetrix PLC ("Telemetrix," the Company's majority shareholder). By the terms of the Note, Telemetrix loaned $2,500 to the Company with principal to be repaid in four equal semi-annual installments of $625,000 (plus applicable interest) beginning August 1997 and ending February 1999. Interest accrues at Prime plus 4% (12.5% as of December 31, 1997). The loan is secured by a subordinated security interest in all of the Company's assets. As of December 31, 1997, the outstanding balance on this Note was $1,875. Also, by the terms of the Note and related agreements, the Company granted Telemetrix a warrant to acquire 250,000 shares of GTI common stock at an exercise price of $6 per share. The warrant expires 30 days after the Note is repaid in full.

NOTE 6: INCOME TAXES

     The components of the provision (benefit) for income taxes for the years ended December 31 are as follows:

                                                          1997       1996       1995
                                                         -------    -------    ------
Federal
  current..............................................  $    --    $(2,988)   $ (358)
  deferred.............................................    1,998      1,264      (762)
Foreign
  current..............................................   (1,998)     2,031     1,714
  deferred.............................................       --     (1,156)       71
State and local........................................       --       (201)     (159)
                                                         -------    -------    ------
                                                         $    --    $(1,050)   $  506
                                                         =======    =======    ======

                                GTI CORPORATION

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

     The components of the income tax provision (benefit) were based on the following sources of pre-tax income (loss):

                                                        1997        1996       1995
                                                       -------    --------    -------
Total United States..................................  $(9,129)   $(13,341)   $(2,289)
Total Foreign........................................    5,996       4,640      8,985
                                                       -------    --------    -------
                                                       $(3,133)   $ (8,701)   $ 6,696
                                                       =======    ========    =======

     The components of the net deferred income tax asset were as follows:

                                                               1997      1996
                                                              ------    ------
Accelerated depreciation....................................  $   30    $   51
Compensation................................................      99       532
Reserves....................................................     745       674
NOL, capital loss, AMT credit carryovers....................   5,261       866
Miscellaneous accrued expenses..............................     121        --
Other.......................................................     423        90
Valuation reserve -- capital loss...........................    (643)     (651)
                                                              ------    ------
                                                              $6,036    $1,562
                                                              ======    ======

     The components of the net deferred income tax liabilities were as follows:

                                                               1997      1996
                                                              ------    ------
Accelerated depreciation of foreign assets..................  $   --    $   --
Earnings not permanently reinvested.........................   6,472        --
                                                              ------    ------
                                                              $6,472    $   --
                                                              ======    ======

     A reconciliation from the Federal income tax provision at the statutory rate to the effective rate is as follows:

                                                         1997       1996       1995
                                                        -------    -------    -------
Statutory Federal tax on income before income taxes...  $(1,065)   $(2,958)   $ 1,719
Effect of foreign losses with no tax benefit..........       --         --         --
State income taxes, net of federal benefit............       --       (201)      (191)
Differences between US and foreign tax rates..........       --        986     (1,050)
Foreign tax refund....................................   (1,998)        --         --
Earnings not permanently reinvested...................    4,675         --         --
Non-deductible expenses...............................      258        748         28
Benefit of NOL carryforward...........................   (1,870)        --         --
Other.................................................       --        375         --
                                                        -------    -------    -------
                                                        $    --    $(1,050)   $   506
                                                        =======    =======    =======

     Income tax provision is not recorded for US Federal income taxes on a portion of the undistributed earnings of foreign subsidiaries as such earnings are intended to be permanently reinvested in those operations. Such earnings would become taxable upon the sale or liquidation of these foreign subsidiaries or upon the remittance of dividends. Accumulated undistributed earnings of foreign subsidiaries on which US taxes have not been provided are approximately $37,300, which would result in a related tax liability of $9,300, net of estimated foreign tax credits of $6,700, if such earnings were repatriated.

                                GTI CORPORATION

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

NOTE 7: COMMITMENTS AND CONTINGENCIES

     Lease Commitments: The Company leases machinery and equipment, computer equipment, office furniture and leased facilities under various operating leases. These leases expire on various dates through 2002. Under the terms of most of the leases, the Company is required to pay all taxes, insurance and maintenance. The total future minimum annual lease payments under these operating lease agreements are as follows:

                         YEAR ENDED
                        DECEMBER 31,
                        ------------
1998........................................................  $2,366
1999........................................................   2,191
2000........................................................   1,290
2001........................................................     824
2002........................................................     640
Thereafter..................................................      --
                                                              ------
                                                              $7,311
                                                              ======

     Rental expense amounted to $3,468, $2,879 and $3,280 in the years ended December 31, 1997, 1996 and 1995, respectively.

     Litigation: In December 1995, a class-action lawsuit was filed in the United States District Court, Southern District of California, against the Company and certain of its officers and directors alleging violations of the Securities Exchange Act of 1934. In November 1996, the court approved a Stipulation of Settlement with prejudice resulting in a release of all claims. The settlement amount, paid by the Company in 1996, was $400.

     The Company is involved in various legal proceedings and claims arising in the ordinary course of business, none of which, in the opinion of management, is expected to have a material effect on the Company's consolidated financial position or results of operations.

     Change of Control Contingencies: In February 1998, the Company retained investment bankers to assist the Company regarding the identification and investigation of strategic alternatives that might be available to the Company, including a possible sale of the Company. No such strategic transaction has been negotiated to date, and there can be no assurance that any such strategic transactions will be consummated. If a sale of the Company occurs, there can be no assurance regarding the price per share to be received by the Company's shareholders. Also, if a change of control of GTI occurs, the Company will owe stay-on bonuses to certain employees aggregating approximately $1,200 and a success fee to the investment bankers, depending on the price of the strategic transaction, if any.

NOTE 8: PREFERRED STOCK

     The preferred stock is convertible at the discretion of the holder, at a rate of 234,314 shares of common stock per share of preferred stock, into 1,900,287 shares of the Company's common stock. Dividends accrue on this preferred stock at a rate of $35.00 per share per year and are payable quarterly. The preferred shares have a liquidation preference of $1,000 per share and have a par value of $1.00 per share.

                                GTI CORPORATION

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

NOTE 9: EARNINGS PER SHARE

     The following represents a reconciliation of the numerator and the denominator of the Basic EPS computation to the numerator and denominator of the Diluted EPS computation:

                                     FOR THE YEAR ENDED                   FOR THE YEAR ENDED               FOR THE YEAR ENDED
                                      DECEMBER 31, 1997                   DECEMBER 31, 1996                DECEMBER 31, 1995
                              ---------------------------------   ----------------------------------   --------------------------
                              INCOME                  PER SHARE    INCOME                  PER SHARE   INCOME           PER SHARE
                              (LOSS)       SHARES      AMOUNT      (LOSS)       SHARES      AMOUNT     (LOSS)   SHARES   AMOUNT
                              -------   ------------  ---------   --------   ------------  ---------   ------   ------  ---------
BASIC EARNINGS (LOSS) PER
  SHARE:
Net loss....................  $(3,133)                            $(21,471)                            $1,946
Less: preferred stock
  dividend..................     (284)                                (284)                              (284)
                              -------                             --------                             ------
Loss available for common
  stockholders..............   (3,417)         8,973               (21,755)         8,973               1,662    8,973
Basic income (loss) per
  share.....................                           $(0.38)                              $(2.42)                       $0.19
                                                       ======                               ======                        =====
DILUTIVE EARNINGS (LOSS) PER
  SHARE:
Assumed exercise of stock
  options...................       --   antidilutive                    --   antidilutive                           31
Convertible preferred
  stock.....................       --   antidilutive                    --   antidilutive                 284    1,900
                              -------   ------------              --------   ------------              ------   ------
Loss available for common
  stockholders..............  $(3,417)         8,973              $(21,755)         8,973              $1,946   10,904
                              =======   ============              ========   ============              ======   ======
Dilutive income (loss) per
  share.....................                           $(0.38)                              $(2.42)                       $0.18
                                                       ======                               ======                        =====

     Implementation of SFAS 128 had no significant impact to the Company's computation of Dilutive EPS relative to its historical calculation of EPS under APB Opinion No. 15.

NOTE 10: STOCK-BASED COMPENSATION PLANS

     Stock Option Plans: The Company has five stock option plans that provide for the granting of either incentive stock options or non-qualified stock options to key employees and non-employee members of the Company's Board of Directors. All current outstanding options are non-qualified stock options. The options granted under these plans are to purchase common stock at not less than fair-market value at the date of grant. Employee options are generally exercisable one year from date of grant in cumulative annual installments of 25%, and they generally fully vest upon a change of control of GTI. Non-employee director options are exercisable in full at the date of grant. The options have terms of five to ten years.

     The following summarizes stock options activity for 1997:

                                                                            EXERCISE
                                                             SHARES       PRICE RANGE
                                                           ----------    --------------
Outstanding as of December 31, 1996......................     826,250    $5.25 - $35.00
Granted..................................................     461,750    $5.50 - $ 6.38
Exercised................................................          --                --
Forfeited................................................    (261,625)   $5.25 - $35.00
                                                           ----------    --------------
Outstanding as of December 31, 1997......................   1,026,375    $5.25 - $28.75
                                                           ==========    --------------
Number of shares exercisable as of December 31, 1997.....     246,561    $5.25 - $28.75
                                                           ==========    ==============
Weighted average fair value of options granted...........  $     5.69
                                                           ==========

     The outstanding options expire at various dates through December 2007. As of December 31, 1997, 147,925 shares were available for future grant under all plans.

                                GTI CORPORATION

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

     Additionally, as of December 31, 1997, a warrant was outstanding for 250,000 shares of common stock at an exercise price of $6 per share. This warrant, issued to an affiliated party, expires 30 days after the note payable to said affiliated party is paid in full. The anticipated retirement of said note is February 1999.

     As permissible under Statement of Financial Accounting Standards No. 123, the Company accounts for stock options granted as per the methodology prescribed under Accounting Principles Board Opinion No. 25, which recognizes compensation cost based upon the intrinsic value of the equity award. Accordingly, no compensation expense was recognized in the consolidated statement of operations for any equity awards granted during 1997, 1996 and 1995.

     The following table represents pro forma net income (loss) and pro forma earnings (loss) per share had the Company elected to account for equity awards using the fair-value-based method beginning with all equity award grants commencing on January 1, 1995. In estimating the pro forma compensation expense for each equity award granted during the years ended December 31, 1997, 1996 and 1995, the Company used the Black-Scholes option pricing model, a risk-free interest rate of 6.5%, expected dividend yield of zero, expected option lives of
6.5 years, and expected volatility of 83.2%. The estimated pro forma compensation cost resulting in the pro forma net income (loss) and earnings
(loss) per share may not be representative of actual results had the Company accounted for equity awards using the fair-value-based method.

                                                         1997        1996       1995
                                                        -------    --------    ------
Net income (loss) as reported.........................  $(3,133)   $(21,471)   $1,946
                                                        =======    ========    ======
Pro forma net income (loss)...........................  $(3,470)   $(21,777)   $1,838
                                                        =======    ========    ======
Basic EPS as reported.................................  $ (0.38)   $  (2.42)   $ 0.19
                                                        =======    ========    ======
Pro forma Basic EPS...................................  $ (0.42)   $  (2.46)   $ 0.17
                                                        =======    ========    ======
Diluted EPS as reported...............................  $ (0.38)   $  (2.42)   $ 0.18
                                                        =======    ========    ======
Proforma Diluted EPS..................................  $ (0.42)   $  (2.46)   $ 0.17
                                                        =======    ========    ======

NOTE 11: EMPLOYEE BENEFIT PLANS

     The Company has a defined contribution plan that qualifies as a cash or deferred profit sharing plan under Sections 401(a) and 401(k) of the Internal Revenue Code. The plan is available to substantially all domestic employees. Under the plan, participating employees may defer between 1% and 15% of their pre-tax compensation. The Company contributes 50% for each dollar contributed per employee up to a maximum of 3% of the employee's defined compensation. In addition, the plan provides for an employer profit sharing contribution in such amounts as the Board of Directors may annually determine. The Company also has similar plans for foreign employees which are governed by the laws in the country in which they are established. Company contributions under all plans were $81, $120 and $145 in 1997, 1996 and 1995, respectively. There were no amounts paid relating to the discretionary employer profit sharing contribution in any of these years.

     The Company had no other programs that required payment of post-retirement benefits to current or retired employees.

NOTE 12: SEGMENT INFORMATION AND MAJOR CUSTOMERS

     In the year ended December 31, 1997, two customers represented 18% and 13%, respectively, of the Company's consolidated sales. In the year ended December 31, 1996, two customers represented 20% and 10%, respectively, of the Company's consolidated sales. In the year ended December 31, 1995, two customers represented 16% and 14%, respectively, of the Company's consolidated sales.

                                GTI CORPORATION

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

     Through its Valor subsidiary, the Company operates in one industry segment. Valor is a manufacturer and distributor of magnetic-based components, integrated modules, and subsystems for signal processing and power-management functions in networking and internetworking products. Valor products are used principally in the data communications industry by OEMs for local area networks and wide area networks.

     The Company operates predominately in the Unites States, the Peoples' Republic of China, the Philippines, Hong Kong and the United Kingdom. Transfers between geographic areas primarily represent intercompany export sales between the related companies. In computing income from continuing operations before income taxes and minority interest, no allocations of general corporate expenses have been made. Identifiable assets include those assets directly identified to those operations in each geographical area. The assets in North America consist of operating assets and goodwill (net of amortization).

GEOGRAPHIC SEGMENTS

                                                                             ADJUSTMENTS
                                              NORTH                              AND
                                             AMERICA      ASIA     EUROPE    ELIMINATIONS   CONSOLIDATED
                                             --------   --------   -------   ------------   ------------
YEAR ENDED DECEMBER 31, 1997
Sales to unaffiliated customers............  $ 46,044   $ 18,584   $17,963     $     --       $ 82,591
Transfers between geographic segments......        --     57,611        --      (57,611)            --
                                             --------   --------   -------     --------       --------
          Total Sales......................  $ 46,044   $ 76,195   $17,963     $(57,611)      $ 82,591
                                             ========   ========   =======     ========       ========
Income (loss) before income taxes and
  minority interest........................  $(12,180)  $  8,638   $   409     $     --       $ (3,133)
                                             ========   ========   =======     ========       ========
Identifiable Assets........................  $ 32,705   $ 42,854   $ 7,395     $     --       $ 82,954
                                             ========   ========   =======     ========       ========
YEAR ENDED DECEMBER 31, 1996
Sales to unaffiliated customers............  $ 48,316   $ 36,454   $ 7,763     $     --       $ 92,533
Transfers between geographic segments......        --     54,192       459      (54,651)            --
                                             --------   --------   -------     --------       --------
          Total Sales......................  $ 48,316   $ 90,646   $ 8,222     $(54,651)      $ 92,533
                                             ========   ========   =======     ========       ========
Income (loss) before income taxes and
  minority interest........................  $(10,310)  $    727   $   882     $     --       $ (8,701)
                                             ========   ========   =======     ========       ========
Identifiable Assets........................  $ 49,775   $ 37,215   $ 4,534     $     --       $ 91,524
                                             ========   ========   =======     ========       ========
YEAR ENDED DECEMBER 31, 1995
Sales to unaffiliated customers............  $ 66,671   $ 33,373   $14,792     $     --       $114,836
Transfers between geographic segments......        (2)    67,846        --      (67,844)            --
                                             --------   --------   -------     --------       --------
          Total Sales......................  $ 66,669   $101,219   $14,792     $(67,844)      $114,836
                                             ========   ========   =======     ========       ========
Income (loss) before income taxes and
  minority interest........................  $ (2,289)  $  7,951   $ 1,034     $     --       $  6,696
                                             ========   ========   =======     ========       ========
Identifiable Assets........................  $ 66,364   $ 48,522   $ 2,813     $     --       $117,699
                                             ========   ========   =======     ========       ========

     Export sales, principally to customers in Canada and Latin America, were $1,109, $908 and $3,048 in the years ended December 31, 1997, 1996 and 1995, respectively. These export sales are included in the North America amounts above.

NOTE 13: SUBSEQUENT EVENTS

     The Company's revenues in the first quarter of 1998 were $14,002 (unaudited) compared to $22,393 (unaudited) in the comparable quarter of 1997, and the first quarter 1998 loss was about $5,700 (unaudited,

                                GTI CORPORATION

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

including a restructuring charge of about $1,500, subject to finalization, and the cumulative effect of an accounting change of $899). In response to this adverse trend and for other reasons, the Company has initiated ongoing revenue enhancement and cost reduction programs. However, there can be no assurance that revenues will increase, nor can there be any assurance that the Company will be able to reduce costs in an amount sufficient to offset the negative effects of the revenue decline. While management believes the Company has sufficient financial resources, if revenue levels continue to decline, then the Company may be forced to seek additional financing. There can be no assurance that additional financing will be available in amounts or at terms acceptable to the Company.

     In January 1998, the Company retained investment bankers to assist the Company regarding the identification and investigation of strategic alternatives that might be available to the Company, including a possible sale of the Company. No such strategic transaction has been negotiated to date, and there can be no assurance that any such strategic transaction will be consummated. If a sale of the Company occurs in the short term, it is likely that the sales price to be received by the Company's shareholders will be less than the historical book value reflected in the accompanying December 31, 1997 balance sheet.

                                GTI CORPORATION

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

NOTE 14: QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The Company's condensed quarterly results of operations for the years ended December 31, 1997 and 1996 were as follows:

                                              FIRST    SECOND     THIRD     FOURTH
                                             QUARTER   QUARTER   QUARTER   QUARTER     TOTAL
                                             -------   -------   -------   --------   --------
YEAR ENDED DECEMBER 31, 1997
Sales......................................  $22,393   $23,011   $19,130   $ 18,057   $ 82,591
                                             -------   -------   -------   --------   --------
Gross Profit...............................    5,884     6,503     3,845      3,195     19,427
                                             -------   -------   -------   --------   --------
Income (loss) from continuing operations
  before taxes.............................      288      (112)   (1,772)    (1,537)    (3,133)
Provision (benefit) from income taxes......      100       177      (277)        --         --
                                             -------   -------   -------   --------   --------
Income (loss) from continuing operations...      188      (289)   (1,495)    (1,537)    (3,133)
Income (loss) from discontinued operations,
  net of income taxes......................       --        --        --         --         --
Loss on disposal of discontinued
  operations, net of income taxes..........       --        --        --         --         --
                                             -------   -------   -------   --------   --------
Net income (loss)..........................  $   188   $  (289)  $(1,495)  $ (1,537)  $ (3,133)
                                             =======   =======   =======   ========   ========
BASIC AND DILUTED EARNINGS (LOSS) PER
  SHARE:
Income (loss) from continuing operations...  $  0.01   $ (0.04)  $ (0.17)  $  (0.18)  $  (0.38)
Income (loss) from discontinued
  operations...............................       --        --        --         --         --
Loss on disposal of discontinued
  operations...............................       --        --        --         --         --
                                             -------   -------   -------   --------   --------
Net income (loss) per share................  $  0.01   $ (0.04)  $ (0.17)  $  (0.18)  $  (0.38)
                                             =======   =======   =======   ========   ========
YEAR ENDED DECEMBER 31, 1996
Sales......................................  $26,618   $23,017   $20,560   $ 22,338   $ 92,533
                                             -------   -------   -------   --------   --------
Gross Profit...............................    5,929     3,689     2,628      4,937     17,183
                                             -------   -------   -------   --------   --------
Income (loss) from continuing operations
  before taxes.............................     (855)   (2,935)   (4,291)      (620)    (8,701)
Provision (benefit) from income taxes......     (300)     (650)     (100)        --     (1,050)
                                             -------   -------   -------   --------   --------
Income (loss) from continuing operations...     (555)   (2,285)   (4,191)      (620)    (7,651)
Income (loss) from discontinued operations,
  net of income taxes......................   (1,083)     (480)     (936)      (499)    (2,998)
Loss on disposal of discontinued
  operations, net of income taxes..........       --        --        --    (10,822)   (10,822)
                                             -------   -------   -------   --------   --------
Net income (loss)..........................  $(1,638)  $(2,765)  $(5,127)  $(11,941)  $(21,471)
                                             =======   =======   =======   ========   ========
BASIC AND DILUTED EARNINGS (LOSS) PER
  SHARE:
Income (loss) from continuing operations...  $ (0.07)    (0.26)    (0.47)     (0.08)  $  (0.88)
Income (loss) from discontinued
  operations...............................    (0.12)    (0.05)    (0.10)     (0.06)     (0.33)
Loss on disposal of discontinued
  operations...............................       --        --        --      (1.21)     (1.21)
                                             -------   -------   -------   --------   --------
Net income (loss) per share................  $ (0.19)  $ (0.31)  $ (0.57)  $  (1.35)  $  (2.42)
                                             =======   =======   =======   ========   ========

             REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULES

To GTI Corporation:

     We have audited in accordance with generally accepted auditing standards the consolidated financial statements included in this Form 10K, and have issued our report thereon dated February 25, 1998. Our audits of the consolidated financial statements were made for the purpose of forming an opinion on those statements taken as a whole. The supplemental Schedule II is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

San Diego, California
February 25, 1998

                                GTI CORPORATION

                 SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS
                             (DOLLARS IN THOUSANDS)

                                                      BALANCE AT    CHARGED TO
                                                     BEGINNING OF   COSTS AND     ACCOUNTS     BALANCE AT
                    DESCRIPTION                         PERIOD       EXPENSES    WRITTEN OFF   END OF YEAR
                    -----------                      ------------   ----------   -----------   -----------
Allowance for doubtful accounts:
Year ended December 31, 1997.......................      $201          $168         $(30)         $339
Year ended December 31, 1996.......................      $225          $ 60         $(84)         $201
Year ended December 31, 1995.......................      $143          $ 90         $ (8)         $225

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of May 26, 1998 is by and among GTI CORPORATION, a Delaware corporation ("Company"), TECHNITROL INTERNATIONAL, INC., a Delaware corporation ("Parent"), and TECHNITROL ACQUISITION, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Acquisition").

     WHEREAS the Boards of Directors of the Company, Parent and Acquisition have each (i) determined that the Merger (as defined in Section 1.1) is fair and in the best interests of their respective stockholders and (ii) approved the Merger in accordance with this Agreement.

     NOW THEREFORE in consideration of the premises and the representations, warranties, covenants and agreements herein contained and intending to be legally bound hereby the Company, Parent and Acquisition hereby agree as follows:

                                   ARTICLE 1

                                   THE MERGER

     SECTION 1.1. The Merger. At the Effective Time (as defined in Section 1.2) and upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Acquisition shall be merged with and into the Company (the "Merger"). Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Acquisition shall cease.

     SECTION 1.2. Effective Time. Subject to the terms and conditions set forth in this Agreement, a Certificate of Merger (the "Merger Certificate") shall be duly executed and acknowledged by Acquisition and the Company and thereafter delivered to the Secretary of State of the State of Delaware for filing pursuant to the DGCL on the Closing Date (as defined in Section 1.3). The Merger shall become effective at such time as a properly executed and certified copy of the Merger Certificate is duly filed with the Secretary of State of the State of Delaware in accordance with the DGCL or such later time as Parent and the Company may agree upon and set forth in the Merger Certificate (the time the Merger becomes effective being referred to herein as the "Effective Time").

     SECTION 1.3. Closing of the Merger. The closing of the Merger (the "Closing") will take place at a time and on a date (the "Closing Date") to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the latest to occur of the conditions set forth in Section 5.1, 5.2 and 5.3 at the offices of Stradley, Ronon, Stevens & Young, LLP, 2005 Market Street, Philadelphia, Pennsylvania 19103 unless another time, date or place is agreed to in writing by the parties hereto.

     SECTION 1.4. Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of in the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the properties, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Acquisition shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.5. Certificate of Incorporation and Bylaws. The Certificate of Incorporation of Acquisition in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable law. The Bylaws of Acquisition in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable law.

     SECTION 1.6. Directors. The directors of Acquisition at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified.

     SECTION 1.7. Officers. The officers of Acquisition at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

     SECTION 1.8. Conversion of Shares.

     (a) At the Effective Time, each share of the Company's First Series Cumulative Convertible Preferred Stock, par value $1.00 per share (individually a "Preferred Share" and collectively the "Preferred Shares"), issued and outstanding immediately prior to the Effective Time (other than (i) Preferred Shares held in the Company's treasury or by any of the Company's subsidiaries and (ii) Preferred Shares held by Parent, Acquisition or any other subsidiary of Parent) shall, by virtue of the Merger and without any action on the part of Parent, Acquisition, the Company, or the holder thereof, be converted into and shall become the right to receive the product of (i) 234.314 multiplied by (ii) $3.10 in cash, without interest (the "Preferred Merger Consideration"). Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time, the Preferred Shares shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares then the Merger Consideration contemplated by the Merger shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

     (b) At the Effective Time, each share of the Company's common stock, par value $0.04 per share (individually a "Common Share" and collectively the "Common Shares"; together with the Preferred Shares, the "Shares"), issued and outstanding at the Effective Time, (other than (i) Common Shares held in the Company's treasury or by any of the Company's subsidiaries and (ii) Common Shares held by Parent, Acquisition or any other subsidiary of Parent) shall, by virtue of the Merger and without any action on the part of Parent, Acquisition, the Company or the holder thereof, be converted into and shall become the right to receive $3.10 in cash, without interest (the "Common Merger Consideration," which together with the Preferred Merger Consideration, the "Merger Consideration"). Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time, the Common Shares shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares then the Merger Consideration contemplated by the Merger shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

     (c) At the Effective Time, each outstanding share of the common stock, par value $0.01 per share, of Acquisition shall be converted into one share of common stock, par value $0.04 per share, of the Surviving Corporation.

     (d) At the Effective Time, each Common Share held in the treasury of the Company and each Common Share held by Parent, Acquisition or any subsidiary of Parent, Acquisition or the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holder thereof, be canceled, retired and cease to exist and no payment shall be made with respect thereto.

     SECTION 1.9. Shares of Dissenting Holders.

     (a) Notwithstanding anything to the contrary contained in this Agreement, any holder of Shares with respect to which dissenters' rights, if any, are granted by reason of the Merger under the DGCL and who does not vote in favor of or consent in writing to the Merger and who otherwise complies with the DGCL ("Company Dissenting Shares") shall not be entitled to receive any Merger Consideration pursuant to Section 1.8 (a) or (b), but shall be entitled to receive payment of the appraised value of such shares held by such holder in accordance with the provisions of Section 262 of the DGCL, unless such holder fails to perfect, effectively withdraws or loses his or her right to dissent from the Merger under the DGCL. If any such holder so fails to perfect, effectively withdraws or loses his or her dissenters' rights under the DGCL, each Company Dissenting Share of such holder shall thereupon be deemed to have been converted, as of the Effective Time, into the right to receive the Merger Consideration pursuant to Section 1.8(a) and/or (b).

     (b) Any payments relating to Company Dissenting Shares shall be made solely by the Surviving Corporation and no funds or other property have been or will be provided by Acquisition, Parent or any of Parent's other direct or indirect subsidiaries for such payment, nor shall the Company make any payment with respect to, or settle or offer to settle, any such demands.

     (c) The Company shall give Acquisition (i) prompt notice of any demands received by the Company for the payment of fair value for shares, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company which relate to such demand for appraisal, and (ii) the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of the Acquisition, voluntarily make any payment with respect to any demands for appraisal of the Shares or offer to settle or settle any such demands.

     SECTION 1.10. Payment of Merger Consideration.

     (a) No later than the Effective Time, as required by subsection (b) below, Parent shall deposit with Registrar and Transfer Company or such other agent or agents as may be appointed by Parent and Acquisition (the "Payment Agent") for the benefit of the holders of Shares in cash the aggregate amount necessary to pay the Merger Consideration (such cash is hereinafter referred to as the "Merger Fund") payable pursuant to Section 1.8 in exchange for outstanding Shares.

     (b) As soon as reasonably practicable after the Effective Time, the Payment Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.8: (i) a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Payment Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Payment Agent, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the Merger Consideration which such holder has the right to receive pursuant to the provisions of this Article 1 and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a transferee if the Certificate representing such Shares is presented to the Payment Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.10, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 1.10. No interest shall be paid on the Merger Consideration.

     (c) In the event that any Certificate for Shares shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to this Agreement; provided, however, that Parent or its Payment Agent may, in its discretion, require as a condition precedent thereto the delivery of a suitable bond or indemnity.

     (d) All Merger Consideration paid upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares; subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such Shares in accordance with the terms of this Agreement, or prior to the date hereof and which remain unpaid at the Effective Time, and at the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If after the Effective Time, Certificates are presented to the Surviving Corporation for any reason they shall be canceled and exchanged as provided in this Article 1.

     (e) Neither Parent nor the Company shall be liable to any holder of Shares for cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (f) Any portion of the Merger Fund which remains undistributed to the holders of Shares for one (1) year after the Effective Time shall be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article 1 shall thereafter look only to Parent for the Merger Consideration to which they are entitled.

     (g) Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent and paid by Parent to the appropriate Governmental Entity (as described below), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent.

     (h) If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Acquisition, the officers and directors of the Company and Acquisition are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.

     SECTION 1.11. Stock Options. At the Effective Time, each outstanding option to purchase Shares (a "Company Stock Option" or collectively "Company Stock Options"), whether vested or unvested, issued pursuant to any of the Company's stock option plans (the "Company Plans") (including by reason of the transactions contemplated by this Agreement), and each outstanding Warrant to purchase shares of the Company's capital stock, shall be canceled, and each holder of a Company Stock Option shall be entitled to receive in exchange therefor cash in an amount equal to the product of (x) the amount, if any, by which $3.10 exceeds the exercise price of such Company Stock Option, multiplied by (y) the number of Shares subject to such Company Stock Option, less applicable tax withholding. At or before the Effective Time, the Company shall cause to be effected any necessary amendments to the Company Plans to give effect to the provisions of this Section 1.11.

     SECTION 1.12. Payment of Note. Immediately prior to the Effective Time, the Company shall repay in full to Telemetrix PLC, a corporation organized under the laws of England and Wales ("Telemetrix") or its designee, that certain Note, made by Valor Electronics, Inc. to Telemetrix in the original principal amount of $2.5 million, dated February 10, 1997, together with all accrued but unpaid interest through the date of payment.

                                   ARTICLE 2

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth on the Disclosure Schedule attached hereto (the "Company Disclosure Schedule") or in the Company SEC Reports (as defined in
Section 2.4(a)), the Company hereby represents and warrants to each of Parent and Acquisition as follows:

     SECTION 2.1. Organization and Qualification; Subsidiaries.

     (a) Schedule 2.1 identifies each subsidiary of the Company as of the date hereof and its respective jurisdiction of incorporation or organization, as the case may be. Except as set forth in Schedule 2.1, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any interest in, any corporation, partnership, joint venture or other business association or entity other than the securities of any publicly-traded entity held for investment only and constituting less than 5% of the outstanding capital stock of any such entity. Each of the Company and its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. The Company has heretofore delivered to Acquisition or Parent accurate and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents), as currently in effect, of the Company and its subsidiaries.

     (b) Each of the Company and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect (as defined below) on the Company. When used in connection with the Company or its subsidiaries, the term "Material Adverse Effect" means any material adverse change or effect (i) on the business, results of operations or condition (financial or otherwise) of the Company and its subsidiaries, taken as whole, other than any change or effect arising out of general economic conditions (including, without limitation, levels of aggregate demand, interest rates, currency exchange rates and applicable tax laws), or
(ii) that would impair the ability of the Company to consummate the transactions contemplated hereby.

     SECTION 2.2. Capitalization of the Company and its Subsidiaries.

     (a) The authorized capital stock of the Company consists of 12,000,000 Common Shares, of which, as of May 25, 1998, 8,973,475 Shares were issued and outstanding and 1,000,000 Preferred Shares of which, as of May 25, 1998, 8,110 Preferred Shares were issued and outstanding. All of the outstanding Common Shares and Preferred Shares have been duly authorized, validly issued and are fully paid, nonassessable and free of preemptive rights. As of May 25, 1998, approximately 984,250 Common Shares were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding Company Stock Options issued pursuant to the Company Plans. Schedule 2.2(a) sets forth a list of each outstanding option as of May 25, 1998, the name of the holder, the vesting date, and if exercisability or vesting will be accelerated in any way in connection with the consummation of the transactions contemplated in this Agreement. Between January 1, 1998 and the date hereof, no shares of the Company's capital stock have been issued other than pursuant to Company Stock Options already in existence on such date, and between January 1, 1998 and the date hereof no stock options have been granted. Except as set forth above, as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company except for the Preferred Shares, (iii) no options, warrants (other than warrants issued to Telemetrix and described in the Company's annual report on Form 10-K/A for the fiscal year ended December 31,
1997) or other rights to acquire from the Company or its subsidiaries and, except as described in Schedule 2.2(a), no obligations of the Company or its subsidiaries to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any such options, warrants (other than warrants issued to Telemetrix and described in the Company's annual report on Form 10-K/A for the fiscal year ended December 31, 1997), calls, rights, commitments or agreements and (iv) no equity equivalent interests in the ownership or earnings of the Company or its subsidiaries or other similar rights (collectively "Company Securities"). As of the date hereof, there are no outstanding obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Except as set forth on Schedule 2.2(a), there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company. Since March 31, 1998 there have been no changes in the capital structure of the Company other than issuances of Common Shares upon exercise of outstanding options granted under the Company Plans.

     (b) Except as set forth on Schedule 2.2(b), all of the outstanding capital stock of the Company's subsidiaries (other than director's qualifying shares in the case of foreign subsidiaries) is owned by the Company, directly or indirectly, free and clear of any Lien (as defined below) or any other limitation or restriction (including any restriction on the right to vote or sell the same except as may be provided as a matter of law). Except as set forth on Schedule 2.2(b), there are no securities of the Company or its subsidiaries convertible into or exchangeable for, no options, warrants or other rights to acquire from the

Company or its subsidiaries and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for, the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in or any other securities of any subsidiary of the Company. Except as set forth on
Schedule 2.2(b), there are no outstanding contractual obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of the Company. For purposes of this Agreement, "Lien" means, with respect to any asset (including without limitation any security), any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

     (c) The Common Shares constitute the only class of equity securities of the Company or its subsidiaries registered or required to be registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     SECTION 2.3. Authority Relative to this Agreement, Recommendation.

     (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company (the "Company Board") and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby except the approval and adoption of this Agreement by the holders of a majority of the outstanding Common Shares and two-thirds of the outstanding Preferred Shares, voting as a separate class. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company enforceable against the Company in accordance with its terms.

     (b) The Company Board has voted to recommend that the stockholders of the Company approve and adopt this Agreement.

     SECTION 2.4. SEC Reports, Financial Statements.

     (a) The Company has filed all required forms, reports and documents and all amendments and supplements thereto with the Securities and Exchange Commission (the "SEC") since December 31, 1995 and will file with the SEC after the date of this Agreement through the Effective Time all required forms, reports and documents and amendments and supplements thereto, (collectively, "Company SEC Reports"), each of which has complied or when filed, will comply, in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the dates such forms, reports and documents were filed. None of such Company SEC Reports, including, without limitation, any financial statements (and the related notes thereto) or schedules included or incorporated by reference therein, contained or will contain when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading. The audited consolidated financial statements of the Company included in the Company SEC Reports fairly present in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended. None of the Company's subsidiaries is required to file any reports or other documents with the SEC.

     (b) The Company has heretofore furnished to Acquisition or Parent a complete and correct copy of any amendments or modifications which are required to be filed with the SEC but have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or Exchange Act.

     SECTION 2.5. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement relating to the meeting of the Company's stockholders to be held in connection with the Merger (the "Proxy Statement") will, at the date mailed to stockholders of the Company and at the time of the meeting of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading.

     SECTION 2.6. Consents and Approvals, No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under and other applicable requirements of the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the filing and recordation of the Merger Certificate as required by the DGCL, no filing with or notice to and no permit, authorization, consent or approval of any court or tribunal, or administrative governmental or regulatory body, agency or authority, domestic or, to the Company's knowledge, foreign, (a "Governmental Entity") is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on the Company. Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or similar governing documents) of the Company or any of its subsidiaries, (ii) except as set forth in Schedule 2.6, result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration of any obligation or loss of any benefits or creation of any Lien) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets except, in the case of (ii) or (iii), for violations, breaches or defaults which would not have a Material Adverse Effect on the Company.

     SECTION 2.7. No Default. Except as set forth in Schedule 2.7, none of the Company or its subsidiaries is in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets except, in the case of (ii) or (iii), for violations, breaches or defaults that would not have a Material Adverse Effect on the Company.

     SECTION 2.8. No Undisclosed Liabilities, Absence of Changes. Except as and to the extent publicly disclosed by the Company in the Company SEC Reports, as of December 31, 1997, none of the Company or its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company (including the notes thereto) or that would have a Material Adverse Effect on the Company. Except as publicly disclosed by the Company in the Company SEC Reports or in the disclosure schedules hereto, since March 28, 1998, the Company and its subsidiaries have conducted their business only in the ordinary course and in a manner consistent with past practices and none of the Company or its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, and there have been no events, changes or effects with respect to the Company or its subsidiaries, having a Material Adverse Effect on the Company.

     SECTION 2.9. Litigation. Except as publicly disclosed by the Company in the Company SEC Reports, there is no suit, claim, action, proceeding, arbitration or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity or arbitrator which individually or in the aggregate would have a Material Adverse Effect on the Company or seeks to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by the Company in the Company SEC Reports, none of the Company or its subsidiaries is subject to any outstanding order, writ, injunction or decree which has a Material Adverse Effect on the Company or would prevent or delay the consummation of the transactions contemplated hereby.

     SECTION 2.10. Compliance with Applicable Law. Except as set forth in
Schedule 2.10, the Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits") except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on the Company. The Company and its subsidiaries are in compliance with the terms of the Company Permits except where the failure so to comply would not have a Material Adverse Effect on the Company. The businesses of the Company and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except that no representation or warranty is made in this Section 2.10 with respect to Environmental Laws (as defined in Section 2.12 below) and except for violations or possible violations which do not and, insofar as reasonably can be foreseen will not, have a Material Adverse Effect on the Company. There are no products now being manufactured, assembled or sold by the Company or any of its subsidiaries which at the date hereof would require any approval of any governmental body, whether federal, state, local or foreign for the purpose for which they are being manufactured, assembled or sold by the Company or any of its subsidiaries, for which such approval has not been obtained, except where the failure to obtain such approval does not, collectively, have a Material Adverse Effect on the Company. All products now being commercially distributed by the Company or any of its subsidiaries in any jurisdiction meet the applicable legal requirements of such jurisdiction and all requisite governmental approvals have been duly obtained and are in full force and effect, and there is no basis known to the Company or any of its subsidiaries for any governmental body to deny or rescind any approval for any of their commercially distributed products for the purpose for which they are being manufactured, assembled or sold or for any products that the Company or any of its subsidiaries proposes to commercially distribute in the future, except where the failure to meet such requirements, the failure to obtain such approvals or the failure of such approvals to be in full force and effect, does not, collectively, have, and such denial or rescission, insofar as reasonably can be foreseen would not, collectively, have a Material Adverse Effect on the Company.

     No investigation or review by any Governmental Entity with respect to the Company or its subsidiaries is pending or, to the knowledge of the Company, threatened nor, to the knowledge of the Company, has any Governmental Entity indicated an intention to conduct the same, other than such investigations or reviews as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     SECTION 2.11. Employee Benefit Plans, Labor Matters.

     (a) Schedule 2.11(a) lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements and any current or former employment, executive compensation or severance agreements, written or otherwise, maintained or contributed to, for the benefit of or relating to any employee of the Company, any trade or business (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company within the meaning of Section 414 of the Code (an "ERISA Affiliate") as well as each plan with respect to which the Company or an ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (together the "Employee Plans"), excluding former agreements under which the Company has no remaining material obligations and any of the foregoing that are required to be maintained by the Company under the laws of any foreign jurisdiction. The Company has made available to Parent a copy of (i) the most recent annual report on Form 5500 filed with the Internal Revenue Service (the "IRS") for each disclosed Employee Plan where such report is required, (ii) the documents and instruments governing each such Employee Plan (other than those referred to in Section 4(b)(4) of ERISA) and (iii) the summary plan description for each Employee Plan which is subject to ERISA. Except as set forth in Schedule 2.11(a), no event has occurred and, to the knowledge of the Company, there currently exists no condition or set of circumstances in connection with which the Company or any of its subsidiaries could be subject to any liability under the terms of any Employee Plans, ERISA, the Code or any other applicable law, including, without limitation, any liability under Title IV of ERISA, which would have a Material Adverse Effect on the Company.

     (b) Schedule 2.11(b) sets forth a list of (i) all employment agreements with officers of the Company and its subsidiaries; (ii) all agreements with consultants who are individuals obligating the Company or any of its subsidiaries to make annual cash payments in an amount exceeding $50,000; (iii) all severance agreements, programs and policies of the Company and its subsidiaries with or relating to its employees except programs and policies required to be maintained by law; and (vi) plans, programs agreements and other arrangements of the Company and its subsidiaries with or relating to its employees which contain change in control provisions. The Company has made available to Parent copies (or descriptions in detail reasonably satisfactory to Parent) of all such agreements, plans, programs and other arrangements.

     (c) Except as disclosed in Schedule 2.11(c) of the Company Disclosure Schedule, there will be no payment, accrual of additional benefits, acceleration of payments or vesting in any benefit under any Employee Plan or any agreement or arrangement disclosed under this Section 2.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement. No such payment will constitute an "excess parachute payment" within the meaning of
Section 280G of the Code.

     (d) No Employee Plan provides post-retirement medical or welfare benefits to former employees of the Company or its ERISA Affiliates other than pursuant to Section 4980B of the Code.

     (e) There are no controversies pending or, to the knowledge of the Company, threatened between the Company or any of its subsidiaries and any of their respective employees, or involving any Employee Plan, which controversies have a Material Adverse Effect on the Company. Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries except as disclosed in Schedule 2.11(e) nor does the Company know of any activities or proceedings of any labor union to organize any such employees. The Company has no knowledge of any strikes, slowdowns, work stoppages, lockouts or threats thereof by or with respect to any employees of the Company or any of its subsidiaries.

     (f) Each Employee Plan has been maintained in material compliance with all applicable laws, including, without limitation, ERISA and the Code. Each Employee Plan has been maintained in material conformance with the terms and provisions of such Plan.

     (g) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code, and exempt from tax under Section 501(a) of the ode, is the subject of an unrevoked favorable determination letter from the Internal Revenue Service. To the best knowledge of Company, nothing has occurred since the date of any such letter which may adversely affect such qualification or exemption (other than changes in applicable law that have occurred since the date of such letter and for which the remedial amendment period of Section 401(b) of the Code has not expired as of the date hereof).

     (h) The Company and its ERISA Affiliates have made all payments and contributions to the Employee Plans on a timely basis as required by the terms of each such Employee Plan and any applicable law.

     (i) The Company and its ERISA Affiliates have filed or caused to be filed with the Internal Revenue Service annual reports on the applicable Form 5500 series for each Employee Plan for all years and periods for which such reports were required and within the time period required by ERISA and the Code.

     (j) No "prohibited transaction", as defined in Section 406 of ERISA and
Section 4975 of the Code, has occurred with respect to any Employee Plan, and, to the best knowledge of the Company, no civil or criminal action brought pursuant to Part V, Title I of ERISA is pending or threatened in writing or orally against any fiduciary of any such Employee Plan.

     (k) Neither the Company nor any ERISA Affiliate currently maintains any Employee Plan that is subject to Title IV of ERISA (other than a multi-employer plan, within the meaning of Section 3(37) or 4001(a)3 of ERISA) nor has previously maintained any such Plan that has resulted in any liability or potential liability for the Company or its ERISA Affiliates under said Title IV.

     (l) Neither the Company nor any ERISA Affiliate maintains, or has contributed to within the past five years, any multi-employer plan, within the meaning of Section 3(37) or 4001(a)3 of ERISA. Neither the Company nor any ERISA Affiliate has any liability to make withdrawal liability payments to any multi-employer plan.

     (m) Each Employee Plan that is a group health plan sponsored or maintained by the Company or any ERISA Affiliate has been operated in material compliance with the applicable requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and Sections 4980(B)(f), 9801 and 9802 of the Code. The Company has not contributed to a non-conforming group health plan, as that term is defined in
Section 5000(c) of the Code or incurred any tax liability under Section 5000(a) of the Code that would have a Material Adverse Affect.

     (n) Neither the Company nor any ERISA Affiliate has incurred any excise tax liability with respect to any Employee Plan which has not been satisfied.

     SECTION 2.12. Environmental Laws and Regulations.

     (a)(i) Except as publicly disclosed by the Company in the Company SEC Reports or in Schedule 2.12 to this Agreement, (i) each of the Company and its subsidiaries is in material compliance with all U.S. Environmental Laws (as defined below) and, to the actual knowledge of the Company, all Foreign Environmental Laws (as defined below), except for non-compliance that would not have a Material Adverse Effect on the Company, which compliance includes but is not limited to, the possession by the Company and its subsidiaries of all material permits and other governmental authorizations required under applicable U.S. Environmental Laws and, to the actual knowledge of the Company, Foreign Environmental Laws and compliance with the terms and conditions thereof, (ii) none of the Company or its subsidiaries have knowledge of an existing or potential Environmental Claim (as defined below) against the Company or its subsidiaries or, to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law, that have or would reasonably be expected to have a Material Adverse Effect on the Company; and (iii) to the best knowledge of the Company, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

     (b) Except as disclosed in the Company SEC Reports, or except as would not have a Material Adverse Effect on the Company, (i) there have been no releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) of Hazardous Substances (as defined below) by the Company or its current or former subsidiaries on, under, upon or into any real properties owned or leased currently or in the past by the Company or its current or former subsidiaries, (ii) no underground tank for Hazardous Substances or relating piping has leaked and (iii) to the best knowledge of the Company, there have been no such releases of Hazardous Substances on, under, upon or into any real property in the vicinity of real property of the Company or its current or former subsidiaries which has flowed, seeped or migrated on or under the real property of the Company or its subsidiaries.

     (c) Except as disclosed on Schedule 2.12, there are no PCBs or asbestos located in any premises currently owned, operated or leased by the Company or its subsidiaries in the United States, or to the actual knowledge of the Company, elsewhere.

     (d) No environmental lien has attached to any real property owned or leased by the Company or its subsidiaries in the United States, or to the actual knowledge of the Company, elsewhere.

     (e) Definitions.

          (i) For purposes of this Agreement, "U.S. Environmental Laws" shall mean all federal, state, district and local laws, all rules or regulations promulgated thereunder, and all orders, consent orders, judgments, written notices, permits or demand letters issued, promulgated or entered pursuant thereto, relating to pollution or protection of the environments (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), all as in effect as of the Effective Date, including, without limitation, (i) laws relating to emissions, discharges, releases, or threatened releases of

     Hazardous Substances into the environment and (ii) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of Hazardous Substances. U.S. Environmental Laws shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Water Act, as amended, the Atomic Energy Act of 1954, as amended, the Occupational Safety and Health Act, as amended, the New Jersey Industrial Site Recovery Act ("ISRA") and all analogous laws promulgated or issued by any governmental authority, all as in effect as of the Closing Date.

          (ii) For purposes of this Agreement, "Foreign Environmental Laws" shall mean all foreign laws, all rules or regulations promulgated thereunder, and all orders, consent orders, judgments, written notices, permits or demand letters issued, promulgated or entered pursuant thereto, relating to pollution or protection of the environments (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), all as in effect as of the Effective Date, including, without limitation, (i) laws relating to emissions, discharges, releases, or threatened releases of Hazardous Substances into the environment and
     (ii) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of Hazardous Substances.

          (iii) For purposes of this Agreement, "Environmental Claims" shall mean all notice of violations, liens, written claims, written demands, investigations, written notices, or suits, of any damage, including, without limitation, personal injury, property damage (including any depreciation of property values), lost use of property or consequential damages, arising out of Environmental Conditions or U.S. Environmental Laws or Foreign Environmental Laws. (By way of example only, Environmental Claims include (i) actual or threatened damages to natural resources, (ii) claims for nuisance or its statutory equivalent, (iii) claims for the recovery of response costs or administrative or judicial orders directing the performance of investigations, response or remedial actions under any U.S. Environmental Laws or Foreign Environmental Laws, (iv) a requirement to implement "corrective action" pursuant to any order or permit issued pursuant to the Resource Conservation and Recovery Act, as amended or similar provisions of applicable state law or Foreign Environmental Laws,
     (v) claims for restitution, contribution or indemnity, (vi) fines, penalties or liens of any kind arising under U.S. Environmental Law or Foreign Environmental Laws, (vii) claims for injunctive relief or other orders of notices of violation from federal, state or local agencies or courts arising under U.S. Environmental Law or Foreign Environmental Laws, and (viii) with regard to any present or former employees, claims relating to exposure to or injury from Environmental Conditions.)

          (iv) For purposes of this Agreement, "Environmental Conditions" shall mean the state of the environment, including natural resources (e.g., flora and fauna), soil, surface water, groundwater, any present or potential drinking water supply, subsurface strata, ambient air, relating to or arising out of the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, pouring, emptying, discharge, injecting, escaping, leaching, disposing or dumping or threatened release of Hazardous Substances by the Company and its subsidiaries. With respect to Environmental Claims by third parties, Environmental Claims also include the exposure of persons to Hazardous Substances at the work place or the exposure of persons or property to Hazardous Substances migrating from or otherwise emanating from or located on property owned by the Company or its subsidiaries.

          (v) For purposes of this Agreement, "Hazardous Substances" shall mean all pollutants, contaminants, chemicals, wastes and any other carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances or materials (whether solids, liquids or gases), including, but not limited to, any substances, materials or wastes subject to regulation, control or remediation under U.S. Environmental Laws or Foreign Environmental Laws. By way of example only, the term "Hazardous Substances" includes petroleum, urea formaldehyde, flammable, explosive and radioactive materials, PCBs, pesticides, herbicides, asbestos or waste waters.

     SECTION 2.13. Taxes.

     (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or "Taxes" refers to any and all federal, state local and foreign taxes, assessments and other governmental charges, customs, duties, impositions, and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity or of a consolidated or unitary group for which there is joint and several liability.

     (b) Tax Returns and Audits. Except as set forth on Schedule 2.13:

          (i) Company and each of its subsidiaries has timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes, required to be filed by Company and each of its subsidiaries and has paid all Taxes shown to be due on such Returns or is contesting them in good faith.

          (ii) Company and each of its subsidiaries has established (and until the Effective Time will establish) on its books and records reserves (taking into account the potential future use of the Company's net operating losses) that are adequate for the payment of all Taxes incurred, but not yet due and payable.

          (iii) Company and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal, state, local and foreign income Taxes, FICA, FUTA and other Taxes required to be withheld, and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

          (iv) Neither Company nor any of its subsidiaries has been delinquent in the payment of any Tax (for the period during which any statute of limitations is still open) nor is there any Tax deficiency outstanding, proposed or assessed against Company or any of its subsidiaries, nor has Company or any of its subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

          (v) No audit or other examination of any return of Company or any of its subsidiaries is presently in progress, nor has Company or any of its subsidiaries been notified of any request for such an audit or other examination.

          (vi) Neither Company nor any of its subsidiaries has any liability for unpaid federal, state, local or foreign Taxes which have not been accrued for or reserved (taking into account the potential future use of the Company's net operating losses) on the Company's books and records, whether asserted or unasserted, contingent or otherwise.

          (vii) There is no contract, agreement, plan or arrangement, including, but not limited to, the provisions of this Agreement, covering any employee or former employee of Company or any of its subsidiaries that, individually, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Internal Revenue Code of 1987, as amended (the "Code").

          (viii) Company is not, and has not been at any time, a "United States real property holding corporation", within the meaning of Section 897(c)(2) of the Code.

          (ix) Company and its subsidiaries have not participated (and will not participate prior to the Effective Time) in or cooperated with an international boycott within the meaning of Section 999 of the Code.

          (x) There are no rulings, requests for rulings or closing agreements with any taxing authority which could affect the Taxes of Company or any of its subsidiaries for any period after the Effective Time.

          (xi) There are no liens for Taxes upon any property or assets of Company or its subsidiaries except liens for Taxes not yet due.

          (xii) An "ownership change" within the meaning of Section 382 of the Code and the regulations thereunder has not occurred since December 31, 1993 (and will not occur prior to the Effective Time) such that the Tax attributes of the Company and its subsidiaries has been (or would be) limited under Section 382 of the Code.

          (xiii) The Company and each subsidiary has complied with all information reporting requirements of, and has maintained all required records and supporting information with respect to, Section 6038A of the Code and the regulations thereunder pertaining to information with respect to certain foreign-owned corporations.

     SECTION 2.14. Vote Required. The affirmative vote of the holders of a majority of the outstanding Shares and two-thirds of the outstanding Preferred Shares, voting as a separate class, are the only votes of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement.

     SECTION 2.15. Opinion of Financial Adviser. Cowen & Co. (the "Company Financial Adviser") has delivered to the Company Board its written opinion dated the date of this Agreement to the effect that as of such date the Merger Consideration is fair to the holders of Common Shares from a financial point of view.

     SECTION 2.16. Brokers. No broker, finder or investment banker (other than the Company Financial Adviser, a true and correct copy of whose engagement agreement has been provided to Acquisition or Parent) is entitled to any brokerage finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     SECTION 2.17. Absence of Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon the Company or its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material current business practice of the Company or its subsidiaries, any acquisition of material property by the Company or its subsidiaries or the conduct of business by the Company or its subsidiaries as currently conducted or as proposed to be conducted by the Company or its subsidiaries.

     SECTION 2.18. Absence of Liens and Encumbrances. The Company and each of its subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in the Company Financial Statements included in the Company's SEC Reports and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

     SECTION 2.19. Intellectual Property. The Company and each of its subsidiaries, directly or indirectly, owns, or is licensed or otherwise possesses legal enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material that are material to its business as currently conducted or as proposed to be conducted by the Company and its subsidiaries (the "Company Intellectual Property Rights"). Schedule 2.19 hereto sets forth a complete list of all patents, trademarks, registered copyrights, trade names and service marks, and any applications therefor, included in the Company Intellectual Property Rights, and specifies, where applicable, the jurisdictions in which each such the Company Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. Schedule 2.19 also sets forth a complete list of all material licenses, sublicenses and other agreements as to which the Company or its subsidiaries is a party and pursuant to which the Company or its subsidiaries or any other person is authorized to use any Company Intellectual Property Rights or other trade secret that is material to the Company or its subsidiaries, and includes the identity of all parties thereto and a description of the nature and subject matter thereof; the copies of such licenses, sublicenses and other agreements provided to Parent contain a description of the applicable royalty and the term thereof. The Company is not in violation of any license, sublicense or agreement described on such list except such violations as do not materially impair the Company's rights under such license, sublicense or agreement or do not, collectively, constitute a Material Adverse Effect on the Company. The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, will neither cause the Company nor any of its subsidiaries to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement, except as set forth in Schedule 2.19 or except for such violations, defaults, terminations and modifications that do not, collectively, constitute a Material Adverse Effect on the Company. No claims have been asserted or, to the knowledge of the Company, are threatened by any person nor are there any valid grounds, to the knowledge of the Company, for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any of the products of the Company or any of its subsidiaries as now manufactured, sold or licensed or used or proposed for manufacture, use, sale or licensing by the Company or any of its subsidiaries infringes on any copyright, patent, trade mark, service mark or trade secret, (ii) against the use by the Company or any of its subsidiaries of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Company's or any of its subsidiaries' business as currently conducted or as proposed to be conducted, or (iii) challenging the ownership by the Company or any of its subsidiaries, validity or effectiveness of any Company Intellectual Property Rights, except in each of clauses (i), (ii) and (iii) as disclosed in Schedule 2.19. All material registered trademarks, service marks and copyrights held by the Company or any of its subsidiaries are valid and subsisting. To the knowledge of the Company, there is no material unauthorized use, infringemen t or misappropriation of any Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or any of its subsidiaries. No Company Intellectual Property Right or product of the Company or any of its subsidiaries is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has entered into any agreement under which the Company or its subsidiaries is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market. The Company and each subsidiary has a policy requiring each key employee to execute a proprietary information and confidentiality agreement (the "Confidentiality Agreement") substantially in the Company's standard form, a copy of which is attached to
Schedule 2.19. All current employees of the Company in San Diego, California and all current employees of the Company and its subsidiaries at the director level at facilities in the Peoples' Republic of China and the managing director at the Company's facility in the Phillipines have signed a Confidentiality Agreement.

     SECTION 2.20. Agreements, Contracts and Commitments. Except as set forth in
Schedule 2.20, neither the Company nor any of its subsidiaries has, nor is it a party to nor is it bound by, any of the following:

          (a) any material product distribution agreement,

          (b) any material joint marketing agreement or product development agreement,

          (c) any material agreement relating to the performance of product evaluation or testing or regulatory compliance by other parties with respect to products of the Company or its subsidiaries,

          (d) any material agreement with or order by any Government Entity relating to the testing, manufacture, registration, labeling, marketing or sale of products manufactured, marketed or sold by the Company or its subsidiaries,

          (e) any material agreement with or order by any Government Entity relating to the providing by such government of employees related to the manufacture of products,

          (f) any bonus, deferred compensation, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements,

          (g) any employment or consulting agreement, or any other similar type of contract or commitment for an amount in excess of Fifty Thousand Dollars ($50,000.00) in any one year, which in any of such cases is not terminable by the Company on thirty (30) days notice without liability,

          (h) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement,

          (i) any agreement of indemnification or guaranty not entered into in the ordinary course of business other than such agreements or guarantees between the Company and any of its subsidiaries,

          (j) any agreement, contract or commitment relating to capital expenditures and involving future obligations in excess of One Hundred Thousand Dollars ($100,000.00) singularly or Five Hundred Thousand Dollars ($500,000.00) in the aggregate,

          (k) any agreement, contract or commitment relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise,

          (l) any mortgage, indenture, loan or credit agreement, grant agreement, security agreement or other agreement or instrument relating to the borrowing of money, extension of credit, or receipt of money,

          (m) any collective bargaining agreement,

          (n) any real property or personal property lease requiring aggregate future payments by the Company or its subsidiaries in excess of One Hundred Thousand Dollars ($100,000.00),

          (o) any material joint venture or partnership agreement or arrangement,

          (p) any material consignment or similar agreement relating to inventory or equipment, or

          (q) any other agreement, contract or commitment which involves payment by the Company of One Hundred Thousand ($100,000.00) or more and is not cancelable without penalty within thirty (30) days.

     Each of the agreements, contracts and commitments referred to in clauses above that has not expired or been terminated in accordance with its terms is in full force and effect, except where the failure to be in full force and effect does not, collectively, have a Material Adverse Effect on the Company, and, except as otherwise disclosed, is not subject to any material default thereunder of which the Company is aware by any party obligated to the Company pursuant thereto.

     SECTION 2.21. Non-Public Information Provided to Parent. The non-public written information contained in the data room in San Diego, California regarding the business of the Company and its subsidiaries, including product and historical financial information, did not, to the actual knowledge (without any obligation to conduct an inquiry) of the Company's executive officers, contain any material misstatement of a material fact. The written projections of the Company's future financial performance provided by the Company to Parent were prepared in good faith based on assumptions believed by the Company to be reasonable as of the date such projections were provided to Parent and as of the date of this Agreement; however no other representation is made or to be implied concerning such projections, and Parent and Acquisition acknowledge the inherently uncertain, risky and speculative nature of such projections.

                                   ARTICLE 3

            REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION

     Parent and Acquisition hereby represent and warrant to the Company as follows:

     SECTION 3.1. Organization.

     (a) Each of Parent and Acquisition is duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and the State of [Delaware], respectively, and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. Parent has heretofore delivered to the Company accurate and complete copies of the Certificate of Incorporation and Bylaws as currently in effect of Parent and Acquisition.

     (b) Each of Parent and Acquisition is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on Parent. When used in connection with Parent or Acquisition the term "Material Adverse Effect" means any material adverse change or effect (i) on the business, results of operations or condition (financial or otherwise) of Parent and its subsidiaries, taken as a whole, other than any change or effect arising out of general economic conditions (including, without limitation, levels of aggregate demand, interest rates, currency exchange rates and applicable tax laws), or (ii) that may impair the ability of Parent and/or Acquisition to consummate the transactions contemplated hereby.

     SECTION 3.2. Authority Relative to this Agreement. Each of Parent and Acquisition has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Parent and Acquisition and by Parent as the sole stockholder of Acquisition and no other corporate proceedings on the part of Parent or Acquisition are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition and constitutes a valid, legal and binding agreement of each of Parent and Acquisition enforceable against each of Parent and Acquisition in accordance with its terms.

     SECTION 3.3. No Default. None of Parent or its subsidiaries is in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its subsidiaries is now a party or by which any of injunction, decree, law, statute, rule or regulation applicable to Parent or any of its subsidiaries or any of their respective properties or assets except, in the case of (ii) or
(iii), for violations, breaches or defaults that would not have a Material Adverse Effect on Parent.

     SECTION 3.4. Litigation. Except as disclosed in Schedule 3.4, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as disclosed in Schedule 3.4, none of Parent or its subsidiaries is subject to any outstanding order, writ, injunction or decree that would prevent or delay the consummation of the transactions contemplated hereby.

     SECTION 3.5. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under and other applicable requirements of the Exchange Act, the HSR Act and the filing and recordation of the Merger Certificate as required by the DGCL, no filing with or notice to, and no permit authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Parent or Acquisition of this Agreement or the consummation by Parent or Acquisition of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not materially impair the likelihood of the consummation of the transactions contemplated hereby and the likelihood that such transactions would not be rescinded or undone. Neither the execution, delivery and performance of this Agreement by Parent or Acquisition nor the consummation by Parent or Acquisition of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or similar governing documents) of Parent or Acquisition or any of Parent's other subsidiaries, (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Acquisition or any of Parent's other subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or Acquisition or any of Parent's other subsidiaries or any of their respective properties or assets except, in the case of (ii) or (iii), for violations breaches or defaults which would not materially impair the likelihood of the consummation of the transactions contemplated hereby and the likelihood that such transactions would not be rescinded or undone.

     SECTION 3.6. Availability of Funds. Parent has or will have available to it as of the Closing, not less than $35.15 million for completion of the Merger.

                                   ARTICLE 4

                                   COVENANTS

     SECTION 4.1. Conduct of Business of the Company. Except as contemplated by this Agreement or as described in Schedule 4.1, during the period from the date hereof to the Effective Time, the Company will and will cause each of its subsidiaries to conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Schedule 4.1, prior to the Effective Time, neither the Company nor any of its subsidiaries will, without the prior written consent of Parent and Acquisition (which consent shall not unreasonably be withheld):

          (a) amend its Certificate of Incorporation or Bylaws (or other similar governing instrument);

          (b) authorize for issuance, issue, sell, deliver or agree or commit to issue sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights) except for the issuance and sale of Shares pursuant to options previously granted under the Company Plans and the issuance of Shares pursuant to the conversion of any Preferred Shares;

          (c) split, combine or reclassify or repurchase any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any of subsidiaries;

          (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger);

          (e) alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure of ownership of any subsidiary;

          (f) (i) incur or assume any long-term or short-term debt or issue any debt securities, except for borrowings under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practices and except for obligations of subsidiaries of the Company incurred in the ordinary course of business consistent with past practices; (iii) make any loans or advances (other than in the ordinary course of business consistent with past practices) or capital contributions to or investments in any other person (other than to subsidiaries of the Company or customary loans or advances to employees, in each case in the ordinary course of business consistent with past practice); (iv) pledge or otherwise encumber shares of capital stock of the Company or its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than Tax Liens for Taxes not yet due);

          (g) except as may be required by law, enter into, adopt or amend or terminate any employment agreement or any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (g) shall not prevent the Company or its subsidiaries from (i) entering into employment agreements with new employees in the ordinary course of business and consistent with past practice which are terminable without liability upon thirty (30) days notice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 1998 in the ordinary course of year-end compensation reviews consistent with past practice (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to the Company);

          (h) enter into or amend any agreement or take any action which reasonably would be expected to have a Material Adverse Effect on the Company or enter into any agreement, order, consent or commitment relating to the Company's property in Leesburg, Indiana;

          (i) transfer or license to any person or entity or otherwise materially extend, amend or modify any rights to the Company's Intellectual Property Rights or enter into grants to future patent rights, other than licenses in connection with the sale or purchase of goods or services entered into in the ordinary course of business consistent with past practices (except that past practices shall not control with respect to arrangements made necessary or economical by the closure of certain facilities operated by or on behalf of the Company or its subsidiaries);

          (j) grant any severance or termination (i) to any executive officer or
     (ii) to any other employee except payments made in connection with the termination of employees in amounts consistent with the Company's policies and past practices or pursuant to written agreements outstanding and disclosed in the Schedules hereto, or policies existing on the date hereof and as disclosed in the Schedules hereto;

          (k) commence any litigation other than (i) for the routine collection of bills, or (ii) where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable asset of the Company's business, provided that the Company consults with Parent prior to the filing of such a suit;

          (l) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the business of the Company, except for equipment, inventory and supplies acquired in the ordinary course of business consistent with past practice;

          (m) sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to its business, except in the ordinary course of business consistent with past practice;

          (n) materially revalue any of the Company's or its subsidiaries' tangible assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

          (o) pay, discharge or satisfy in an amount in excess of One Hundred Thousand Dollars ($100,000.00) (in any one case) or Three Hundred and Fifty Thousand Dollars ($350,000.00) (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of a liability of the type reflected or reserved in the Company's financial statements in the Company SEC Reports (including the notes thereto);

          (p) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes (except settlements effected solely through payment of immaterial sums of money), or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or

          (q) take, or agree (in writing or otherwise) to take, any of the actions described in clauses (a) through (p) of this Section 4.1.

     SECTION 4.2. Preparation of the Proxy Statement. The Company shall, as promptly as practicable prepare and file with the SEC the Proxy Statement. The Proxy Statement shall also include the recommendation of the Board of Directors of the Company in favor of the Merger, which shall not be withdrawn, modified or withheld except in compliance with the fiduciary duties of the Company's Board under applicable law or in compliance with Section 4.4 hereof. To Company's best knowledge, at the time the Proxy Statement is mailed to the stockholders of the Company, the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any information relating to the Company or any of its affiliates, officers or directors should be disclosed by the Company in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform Parent.

     SECTION 4.3. SEC Filings. At all times prior to the Closing, the Company shall:

          (a) Make all filings with the SEC required to be made by it, in a timely manner and in accordance with the applicable rules and regulations of the SEC;

          (b) Promptly notify Parent of any communications received from the SEC with respect to any such filings, or with respect to any similar filings made prior to the date of this Agreement, or with respect to the Proxy Statement; and

          (c) Promptly provide to Parent copies of all such SEC filings, and SEC written communications, as well as copies of all written communications with stockholders generally.

     SECTION 4.4. Other Potential Acquirers.

     (a) Neither the Company nor any of its subsidiaries shall, nor shall the Company authorize or permit any of its or their respective officers, directors, employees representatives, agents, investment bankers, subsidiaries and affiliates to, directly or indirectly, solicit, initiate, engage or participate in discussions or negotiations with, or disclose or afford access to non-public information concerning the Company and its subsidiaries to or otherwise assist, encourage or cooperate with or enter into any agreement or understanding with any person or group (other than Parent and Acquisition or any designees of Parent and Acquisition) concerning any Third Party Acquisition Proposal; provided, however, that nothing herein shall prevent the Company Board from taking and disclosing to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer. The Company

Board shall not withdraw or amend its recommendation of the transactions contemplated hereby or approve or recommend, or cause the Company to enter into any agreement with respect to, any Third Party Acquisition Proposal and the Company shall and shall cause its respective officers, directors, employees, representatives, agents, investment bankers, subsidiaries and affiliates not to make or authorize any statement, recommendation or solicitation in support of any Third Party Acquisition Proposal.

     (b) Not withstanding anything to the contrary provided in this Agreement, the Company Board may participate in negotiations with a Third Party (as defined below), furnish information (other than documents or reports filed with the Securities and Exchange Commission) to a Third Party or amend or withdraw its recommendation of the transactions contemplated hereby or approve or recommend a Superior Proposal (as defined below), but only after a Third Party shall have delivered to the Company in writing an unsolicited, bona fide Third Party Acquisition Proposal that the Company Board by a majority vote determines in its good faith judgment (after consultation with its principal advisers, including a financial adviser of nationally recognized reputation), which shall be deemed to include Cowen & Co.) to be more favorable to the Company's stockholders than the Merger (a "Superior Proposal") and for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Company Board (based on the advice of a financial adviser of nationally recognized reputation) is reasonably capable of being financed by such Third Party and which is probable to be consummated in accordance with its terms.

     (c) In the event the Company receives a Superior Proposal, the Company will
(i) immediately give written notice to Parent (a "Notice of Superior Proposal") advising Parent that the Company Board has received an unsolicited bona fide Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and (ii) give Parent five business days from its receipt of the Notice of Superior Proposal to make an offer which the Company Board by a majority vote determines in its good faith judgment (after consultation with its principal advisers, including a financial adviser of nationally recognized reputation) to be at least as favorable to the Company's stockholders as such Superior Proposal, in which event the Company Board shall accept such offer from Parent unless, within five business days of the Company's receipt of such offer from Parent, the Company receives a Third Party Acquisition Proposal that the Company Board, by a majority vote, determines in its good faith judgment (after consultation with its principal advisers, including a financial adviser of nationally recognized reputation, which shall be deemed to include Cowen & Co.) to be more favorable to the Company's stockholders than such offer from Parent. For the purposes of this Agreement, "Third Party" means any person, entity or group (which includes a "person" as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) other than Parent, Acquisition or any affiliate thereof. For the purposes of this Agreement, "Third Party Acquisition Proposal" means a proposal to the Company by a Third Party for a transaction that would include any of the following events: (i) the acquisition of the Company by merger or otherwise by any Third Party; (ii) the acquisition by a Third Party of more than 50% of the total assets of the Company and its subsidiaries taken as a whole; or (iii) the acquisition by a Third Party of 50% or more of the outstanding Common Shares or Preferred Shares.

     SECTION 4.5. Comfort Letter. The Company shall use all reasonable efforts to cause Arthur Andersen LLP to deliver a letter dated not more than five days prior to the date on which the Proxy Statement shall be mailed to the stockholders of the Company and addressed to the Company and Parent and their respective Boards of Directors customary in scope for agreed-upon procedures letters delivered by independent public accountants in connection with proxy statements similar to the Proxy Statement. The language in such letter shall in no event constitute a separate or independent basis on which Parent or Acquisition can terminate this Agreement or refuse to consummate the transactions contemplated hereby.

     SECTION 4.6. Meeting of Stockholders. The Company shall take all action necessary in accordance with the DGCL and its Certificate of Incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby. The stockholder votes required for the adoption and approval of the transactions contemplated by this Agreement shall be the vote required by the DGCL and the Company's Certificate of Incorporation and bylaws. The Company will, through its Board of Directors, recommend to its stockholders approval of such matters, provided, however, the Company Board may amend or withdraw its recommendation if permitted by Section
4.4 hereof.

     SECTION 4.7. Access to Information.

     (a) Subject to the provisions of applicable law, between the date hereof and the Effective Time, the Company will give Parent and its authorized representatives reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of itself and its subsidiaries, will permit Parent to make such inspections as Parent may reasonably require and will cause its officers and those of its subsidiaries to furnish Parent with such financial and operating data and other information with respect to the business and properties of the Company and its subsidiaries as Parent may from time to time reasonably request.

     (b) Between the date hereof and the Effective Time, the Company shall furnish to Parent within 25 business days after the end of each calendar month (commencing with the month of May) an unaudited balance sheet of the Company as of the end of the such month and the related statements of earnings, stockholders' equity (deficit) and within 25 business days after the end of each calendar quarter cash flows for the quarter then ended, each prepared in accordance with generally accepted accounting principles in conformity with the practices consistently applied by such party with respect to its monthly financial statements. All the foregoing shall be in accordance with the books and records of the Company and shall fairly present its financial position (taking into account the differences between the monthly and quarterly statements prepared by the Company in conformity with its past practices) as of the last day of the period then ended.

     (c) Each of the parties hereto will hold and will cause its consultants and advisers to hold in confidence all documents and information furnished to it in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Confidentiality Agreement entered into between the Company and Parent dated March 18, 1998.

     SECTION 4.8. Additional Agreements, Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take or cause to be taken all action and to do or cause to be done all things reasonably necessary, proper or advisable under applicable laws and regulations to fulfill the conditions to closing under this Agreement and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperating in the preparation and filing of the Proxy Statement, any filings that may be required under the HSR Act and any amendments to any thereof, (ii) obtaining consents of all third parties and Governmental Entities necessary proper or advisable for the consummation of the transactions contemplated by this Agreement; (iii) contesting any legal proceeding relating to the Merger and (iv) executing any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, Parent and Acquisition agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the meeting of the Company's stockholders with respect to the Merger. If at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

     SECTION 4.9. Employee Benefits.

     (a) After the Closing, Parent shall cause the Surviving Corporation to, honor in accordance with their terms, all employment, severance, consulting and other compensation contracts between the Company or any of its subsidiaries and any current or former director, officer or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Closing under any plans described in Section 2.11 of this Agreement (other than stock option or other plans involving the potential issuance or purchase on the open market of securities of the Company or of Parent). Parent agrees and will cause the Surviving Corporation to honor any "change of control" or similar provisions relating to employees contained in any existing contracts, and all termination or severance agreements with executive officers identified in
Schedule 2.11 (c) (subject to Section 1.11 hereof) will be honored in accordance with their terms as of the date hereof.

     (b) Parent covenants that for a period of one year after the Closing, it will cause Surviving Corporation to extend to employees of Surviving Corporation and its subsidiaries benefit plans which, when viewed in the aggregate, shall be substantially similar to the Employee Plans in effect with respect to employees of the Company and its subsidiaries immediately before the Closing. Notwithstanding the foregoing, nothing in this Agreement, express or implied, shall (i) obligate the Surviving Corporation or any of its subsidiaries or Parent to continue to employ any of the employees of the Surviving Corporation or any of its subsidiaries after the Closing Date (except for those employees who are parties to employment agreements as disclosed in Schedule 2.11(b) and then only in accordance with the terms of such employment agreements) or (ii) operate so as to make any employees of the Company or any of its subsidiaries third party beneficiaries of any of the provisions of this Agreement (except for the indemnification obligations under Section 4.11).

     SECTION 4.10. Public Announcements. Parent, Acquisition and the Company, as the case may be, will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to such consultation except as may be required by applicable law or by obligations pursuant to any listing agreement with the New York Stock Exchange or NASDAQ National Market System as determined by Parent, Acquisition or the Company, as the case may be.

     SECTION 4.11. Indemnification, Directors' and Officers' Insurance.

     (a) After the Effective Time, Parent and the Surviving Corporation jointly and severally shall indemnify and hold harmless (and shall also advance expenses as incurred to the fullest extent permitted under applicable law, upon receipt from such indemnified party of the undertaking to repay such advances contemplated by Section 145 of the DGCL, to) each person who is now or has been prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of the Company's subsidiaries (the "Indemnified Persons") against (i) all losses, claims, damages, costs, expenses (including, without limitation, counsel fees and expenses), settlement payments (provided Parent and the Surviving Corporation have approved such settlement, which approval shall not be unreasonably withheld) or liabilities arising out of or in connection with any claim, demand, action, suit, proceeding or investigation (a "Claim") based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer or director of the Company or any of its subsidiaries whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to or at or after the Effective Time ("Indemnified Liabilities") to the fullest extent permitted by applicable law and (ii) all Indemnified Liabilities based in whole or in part on or arising in whole or in part out of or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent required or permitted under applicable law or under the Surviving Corporation's Certificate of Incorporation or bylaws. The parties hereto intend, to the extent not prohibited by applicable law, that the indemnification provided for in this Section 4.11 shall apply without limitation to negligent acts or omissions by an Indemnified Person. Parent hereby guarantees the payment and performance of the Surviving Corporation's obligations in this Section 4.11. Each Indemnified Person is intended to be a third party beneficiary of this Section 4.11 and may specifically enforce its terms. This Section 4.11 shall not limit or otherwise adversely affect any rights any Indemnified Person may have under any agreement with the Company or under the Company's Certificate of Incorporation or Bylaws.

     (b) Any Indemnified Party wishing to claim indemnification under this
Section 4.11, upon learning of any such Claim, shall notify Parent and the Surviving Corporation (although the failure so to notify Parent and the Surviving Corporation shall not relieve Parent and the Surviving Corporation from any liability which Parent and the Surviving Corporation may have under this Section 4.11 except to the extent such failure prejudices Parent and the Surviving Corporation), and shall deliver to Parent and the Surviving Corporation the undertaking as contemplated by Section 145 of the DGCL. The Indemnified Parties as a group shall retain one law firm (in addition to local counsel) to represent them with respect to each such matter unless (i) there is, under applicable standards of professional conduct (as determined by counsel to the Indemnified Parties), a conflict or potential conflict between the positions of any two or more Indemnified Parties, or (ii) an Indemnified Party reasonably concludes (based upon advice of counsel) that there may be legal defenses available to the Indemnified Party that are different from or in addition to those available to the other

Indemnified Parties, in which events, such additional counsel as may be required may be retained by the Indemnified Parties.

     (c) Parent shall cause the Surviving Corporation to maintain in effect for not less than six (6) years from the Effective Time the policies of the directors' and officers' liability and fiduciary insurance most recently maintained by the Company with aggregate liability coverage not less than the coverage provided by the insurance most recently maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the Effective Time; provided, however, that in satisfying its obligation under this Section, the Surviving Corporation shall not be obligated to pay premiums in excess of 150% of the amount per annum incurred by the Company in the twelve months ended December 31, 1997 with respect to such insurance, which amount has been disclosed to Parent.

     (d) In the event the Surviving Corporation or its successor (i) is consolidated with or merges into another person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any other person in a single transaction or a series of related transactions, then in each such case Parent shall make or cause to be made proper provision so that the successor or transferee of the Surviving Corporation shall comply in all material respect with the terms of this Section 4.11.

     SECTION 4.12. Notification of Certain Matters. The Company shall give prompt notice to Parent and Acquisition, and Parent and Acquisition shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, and (ii) any material failure of the Company, Parent or Acquisition, as the case may be to comply with or satisfy any covenant condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.12 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     SECTION 4.13. Information Supplied. None of the information supplied or to be supplied by Parent or Acquisition specifically for inclusion or incorporation by reference to the Proxy Statement will, at the date mailed to stockholders and at the times of the meeting or meetings of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading.

     SECTION 4.14. GTI Tax Matters. With respect to any income tax Return required to be filed by Company and its subsidiaries from the date of this Agreement through the Effective Time, Company shall provide to Parent and its authorized representatives with copies of such completed Return at least fifteen
(15) business days prior to the due date (or extended due date if an extension has been obtained) for the filing of such Return. Parent and its authorized representatives shall have the right to review such Return prior to the filing of such Return. Company and Parent agree to consult and resolve in good faith any issues arising as a result of the review of such Return by Parent and its authorized representatives.

                                   ARTICLE 5

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     SECTION 5.1. Conditions to Each Party's Obligations to Effect the
Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) this Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company;

          (b) no statute, rule, regulation, executive, order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger; and

          (c) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received.

     SECTION 5.2. Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) the representations of Parent and Acquisition contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), provided that the representations of Parent and Acquisition which are not qualified by materiality or Material Adverse Effect shall be deemed for all purposes of this Agreement to be true and correct if, in the aggregate the breaches of all such representations, if any, do not have a Material Adverse Effect on Parent or Acquisition or the validity of the Merger, and, at the Closing, Parent and Acquisition shall have delivered to the Company a certificate to that effect;

          (b) each of the covenants and obligations of Parent and Acquisition to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and, at the Closing, Parent and Acquisition shall have delivered to the Company a certificate to that effect;

          (c) Parent shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Parent or Acquisition or the validity of the Merger; and

          (d) the Directors of the Company and the Company shall have received the opinion of legal counsel to Parent as to the matters set forth in Exhibit A.

     SECTION 5.3. Conditions to the Obligations of Parent and Acquisition. The respective obligations of Parent and Acquisition to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) the representations of the Company contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent the representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), provided that the representations of the Company and its subsidiaries which are not qualified by materiality or Material Adverse Effect shall be deemed for all purposes of this Agreement to be true and correct if, in the aggregate the breach of all such representations, if any, do not have a Material Adverse Effect on the Company or the validity of the Merger, and, at the Closing, the Company shall have delivered to Parent and Acquisition a certificate to that effect;

          (b) each of the covenants and obligations of the Company to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and, at the Closing, the Company shall have delivered to Parent and Acquisition a certificate to that effect;

          (c) the Company shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, license, note, mortgage, indenture, lease, or other agreement or instrument, except those for which failure to obtain such consents and approvals would not individually or in the aggregate, have a Material Adverse Effect on the Company or the validity of the Merger;

          (d) Parent shall have received the opinion of legal counsel to the Company as to the matters set forth in Exhibit B; and

          (e) The Company Dissenting Shares, if any, shall not exceed ten percent (10%) of the issued and outstanding Shares at the Effective Time.

     Section 5.4. Business MAC. Notwithstanding anything to the contrary contained in this Agreement, conditions (a), (b) and (c) of Section 5.3 shall be deemed to be satisfied if, between the date of this Agreement and the Closing
Date: (i) a reduction occurs, compared to the first quarter of fiscal year 1998, in the earnings before interest, taxes, depreciation and amortization of the Company and its subsidiaries, on a consolidated basis ("EBITDA"), that has a Material Adverse Effect on the Company, and the business and financial events resulting in such reduction in EBITDA were not themselves initiated by one or more independent breaches by the Company of the representations and covenants of the Company contained herein (such a reduction in EBITDA is a "Business MAC"), and (ii) one or more of conditions (a), (b) or (c) of Section 5.3 is not satisfied because of such Business MAC, in the sense that, absent such Business MAC, such conditions would have been satisfied.

                                   ARTICLE 6

                         TERMINATION; AMENDMENT; WAIVER

     SECTION 6.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time whether before or after approval and adoption of this Agreement by the Company's stockholders:

          (a) by mutual written consent of Parent, Acquisition and the Company;

          (b) by Parent, Acquisition or the Company if (i) any court of competent jurisdiction in the United States or other United States Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable; (ii) the Merger has not been consummated by November 30, 1998; provided that no party may terminate this Agreement pursuant to this clause (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;

          (c) by the Company if (i) there shall have been a breach of any representation or warranty on the part of Parent or Acquisition set forth in this Agreement or if any representation or warranty of Parent or Acquisition shall have become untrue, in either case such that the conditions set forth in Section 5.2(a) or Section 5.2(c) would be incapable of being satisfied by November 30, 1998 (or as otherwise extended); (ii) there shall have been a breach by Parent or Acquisition of any of their respective covenants or agreements hereunder materially adversely affecting (or materially delaying) the consummation of the Merger, such that the conditions set forth in Section 5.2(b) or 5.2(c) would be incapable of being satisfied by November 30, 1998, and Parent or Acquisition, as the case may be, has not cured such breach within twenty business days after notice by the Company thereof, provided, with respect to clauses (i) and
     (ii) of this Section 6.1(c), that the Company is not then in material breach of any of its covenants or agreements hereunder having a Material Adverse Effect on the Company or materially adversely affecting (or materially delaying) the consummation of the Merger, such that the conditions set forth in Sections 5.3(a), 5.3(b) or 5.3(c) would be incapable of being satisfied by November 30, 1998 and the Company has not cured such breach within twenty business days after notice by Parent or Acquisition thereof; or (iii) the Company Board does so in accordance with
     Section 4.4; or

          (d) by Parent and Acquisition if (i) there shall have been a breach of any representation or warranty on the part of the Company set forth in this Agreement or if any representation or warranty of the Company shall have become untrue in either case such that the conditions set forth in Section
     5.3 (a)
     or 5.3(c) would be incapable of being satisfied by November 30, 1998 (or as otherwise extended); (ii) there shall have been a breach by the Company of its covenants or agreements hereunder having a Material Adverse Effect on the Company or materially adversely affecting (or materially delaying) the consummation of the Merger, such that the conditions set forth in Section 5.3(b) or 5.3(c) would be incapable of being satisfied by November 30, 1998 and the Company has not cured such breach within twenty business days after notice by Parent or Acquisition thereof provided, with respect to clauses
     (i) and (ii) of this Section 6.1(d), that Parent and Acquisition are not then in material breach of any of their covenants or agreements hereunder materially adversely affecting (or materially delaying) the consummation of the Merger, and Parent and Acquisition have not cured such breach within twenty business days after notice by the Company thereof; (iii) the Company Board shall have recommended to the Company's stockholders a Superior Proposal and the Company's stockholders shall not have approved and adopted the Merger instead by vote or action by written consent by November 30, 1998; (iv) the Company Board shall have withheld, withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger and the Company's stockholders shall not have approved or adopted the Merger instead by vote or action by written consent by November 30, 1998; or (v) the Company Dissenting Shares exceed ten percent (10%) of the outstanding Shares, or (vi) the Company shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote or written consents of its stockholders.

     SECTION 6.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Sections 6.1(a) or (b), this Agreement shall forthwith become void and of no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders. Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement.

     SECTION 6.3. Fees and Expenses.

     (a) In the event that this Agreement shall be terminated pursuant to:

          (i) Sections 6.1(c)(iii) or 6.1(d)(iii) or (iv) and within twelve months thereafter the Company consummates a transaction with respect to a Third Party Acquisition Proposal or the Company enters into an option, agreement or letter of intent with respect to any Third Party Acquisition Proposal or other arrangement intended to transfer the Company or control of the Company to a Third Party, or the stockholders of the Company, in response to a tender offer or exchange offer by any person, tender Shares representing a 50% or greater voting interest in the Company or give options or rights to any person to acquire such Shares; or

          (ii) Section 6.1(d)(vi) and within twelve months thereafter the Company consummates a transaction with respect to a Third Party Acquisition Proposal, and at the time of the Company stockholders' meeting at which the Company failed to obtain the requisite vote, there shall be outstanding an offer by a Third Party to consummate, or there shall have been under consideration by the Company, or there shall have been publicly announced a plan or proposal with respect, to a Third Party Acquisition Proposal;

the Company shall pay to Parent a break-up fee in the amount of $1.25 million plus an amount equal to $750,000 minus the Transaction Expenses (as defined below) immediately upon consummation of the Third Party Acquisition Proposal as provided under 6.3(a)(i) or (ii) above.

     (b) At the earlier to occur of the consummation of a transaction with respect to a Third Party Acquisition Proposal or thirty (30) days after the termination of this Agreement pursuant to Sections 6.1(c)(iii) or 6.1(d)(iii),
(iv) or (vi), the Company shall reimburse Parent, Acquisition and their affiliates for $750,000 of the documented out-of-pocket fees and expenses actually incurred by any of them or on their behalf in connection with the Merger and the consummation of all transactions contemplated by this Agreement (including, without limitation, fees and expenses payable to investment bankers, counsel and accountants to any of the foregoing (the "Transaction Expenses").

     (c) Upon the termination of this Agreement pursuant to Sections 6.1(c)(i) or (ii), the Company shall have full legal rights and remedies under applicable law to recover all damages resulting from such termination. Notwithstanding the foregoing, but not in lieu thereof, Parent shall reimburse the Company and its affiliates (not later than ten business days after submission of statements therefor) for $750,000 of the documented out-of-pocket fees and expenses actually incurred by any of them or on their behalf in connection with the Merger and the consummation of all transactions contemplated by this Agreement (including, without limitation, fees and expenses payable to investment bankers, counsel and accountants to any of the foregoing).

     (d) Upon the termination of this Agreement pursuant to Sections 6.1(d)(i) or (ii), Parent and Acquisition shall have full legal rights and remedies under applicable law to recover all damages resulting from such termination. Notwithstanding the foregoing, but not in lieu thereof, the Company shall reimburse Parent, Acquisition and their affiliates (not later than ten business days after submission of statements therefor) for $750,000 of the documented out-of-pocket fees and expenses actually incurred by any of them or on their behalf in connection with the Merger and the consummation of all transactions contemplated by this Agreement (including, without limitation, fees and expenses payable to investment bankers, counsel and accountants to any of the foregoing).

     (e) Except as specifically provided in this Section 6.3, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

     SECTION 6.4. Amendment. This Agreement may be amended by action taken by the Company, Parent and Acquisition at any time before or after approval of the Merger by the stockholders of the Company but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable law without such approval. This Agreement (including the Company Disclosure Schedule) may be amended only by an instrument in writing signed on behalf of the parties hereto.

     SECTION 6.5. Extension, Waiver. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                   ARTICLE 7

                                 MISCELLANEOUS

     SECTION 7.1. Non-survival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section 7.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time.

     SECTION 7.2. [Reserved.]

     SECTION 7.3. Entire Agreement, Assignment. This Agreement (including the Company Disclosure Schedules) (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior or contemporaneous agreements and understandings both written and oral between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise; provided, however, that Acquisition may assign any or all of its rights and obligations under this Agreement to any subsidiary of Parent, but no such assignment shall relieve Acquisition of its obligations hereunder if such assignee does not perform such obligations.

     SECTION 7.4. Validity. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and to such end the provisions of this Agreement are agreed to be severable.

     SECTION 7.5. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to each other party as follows:

        if to Parent or Acquisition:

               c/o Technitrol Inc.
           1210 Northbrook Drive, Suite 385
           Trevose, PA 19053
           Telecopier: (215) 355-7397
           Attention: Thomas J. Flakoll

        with a copy to:

               Stradley, Ronon, Stevens & Young, LLP
           2600 One Commerce Square
           Philadelphia, Pa 19103-7098
           Telecopier: (215) 564-8120
           Attention: James M. Papada, III, Esquire

        if to the Company to:

               GTI Corporation
           9715 Business Park
           San Diego, CA 92131
           Telecopier: (619) 537-2740
           Attention: Albert Hugo Martinez

        with a copy to:

               Gibson Dunn & Crutcher LLP
           333 South Grand Avenue
           Los Angeles, CA 90071
           Telecopier: (213) 229-7520
           Attention: Bruce D. Meyer, Esquire

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     SECTION 7.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.

     SECTION 7.7. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     SECTION 7.8. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as provided in Sections 4.11 and 7.3, nothing in this Agreement express or implied is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 7.9. Certain Definitions. For the purposes of this Agreement the term:

          (a) "affiliate" means a person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned person;

          (b) "business day" means any day other than a day on which the New York Stock Exchange is closed;

          (c) "capital stock" means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

          (d) "Code" means the Internal Revenue Code of 1986, as amended;

          (e) "knowledge" or "known" means, with respect to any matter in question, the actual knowledge of an officer of the Company and its subsidiaries or Parent, as the case may be;

          (f) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity; and

          (g) "subsidiary" or "subsidiaries" of the Company, Parent, the Surviving Corporation or any other person means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which the Company, Parent, the Surviving Corporation or any such other person, as the case may be, (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the capital stock the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     SECTION 7.10. Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Company or Parent or any officer, director, employee, agent, representative or investor of any party hereto.

     SECTION 7.11. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder; provided, however, that if a party hereto is entitled to receive payment or reimbursement of expenses pursuant to Sections 6.3(a), or 6.3(b), (c) or (d) it shall not be entitled to specific performance to compel the consummation of the Merger.

     SECTION 7.12. Consent to Jurisdiction. The parties hereto submit to and consent to the jurisdiction of the state and Federal courts located in the State of Delaware and agree that the venue shall be proper and the forum shall be proper.

     SECTION 7.13. Limitation on Damages. Under no circumstances shall any party be liable to any other party, either for indirect, special, consequential or punitive damages arising out of or in connection with this Agreement. This
Section 7.13 shall have no application to indemnification pursuant to Section
4.11 arising out of any third-party claim.

     SECTION 7.14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                                          TECHNITROL INTERNATIONAL, INC.

                                          By:   /s/ ALBERT THORP III

                                          --------------------------------------
                                          Name: Albert Thorp III
                                          Title:  President

                                          GTI CORPORATION

                                          By:   /s/ ALBERT J. HUGO-MARTINEZ

                                          --------------------------------------
                                          Name: Albert J. Hugo-Martinez
                                          Title:  President CEO

                                          TECHNITROL ACQUISITION, INC.

                                          By:   /s/ ALBERT THORP III

                                          --------------------------------------
                                          Name: Albert Thorp III
                                          Title:  President

                                                                       EXHIBIT A

                       OPINION OF COUNSEL TO THE COMPANY

1. Existence/subsistence of GTI.

2. GTI's outstanding capital stock is duly authorized, validly issued, fully paid and non-assessible. Telemetrix warrants are canceled.

3. GTI has requisite corporate power and authority to execute/deliver the Agreement and to perform its obligations under the Agreement and consummate the transactions contemplated by the Agreement. Execution/delivery and consummation of the transactions by GTI of the transaction contemplated by the Agreement have been duly and validly authorized and no other corporate actions on the part of GTI are necessary to authorize the Agreement or to consummate the transactions contemplated by the Agreement.

4. The number of shares of common stock perfecting appraisal rights does not exceed 10% of the issued and outstanding shares of GTI's capital stock.

5. Assuming that all necessary corporate action in respect to the Merger has been duly and validly taken by Parent and Acquisition, upon consummation of the transactions contemplated by the Agreement and the filing of GTI and Acquisition with the Secretary of the State of Delaware of a Certificate of Merger in accordance with Delaware law, the Merger will have been validly effected in accordance with the Delaware General Corporation Law.

6. Merger Agreement is valid and binding (normal exceptions).

                                                                       EXHIBIT B

                          OPINION OF COUNSEL TO PARENT

1. Existence/subsistence/organization of Parent and existence/subsistence of Technitrol, Inc.

2. Existence/subsistence/organization of Acquisition.

3. Power/authority to execute and deliver Agreement and perform obligations and consummate transactions as set forth in Agreement.

4. Due and valid authorization by all necessary corporate action to execute and deliver the Agreement by Parent and Acquisition. Execution, delivery and performance of obligations under the Agreement will not result in a default or event of default under any material agreement to which Parent or Technitrol, Inc. is a party.

5. Power/authority of Technitrol, Inc. to guarantee the obligations of Parent and Acquisition under the Agreement and to execute and deliver the Guaranty to GTI.

6. Assuming all necessary corporate action in respect of the Merger has been duly and validly taken by GTI, upon consummation of the transactions contemplated by the Agreement and necessary filings by GTI and Acquisition in Delaware, the Merger will have been validly effected in accordance with the Delaware General Corporation Law.

7. Execution of Guaranty does not result in default under any material agreement to which Technitrol, Inc. is a party.

8. Merger Agreement and Guaranty are valid and binding (normal exceptions).

                                                                      APPENDIX B
                                     (LOGO)

May 26, 1998

Special Committee of the Board of Directors
  and the Board of Directors
GTI Corporation
9715 Business Park Drive
San Diego, CA 92131

Gentlemen:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of the outstanding shares of Common Stock, par value $0.04 per share ("GTI Common Stock"), of GTI Corporation, a Delaware corporation (the "Company"), of the financial terms of the Transaction. For the purposes of this opinion, the "Transaction" means the merger described below pursuant to the Agreement and Plan of Merger among the Company, Technitrol International, Inc., a Delaware corporation ("Parent"), and Technitrol Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Acquisition"), to be dated as of May 26, 1998 (the "Agreement").

The Agreement provides for the merger of Acquisition with and into the Company, subject to the terms and conditions thereof and as more specifically set forth therein. Upon effectiveness of the Transaction, among other things, (i) each issued and outstanding share of GTI Common Stock (other than Company Dissenting Shares, as defined in the Agreement, shares held in the Company's treasury or by any of the Company's subsidiaries and shares then owned by Parent or Acquisition or any other subsidiary of Parent) will be converted into the right to receive $3.10 in cash, without interest and (ii) each issued and outstanding share of the Company's First Series Cumulative Convertible Preferred Stock, par value $1.00 per share ("Preferred Stock"), will be converted into the right to receive the product of 234.314 multiplied by $3.10.

In the ordinary course of its services, Cowen & Company ("Cowen") is regularly engaged in the valuation and pricing of business and their securities and in advising corporate securities issuers on related matters.

In arriving at our opinion, Cowen has, among other things:

          (1) reviewed the Company's combined and consolidated financial statements for the fiscal years ended December 31, 1995 through December 31, 1997, unaudited financial statements for the fiscal quarter ended March 31, 1998, certain publicly available filings with the Securities and Exchange Commission and certain other relevant financial and operating data of the Company;

          (2) reviewed the May 25, 1998 draft of the Agreement provided to us by management of the Company;

          (3) held meetings and discussions with management and senior personnel of the Company to discuss the business, operations, historical financial results and future prospects of the Company;

          (4) reviewed financial projections furnished to us by the management of the Company, including, among other things, the capital structure, sales, operating income, net income, cash flow, capital requirements and other data of the Company we deemed relevant;

          (5) reviewed the operating and financial results of the Company over the last three fiscal years and compared its results with the operating and financial results of certain other publicly traded companies which we deemed relevant;

          (6) reviewed the public market valuation and trading multiples of the Company, and compared the Company's trading multiples to the trading multiples of certain other publicly traded companies which we deemed relevant;

          (7) reviewed the historical prices and trading activity of GTI Common Stock from May 22, 1997 to May 22, 1998 and from May 22, 1995 to May 22, 1998 and compared the price performance of GTI Common Stock to the stock price performance of certain other publicly traded companies which we deemed relevant over the period from May 22, 1997 to May 22, 1998;

          (8) compared the financial terms of the Transaction with the financial terms of the acquisitions of certain other companies which we deemed relevant, including a comparison of the premiums paid in the Transaction with the premiums paid in those other acquisitions; and

          (9) conducted such other studies, analysis, inquiries and investigations as we deemed appropriate.

     At the request of the Company, Cowen solicited third party indications of interest in acquiring all or substantially all of the stock or assets of the Company.

On May 22, 1998, the closing price of GTI Common Stock in the last transaction reported by the National Association of Securities Dealers, Inc. Automated Quotation/National Market System ("Nasdaq/NMS") was $2.75.

In rendering our opinion, we relied upon the Company's management with respect to the accuracy and completeness of the financial and other information furnished to us as described above. With respect to the financial projections furnished to us by management of the Company, we have assumed, with your consent, the attainability of the financial results therein and that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. We have not assumed any responsibility for independent verification of such information, including financial information, nor have we made an independent evaluation or appraisal of any of the properties or assets of the Company. With respect to all legal matters relating to the Company, Parent and the Transaction, we have relied on the advice of legal counsel of the Company. We render no opinion with respect to such matters.

Our opinion is necessarily based on general economic, market, financial and other conditions as they exist on, and can be evaluated as of, the date hereof, as well as the information currently available to us. It should be understood that, although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Transaction. Our opinion is limited to the fairness, from a financial point of view, of the financial terms of the Transaction to the holders of GTI Common Stock (other than Parent and its subsidiaries and affiliates). We express no opinion with respect to any other reasons, legal, business or otherwise, that may support the decision of the Special Committee of the Board of Directors to recommend to the Board of Directors the approval of, the decision of the Board of Directors to approve, or the Company's decision to enter into, the Agreement.

For purposes of rendering our opinion we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have also assumed that all governmental, regulatory or other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have a material adverse effect on the contemplated benefits of the Transaction.

We have also assumed, with your consent, that prior to the effectiveness of the Transaction, each issued and outstanding share of Preferred Stock will be converted into 234.314 shares of GTI Common Stock. We express no opinion, nor have we conducted any analysis, with respect to a transaction that does not contemplate the aforementioned conversion of all outstanding Preferred Stock shares into GTI Common

Stock shares. We also express no opinion as to the consideration that could have been received by the holders of the Preferred Stock absent the conversion.

We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Transaction and will receive a fee for our services, including the rendering of this opinion, a significant portion of which is contingent upon the consummation of the Transaction.

On the basis of our review and analysis, as described above, and subject to the limitations and assumptions set forth herein, it is our opinion as investment bankers that, as of the date hereof, the financial terms of the Transaction are fair, from a financial point of view, to the holders of GTI Common Stock other than Parent and its subsidiaries and affiliates.

Very truly yours,

/s/ COWEN & COMPANY
------------------------------------
Cowen & Company

                                                                      APPENDIX C
                                                        APPRAISAL RIGHTS STATUTE

                        DELAWARE GENERAL CORPORATION LAW

     SECTION 262 APPRAISAL RIGHTS -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under section (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (i) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PROXY


                                GTI CORPORATION

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned, revoking all previous proxies, hereby appoints Albert J. Hugo-Martinez and Bruce C. Myers (the "Proxies"), or any of them acting individually, as the proxy of the undersigned, with full power of substitution, to vote, as indicated below and in their discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the Special Meeting of the Company to be held at the Hyatt Regency La Jolla, 3777 La Jolla Village Drive, San Diego, CA at 10:00 a.m., local time, and at any postponement or adjournment thereof.


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED "FOR" THE APPROVAL OF THE MERGER AND THE MERGER AGREEMENT DESCRIBED ON THE REVERSE SIDE HEREOF. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

  PLEASE DATE AND SIGN YOUR PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY.


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
                                                                Please mark
                                                                your votes as
                                                                indicated in [X]
                                                                this example

1. To approve and adopt an Agreement and Plan of      FOR   AGAINST   ABSTAIN
Merger, dated as of May 26, 1998 (the "Merger
Agreement"), by and between GTI, Technitrol           [ ]     [ ]       [ ]
International, Inc. ("Parent," a wholly-owned subsidiary of Technitrol, Inc., NYSE:TNL) and Technitrol Acquisition, Inc. ("Acquisition," a wholly-owned subsidiary of Parent), and the merger of Acquisition into GTI as provided for therein.


2. In accordance with their best judgment, the Proxies are authorized to transact and vote upon such other business as may properly come before the Special Meeting and any postponement or adjournment thereof.


THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE
NOTICE OF SPECIAL MEETING AND PROXY STATEMENT.



Signature(s)_________________________________________________ Date:_____________
NOTE: PLEASE SIGN THIS PROXY EXACTLY AS NAME(S) APPEARS ON YOUR STOCK CERTIFICATE. WHEN SIGNING AS ATTORNEY-IN-FACT, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE ADD YOUR TITLE AS SUCH, AND IF SIGNER IS A CORPORATION, PLEASE SIGN WITH FULL CORPORATE NAME BY A DULY AUTHORIZED OFFICER OR OFFICERS AND AFFIX THE CORPORATE SEAL. WHERE STOCK IS ISSUED IN THE NAME OF TWO (2) OR MORE PERSONS, ALL SUCH PERSONS SHOULD SIGN.

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